UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

WORLDWATER & POWER CORP.
(Name of Registrant as Specified In Its Charter)
BOARD OF DIRECTORS OF WORLDWATER & POWER CORP.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WORLDWATER & POWER CORP.
PENNINGTON BUSINESS PARK
55 ROUTE 31 SOUTH
PENNINGTON, NEW JERSEY 08534

To our Stockholders:

You are cordially invited to attend a special meeting of Stockholders of WorldWater & Power Corp. to be held on                 , 2007, at 2:00 p.m., local time, at the Hopewell Valley Golf Club, Hopewell, New Jersey.

At the meeting you will be asked to: (i) elect three directors; (ii) consider and vote upon an amendment of our Certificate of Incorporation to increase the number of shares of Common Stock we are authorized to issue to 400,000,000 (iii) consider and vote upon an amendment to our 1999 Incentive Stock Option Plan (iv) ratify the selection of our independent registered public accounting firm; (v) consider and vote upon an amendment to our Certificate of Incorporation to effect a reverse stock split of our outstanding common stock; and (vi) transact such other business as may properly come before the special meeting or any continuation, postponement or adjournment thereof. The accompanying Notice of Meeting and proxy statement describe these matters. We encourage you to read this information carefully.

Together with the other proposals included in this proxy statement, I am pleased to present to you information about our proposed merger with ENTECH, Inc. We are proposing the combination with ENTECH because we believe it will provide substantial strategic and financial benefits to the Company and our stockholders. The transaction will result in a combined company with significantly enhanced solar technology and efficiency of our large solar applications.

On May 7, 2007 we entered into a letter of intent with ENTECH which set forth the proposed terms and conditions of the merger. If the merger is completed, ENTECH will merge with and into a wholly owned subsidiary of WorldWater. Under the terms of the letter of intent, WorldWater will pay to ENTECH stockholders consideration of:

•       $5.0 million in cash, which we refer to as the cash consideration,

•       shares of WorldWater common stock, which we refer to as the stock consideration. We estimate that WorldWater will issue approximately 19.6 million shares of WorldWater common stock in the merger. As a result, ENTECH’s current stockholders will own approximately 11.6% of the outstanding common stock of WorldWater upon completion of the merger,

•       earn-out consideration of up to $5.0 million in cash, the terms of which have not yet been finalized, and

•       we will cause to be paid $1.3 million of ENTECH’s liabilities at closing.

In addition to the consideration to be paid to ENTECH’s stockholders, WorldWater will provide $5.0 million of working capital to ENTECH at the closing. Please take time to carefully read the description of the letter of intent and the proposed transaction in the attached proxy statement .

The Company and ENTECH are negotiating the terms and conditions of definitive documentation. If we enter into a definitive agreement with ENTECH, the merger could not be completed unless the holders of WorldWater common stock approve the increase in our authorized common stock discussed in Proposal Two of the attached proxy statement.

We are very excited about the opportunities we see for a combination with ENTECH. After careful consideration, your board of directors has determined that the terms and conditions of the proposed merger, as set out in the letter of intent, are in the best interests of WorldWater and its stockholders.

The WorldWater board of directors unanimously recommends that you approve each of the proposals to be presented at the special meeting. Please carefully read this document for detailed information about the proposals. Your vote is very important regardless of the number of shares you own. Whether or not you expect to attend this special meeting, please mark, date, sign and promptly return the proxy card in the enclosed postage-prepaid envelope or follow the other voting instructions accompanying the proxy statement so that your shares may be represented at the special meeting. Submitting your instructions by proxy will not affect your right to attend the meeting and vote.

Yours very truly,
WORLDWATER & POWER CORP.
/s/ QUENTIN T. KELLY
QUENTIN T. KELLY
Chairman and Chief Executive Officer
August , 2007

WORLDWATER & POWER CORP.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD             ,             , 2007

As a stockholder of WorldWater & Power Corp., you are hereby given notice of and invited to attend in person or by proxy the special meeting of Stockholders of the Company to be held at the Hopewell Valley Golf Club, Hopewell, New Jersey, on             , 2007, at 2:00 p.m., local time, for the following purposes:

1.      To elect three (3) Class 1 directors to serve until the 2010 annual meeting or until their respective successors are elected.

2.      To consider and vote upon an amendment to Article 4 of the Company’s Certificate of Incorporation to increase the number of shares of common stock we are authorized to issue from 275,000,000 to 400,000,000.

3.      To consider and vote upon an amendment to the Company’s 1999 Incentive Stock Option Plan to increase the amount of shares of common stock available for issuance under the Stock Option Plan from a maximum of 25,000,000 shares to a maximum of 50,000,000 shares.

4.      To consider and vote upon an amendment to the Company’s Certificate of Incorporation effect a reverse stock split at an exchange ratio of not less than 1-for-4 and not more than 1-for-8 and authorize our board of directors to implement the reverse stock split with this range at any time prior to the 2009 annual meeting of stockholders by filing an amendment to our Certificate of Incorporation.

5.      To ratify the selection of Amper, Politziner & Mattia, P.C. as the Company’s independent registered public accountants for the 2007 fiscal year.

6.      To transact such other business as may properly come before the special meeting and any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The board of directors has fixed the close of business on             , 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any continuation, postponement or adjournment thereof. The transfer books of the Company will not be closed. This notice and proxy statement has been preceded by a copy of our annual report to stockholders for the fiscal year ending December 31, 2006.

YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING AND WE RESPECTFULLY REQUEST THAT YOU DATE, EXECUTE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

A proxy may be revoked by a stockholder any time prior to its use as specified in the enclosed proxy statement.

By Order of the Board of Directors
/s/ QUENTIN T. KELLY
QUENTIN T. KELLY,
Chairman

Pennington, New Jersey
        , 2007

YOUR VOTE IS IMPORTANT.
PLEASE EXECUTE AND RETURN PROMPTLY THE
ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED.

WORLDWATER & POWER CORP.
PENNINGTON BUSINESS PARK
55 ROUTE 31 SOUTH
PENNINGTON, NEW JERSEY 08534

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD             , 2007

TO OUR STOCKHOLDERS:

We are providing these proxy materials because the Board of Directors of WorldWater & Power Corp. (the “Company”) is soliciting your proxy to vote at the special meeting of stockholders to be held at the Hopewell Valley Golf Club, Hopewell, New Jersey, on                    , 2007, at 2:00 p.m., local time, and at any continuations, adjournments or postponements of this meeting.  This proxy statement contains information about the items being voted on at the special meeting and information about the Company. Commencing on or about                    , 2007, copies of this proxy statement and the proxy card are being mailed to stockholders.

VOTING PROCEDURES AND REVOCABILITY OF PROXIES

Who is entitled to vote?

Stockholders who owned the Company’s common stock , par value $0.001 per share, which we refer to “common stock,” as of the close of business on                    , 2007 will be entitled to vote at the special meeting. As of July 30, 2007, the total number of shares of common stock outstanding and entitled to vote was 177,149,904 shares. Each share of common stock is entitled to one vote on each matter properly brought before the meeting, and the holder of our Series D Convertible Preferred Stock is entitled to vote on each matter with the common stock on an as-converted basis.

How do I vote?

The Company is offering you two methods of voting:

•       you may indicate your vote on the enclosed proxy card by signing and dating the card and returning the card in the enclosed postage-prepaid envelope; or

•       you may attend the meeting and vote in person.

All shares entitled to vote and represented by a properly completed and executed proxy received before the special meeting and not revoked will be voted at the meeting as you instruct in such proxy. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed and executed proxy will be voted as the board of directors recommends. The designated proxies for stockholders are Quentin T. Kelly and Larry L. Crawford. A stockholder wishing to name another person as his or her proxy may do so by crossing out the names of the designated proxies and inserting the name of such other person to act as his or her proxy. In that case, it will be necessary for the stockholder to sign the proxy card and deliver it to the person named as his or her proxy and for the person so named to be present and vote at the special meeting. Proxy cards so marked should not be mailed to the Company.

What can I vote on?

At the special meeting, you will be able to vote on the:

•       election of 3 Class 1 directors to the board of directors of the Company to serve for a term of three years;

•       an amendment of the Company’s Certificate of Incorporation to increase the number of shares of authorized common stock from 275,000,000 to 400,000,000;

•       the Fifth Amendment and Restatement of the Company’s 1999 Incentive Stock Option Plan to increase the amount of shares of common stock available for issuance under the Stock Option Plan from a maximum of 25,000,000 shares to a maximum of 50,000,000 shares;

•       an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split at an exchange ratio of not less than 1-for-4 and not more than 1-for-8 and authorize our board of directors to implement the reverse stock split within this range at any time prior to the 2009 annual meeting of stockholders by filing an amendment to our Certificate of Incorporation;

•       ratification of the appointment of Amper, Politziner & Mattia, P.C. as the Company’s independent registered public accounting firm for the 2007 fiscal year; and

•       transaction of any other business that is properly brought before the meeting or any continuations, adjournments or postponements thereof.

How does the Board recommend I vote on the proposals?

Our board of directors recommends that you vote FOR each of the Class 1 nominees for the board of directors, FOR the amendment of our articles of incorporation to increase the number of authorized shares of our common stock, FOR the amendment of our stock option plan to increase the number of common shares available for issuance under the plan, FOR the authorization to effect a reverse stock split, and FOR the ratification of the appointment of our accountants.

May I change my vote?

You can revoke your proxy at any time before it is voted by delivery of a properly completed and executed, later-dated proxy card or by voting in person by ballot at the special meeting.

How many votes are required to hold a meeting?

A quorum is necessary to hold a valid meeting of stockholders. The presence, in person or by proxy, of stockholders representing a majority of the shares of the common stock outstanding and entitled to vote constitutes a quorum. Shares represented by proxies that reflect abstentions or broker “non-votes” are counted as present and entitled to vote for determination of a quorum. If a quorum is not present, in person or by proxy, the special meeting may be adjourned from time to time until a quorum is obtained. Shares as to which authority to vote has been withheld with respect to any matter brought to a vote before the stockholders will not be counted as a vote in favor of such matter.

An abstention is a properly executed proxy marked ABSTAIN for any matter. A broker “non-vote” occurs when you hold your shares in “street name” through a broker or other nominee and you do not give your broker or nominee instructions on how to vote on matters over which your broker or nominee does not have voting discretion. If you do not provide voting instructions, your shares may not be voted on these matters.

How many votes are required to pass a proposal?

A favorable vote of a plurality of the shares present in person or represented by proxy and entitled to vote is required for the election of directors. This means that the nominees who receive the greatest number of votes for each open seat will be elected. Abstentions, votes withheld and broker “non-votes” are not counted for purposes of electing directors and will not affect the election of nominees receiving a plurality of votes.

The affirmative vote of a majority of the outstanding shares of the Company’s common stock is required to approve (i) the amendment of the Company’s Certificate of Incorporation to increase the number of shares of authorized common stock from 275,000,000 to 400,000,000, and (ii) the amendment of the Company’s Certificate of Incorporation to effect a stock split. For all other matters, the affirmative vote of a majority of the votes present or represented by proxy and entitled to be cast at the special meeting by holders of common stock is required to take stockholder action. Abstentions, broker “non-votes” and votes withheld will have the effect of a negative vote.

How will voting on any other business be conducted?

We do not know of any business or proposals to be considered at the special meeting other than the items described in this proxy statement. If any other business is properly brought before the special meeting or any continuations, adjournments or postponements thereof, the signed proxies received from you and other stockholders give the proxies the authority to vote on the matter according to their judgment.

SUMMARY

This summary of the material information contained in this proxy statement may not include all the information that is important to you. To understand fully the proposed merger, and for a more detailed description of the terms and conditions of the letter of intent and the proposed merger and certain other matters being considered at your special meeting, you should read this entire proxy statement and the documents to which we have referred you. See “Where You Can Find More Information” beginning on page     . We have included page references in this summary to direct you to a more detailed description of each topic presented in this summary.

About WorldWater & Power Corp. (Page    )

Pennington Business Park
55 Route 31 South
Pennington, New Jersey 08534
Telephone: 609-818-0700

WorldWater & Power Corp. is a solar engineering and project management company with unique, high-powered solar electric technology and expertise, providing alternative energy solutions to a wide variety of customers, primarily in domestic markets. With significantly rising energy prices and related shortages, along with significant state and federal incentives, and utility company rebate programs, domestic markets have emerged as the Company’s highest priority. WorldWater is uniquely positioned to deliver a wide range of product and service offerings, from solar-powered equipment and installations, both fixed and mobile, to large-scale, turnkey solar energy and water system solutions, specializing in variable frequency drive (VFD) applications that deliver high customer value. The foundation and enabler for these offerings is WorldWater’s substantial technical expertise and proprietary solar technology, including its AquaMax™ System, AquaDrive™ Controller, AquaMeter™ Water Meter, and soon to be introduced, Mobile MaxPure™.

The Company is continuing to work to develop innovative new products to meet customer needs, especially using new technology to clearly differentiate from current/competitive products. In May 2007, the Company announced that it had entered into a letter of intent with ENTECH, Inc. of Keller, TX (‘ENTECH’), to acquire all the outstanding shares of common stock of ENTECH upon completion of the necessary due diligence and after obtaining appropriate financing. We expect the transaction, if completed, to result in a combined company with significantly enhanced solar technology and efficiency of our large solar applications. With the combined technologies of the Company and ENTECH, we believe our solar systems will be capable of generating and delivering electrical and thermal energy on site at prices competitive to retail prices without relying on government sponsored rebates. We are proposing the combination with ENTECH because we believe it will provide substantial strategic and financial benefits to the Company and our stockholders.

We are a Delaware corporation. The Company’s common stock is publicly traded on the NASDAQ OTC Bulletin Board under the symbol WWAT.OB. Our corporate headquarters and research facilities are located at 55 Route 31 South in Pennington, New Jersey 08534.

About Entech, Inc. (Page    )

Entech, Inc.
1077 Chisolm Trail
Keller, Texas 76248
Telephone: 817-379-0100

ENTECH, a private company formed in 1983, is a developer and manufacturer of advanced concentrating solar photovoltaic and thermal technologies for terrestrial and space power applications. ENTECH has developed concentrator solar power systems, supplied solar power for space missions for NASA, and installed ground-based concentrating solar systems in North America.

ENTECH’s patented concentrator technology allows for the installation of large solar “farms” with greatly reduced requirements for solar cell materials (silicon or multi-junction). Due to the advantages of ENTECH’s concentrator, a significantly lesser amount of silicon used in flat plate solar modules is required by current ENTECH modules to generate the same electrical power. Consequently, the ENTECH technology greatly lessens the impact of the silicon material shortage currently constricting flat plate solar panel supply. ENTECH concentrators utilize a two-axis tracker to follow the sun’s position throughout the day, maximizing energy production.

ENTECH’s technology can produce photovoltaic electricity, or thermal energy (heat) for commercial uses such as for heating and/or air conditioning. When applied in a combined fashion for onsite power applications, the cost to the customer can be significantly less for electricity generated and for BTU of heat provided versus separate competing systems currently on the market while being competitive with current retail energy prices.

ENTECH is a Delaware corporation, whose common stock is not publicly listed or traded.

The proposed merger (Page    )

On May 25, 2007, we entered into a letter of intent to acquire ENTECH, Inc., a Delaware corporation, which we refer to as ENTECH. If the merger is completed, ENTECH will merge with and into a wholly-owned subsidiary of WorldWater, which we refer to as Merger Sub and Merger Sub will be the surviving entity in the merger. Under the terms of the letter of intent, WorldWater will pay the following consideration to ENTECH stockholders:

•  $5.0 million in cash,

•  shares of common stock of WorldWater, we estimate that WorldWater will issue approximately 19.6 million shares as stock consideration. If the average trading price of our common stock for the 10 full consecutive days ending 5 days prior to the date definitive documentation is signed is less than $0.61 per share, we will issue that number of shares of WorldWater stock equal to $12 million divided by the average trading price during that period. The Company operates in industries where securities values may be volatile and the exact number of shares to be issued as stock consideration will not be determined until definitive documentation is executed. Based on the closing price of shares of WorldWater common stock of $1.52 per share on June 29, 2007, the market value of the aggregate stock consideration to be issued in the merger would be approximately $29,901,639.

•  earn-out consideration of up to $5.0 million in cash, the terms of which have not yet been finalized, and

•  we will cause to be paid $1.3 million of ENTECH’s liabilities at closing.

In addition to the consideration to be paid to ENTECH’s stockholders, WorldWater will provide $5.0 million of working capital to ENTECH at the closing.

As a proposed subsidiary of the Company, ENTECH will maintain its identity, location, and business operations in both terrestrial and space solar energy. The Company anticipates that ENTECH will continue to perform its contract work for NASA, the U.S. Department of Defense, and other customers, as well as its internal R&D programs leading to improved future products.

The letter of intent is attached to this proxy statement as Annex A. The Company and ENTECH are continuing to negotiate the terms and conditions of the merger agreement.

Our stockholders after the merger (Page    )

If the merger is completed on the terms proposed in the letter of intent, we estimate the ENTECH stockholders will receive approximately 19.6 million shares of WorldWater common stock. As a result, ENTECH’s current stockholders will own approximately 11.6% of the outstanding common stock of WorldWater upon completion of the merger, and the current stockholders of WorldWater will hold 88.4% of our diluted common stock. Pursuant to the Certificate of Designations for the Company’s Series C preferred stock, the holders of Series C shares have the right, at their election, to convert their shares into either shares of the Company’s common stock or shares of common stock of Merger Sub. The information about our stockholders after the merger has been calculated based on the assumption that holders of Series C shares have not elected to convert their shares of preferred stock into shares of common stock of Merger Sub. See “Our stockholders after the merger” beginning on page     for more detailed information.

Our board of directors’ recommendations to stockholders (Page    )

Our board of directors recommends that you vote FOR the election of three Class I directors, FOR the amendment of our articles of incorporation to increase the authorized number of shares of our common stock, FOR the fifth amendment and restatement of our stock option plan to increase the number of common shares available for issuance under the plan, FOR the authorization to effect a reverse stock split, and FOR the ratification of the appointment of our accountants. Our board of directors believes the proposed ENTECH merger will provide substantial strategic and financial benefits to the Company and our stockholders.

Accounting treatment (Page    )

If completed, the combination of WorldWater and ENTECH will be accounted for under the purchase method of accounting as a business combination, with WorldWater being treated as having acquired ENTECH as of the date of the completion of the merger.

United States federal income tax considerations (Page    )

We intend to structure the merger so it will be a tax-free reorganization for United States federal income tax purposes, in which case our current stockholders will not recognize any gain or loss for federal income tax purposes as a result of the merger.

Regulatory approvals

We do not believe the merger will be subject to the reporting and waiting provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Thus, no filings have been made or are presently contemplated with the U.S. Department of Justice and the U.S. Federal Trade Commission in relation to the merger.

Completion of the merger (Page    )

We expect the definitive documentation to provide that completion of the merger will be subject to customary conditions, such as the absence of any material adverse changes in the business or operations of us or ENTECH. Our stockholders must approve the amendment of our Certificate of Incorporation to increase our authorized common stock in order for us to have a sufficient number of shares available for issuance to complete the merger.

The Company and ENTECH are negotiating the terms and conditions of definitive documentation. We cannot be certain what terms and conditions will be contained in any definitive merger agreement. Where the law permits, a party to the merger agreement could elect to waive one or more conditions required to complete the merger. We cannot be certain when or if the conditions to the merger will be satisfied or waived or that the merger will be completed.

If the required approvals are received at the special meeting we anticipate that the merger will occur shortly following the special meeting. However, we cannot assure you when or if the merger will occur.

Termination of the merger agreement (Page    )

We anticipate that the terms of the definitive merger agreement will provide that the merger agreement may be terminated at any time prior to the completion of the merger in the following manner:

•       by mutual written consent of ENTECH and us;

•       by either ENTECH or us, if the closing of the merger shall not have occurred on or before October 15, 2007, unless such failure to close shall be due to a breach of the merger agreement by the party seeking to terminate the merger agreement;

•       if the other parties are in breach of their representations, warranties, covenants, obligations, or agreements set forth in the merger agreement, such that the conditions to closing the merger would not be satisfied;

•       by us or ENTECH, if the requisite stockholder approval for the amendment to our Certificate of Incorporation increasing our authorized common stock is not obtained;

•       by either ENTECH or us, if a court or other governmental entity of competent jurisdiction issues a final non-appealable order having the effect of permanently enjoining or otherwise prohibiting the merger.

In the event of the termination of the merger agreement pursuant to one of the conditions listed above by one of the parties, other than a breach by ENTECH, the merger agreement shall become void and have no effect, and there shall be no liability under the merger agreement on the part of us or ENTECH, except for the payment to ENTECH of a break-up fee in the amount of $500,000 currently held in escrow for the benefit of ENTECH. The break-up fee is not payable to ENTECH in the event of a breach by ENTECH. A non-defaulting party may seek an injunction from a court to order a completion of the merger.

No solicitation (Page    )

ENTECH has agreed not to initiate any discussions with another party regarding a business combination, until the earlier of execution of definitive documentation and October 15, 2007.

Interests of certain persons in the merger (Page    )

In considering our board of directors’ approval of the letter of intent and their recommendation that you vote “FOR” the proposal to amend the certificate of incorporation to increase the number of authorized shares, which is necessary to complete the proposed merger with ENTECH, our stockholders should be aware of the following:

In June 2006, the Company issued 750,000 shares of Series C 6% Convertible Preferred Stock, which we refer to as the Series C Preferred Stock. W. Harrison Wellford, who became one of our directors in January 2007, and James S. Brown, one of our executive officers, each hold shares of our Series C Convertible Preferred Stock. For 120 days after completion of the proposed merger with ENTECH, each holder of Series C Preferred Stock may elect to convert his shares into his proportionate share of a 6.5% interest in Merger Sub. Alternatively, Holders of Series C Preferred Stock have the right to convert their shares into shares of common stock at any time prior to January 1, 2009. We estimate the aggregate consideration to be issued in the proposed merger will be equal to approximately $41.2 million dollars, if the amount of the earnout consideration is equal to $5.0 million. Additionally, we plan to provide $5.0 million cash to ENTECH for working capital purposes upon completion of the merger. In voting to approve the letter of intent with ENTECH, the board of directors was aware of Mr. Wellford’s right to convert his shares of Series C Preferred Stock into shares of Merger Sub upon completion of the proposed merger. Mr. Wellford has indicated to the board of directors that he intends to abstain from voting when the board of directors considers approval of definitive merger documentation.

Proposals for consideration at the special meeting

Proposal No. 1. Election of Class I Directors (Page    )

Three (3) directors, Lange Schermerhorn, Reuben F. Richards, Jr. and W. Harrison Wellford, Esq. are nominated to be elected as Class I directors at the special meeting. If elected, the Class I directors will hold office until the 2010 annual meeting of the stockholders or until their respective successors are duly elected and qualified.

Proposal No. 2 Authorization of Additional Shares of Common Stock (Page    )

Currently, our Certificate of Incorporation authorizes us to issue up to 275,000,000 million shares of common stock. As of July 30, 2007, 177,149,904 shares of common stock were outstanding. In order to complete the proposed merger with ENTECH, our stockholders need to increase the number of shares of common stock we are authorized to issue. We are asking our stockholders to approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 275,000,000 shares to 400,000,000 shares. The additional shares authorized would be available to be issued for any valid corporate purpose as determined by our board of directors without any further approval of our stockholders. A majority of our outstanding common stock entitled to vote at the special meeting is required to approve the amendment to our Certificate of Incorporation to authorize additional shares of common stock for issuance. If this proposal is not approved we will not be able to complete the proposed acquisition of ENTECH.

Proposal No. 3. Amendment of Stock Option Plan (Page    )

The Company’s success is largely dependent upon the efforts of its key employees as well as its directors and consultants. In order to continue to attract, motivate and retain outstanding key employees, the board of directors believes it is essential to provide compensation incentives that are competitive with those provided by other companies. The board of directors has recommended our stockholders approve an amendment to the Company’s stock option plan in the form set forth on Appendix C hereto. The amendment will increase the number of shares of common stock available to be issued under the plan from a maximum of 25,000,000 to 50,000,000.

Proposal No. 4. Authorization of a reverse stock split (Page    )

Our board of directors is seeking approval of an amendment to our Certificate of Incorporation to give the board of directors authorization to effect a reverse split of our common stock at any time before our next annual meeting of stockholders, without further approval of our stockholders, upon a determination by our board of directors that such a reverse stock split is in the best interests of our company and our stockholders. If the board of directors elects to effect the proposed reverse stock split, each stockholder would receive a smaller number of shares at the reverse stock split ratio selected by the board of directors. The ratio will be no less than 1 for 4 and no greater than 1 for 8.

Proposal No. 5. Ratification of Appointment of Accountants (Page    )

Amper, Politziner & Mattia, P.C. independent certified public accountants, has been selected by the board of directors as the Company’s independent auditor for the current fiscal year. A representative of Amper, Politziner & Mattia, P.C. is expected to be present at the special meeting, and will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Certain risks associated with the merger (Page    )

There are risks and uncertainties that we face in connection with the proposed acquisition of ENTECH. Among the risks are the following:

•       The business of ENTECH will represent a significant part of our business after the merger and such business may be riskier than our current business;

•       Failure to complete the merger could negatively impact our stock price.

These are just some of the risks we face in connection with our proposed acquisition of ENTECH. For a more complete discussion of these and other risks related to the acquisition and the combined company, see the section entitled “Certain Risk Factors Associated with the Merger” beginning on page      .

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that are based on the beliefs of our management and reflect our current expectations as contemplated under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. When used in this proxy statement, the words “estimate”, “project”, “believe”, “anticipate”, “intend”, “expect”, “plan”, “predict”, “may”, “should”, “will”, the negative of these words or other variations thereon or comparable terminology are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events based on currently available information and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in those forward-looking statements, and discussed in further detail in the section of this proxy statement entitled “Certain Risk Factors Associated with the Merger”, including the fact that, following the merger, the actual results of the combined company could differ materially from the expectations set forth in this proxy statement.

The forward-looking statements contained in this proxy statement speak only as of the date of the proxy statement. Except as required by applicable regulations, WorldWater does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement, including the occurrence of unanticipated events.

CERTAIN RISKS ASSOCIATED WITH THE MERGER

In deciding whether to approve the increase in the number of authorized shares of common stock, which will allow us to complete the merger if definitive merger documentation is entered into between the Company and ENTECH, you should carefully consider the following risks. You should also review and consider the various risks and uncertainties related to our business, which we have identified and discussed in our Annual Report on Form 10-KSB for the year ended December 31, 2006 and any Quarterly Reports on Form 10-QSB filed since December 31, 2006. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Risks related to the acquisition of ENTECH

•      Our stock price and future business and operations will be substantially dependent on the operating results of ENTECH.

After the completion of the merger, the future development and sales of products based on ENTECH’s technology will impact our overall financial results. If increased profitability and sales are not derived in a timely manner, the price of our common stock may decline.

•      We do not currently know the total value of the stock consideration to be issued in the merger, if it is completed.

In this proxy statement we estimate that the aggregate value of the stock consideration will be approximately $29,901,639. This information is based on the $1.52 closing price of our common stock on June 29, 2007 and our estimate that we will issue 19.6 million shares to holders of ENTECH common stock, which will be the case so long as the market price of our shares remains at or above $0.61 per share. The market price of our common stock will likely be different in the period preceding execution of definitive documentation and so the aggregate value of the stock consideration to be issued to stockholders of ENTECH may be higher or lower than $29,901,639. If the stock were to trade below $0.61 the Company would be required to issue more shares, which would cause a further reduction in the relative percentage interest of our current stockholders in our earnings, voting, liquidation, book and market value. The Company operates in industries where securities values may be volatile and historically the trading price of our common stock has varied significantly over time.

The high, low and average closing trading prices of our common stock in each of the last three months are set forth below.

Month	High	Low	Average Closing Price
July	$2.52	$1.45	$2.09
June	$1.58	$0.83	$1.52
May	$0.93	$0.52	$0.88

•  The merger agreement may contain terms and conditions that are materially different from those set forth in the letter of intent.

The Company and ENTECH are negotiating the terms and conditions of definitive documentation. There is no assurance that we will enter into definitive documentation or, if we do, that the terms and conditions will be the same as those set forth in the letter of intent.

•  The costs of the merger could adversely affect our operating results.

We estimate the total merger-related costs of WorldWater and ENTECH would be approximately $900,000, primarily consisting of financial advisor, legal and accounting fees and proxy printing and distribution and other expenses incurred in connection with the proposed merger. The foregoing estimate is preliminary and is subject to change.

•      Failure to complete the merger or delays in completing the merger could negatively impact our stock price and future business and operations.

If the merger is not completed for any reason, we may be subject to a number of material risks, including the following:

•       we will not realize the benefits expected from the merger, including potentially enhanced technology and product offerings;

•       the price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the merger will be completed.

In addition, our current and prospective employees may experience uncertainty about their future roles with the companies until after the merger is completed or if the merger is not completed. This may adversely affect our ability to attract and retain key personnel.

•      Some of the directors and executive officers of WorldWater have interests in the merger that may influence them to support or approve the merger.

As holders of Series C Preferred Stock, one of our directors and one of our executive officers have interests in the merger that are different from, or in addition to, those of our other stockholders. Holders of Series C Preferred Stock have the right, at their election, to convert their shares into either shares of the Company’s common stock or, after completion of the ENTECH merger, into shares of Merger Sub.

•      We may experience problems in integrating the operations and systems of ENTECH following the merger.

Although we will operate the Company and ENTECH as separate legal and operating entities following completion of the merger, we will seek to integrate certain systems of WorldWater and ENTECH to eliminate duplicative functions, reduce costs, and achieve timely financial reporting. It is possible that the integration process could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to achieve the anticipated benefits of the merger. In addition, successful integration of the companies will require the dedication of management resources, which will temporarily detract attention from the day-to-day business of the companies.

•      The unaudited pro forma financial data included in this proxy statement are preliminary and our actual financial position and results of operations may differ materially from the unedited pro form a financial data included in this proxy statement.

The unaudited pro forma financial data in this proxy statement reflect adjustments, which are based upon preliminary estimates, to allocate the purchase price to WorldWater’s net assets. The purchase price allocation reflected in this proxy statement is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the actual assets and liabilities of ENTECH as of the date of the completion of the merger. We may need to revise materially our current estimates of those assets and liabilities as the valuation process and accounting policy review are finalized. Accordingly, the actual purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement. The unaudited pro forma financial data in this proxy statement are presented for illustrative purposes only and are not necessarily indicative of what WorldWater’s actual financial position or results of operations would have been had the merger and related financings been completed on the dates indicated. The unaudited pro forma financial data in this proxy statement do not give effect to (1) WorldWater’s or ENTECH’s results of operations or other transactions or developments since March 25, 2007, in the case of ENTECH and March 31, 2007, in the case of WorldWater or (2) the cost savings and one-time charges expected to result from the merger. The foregoing matters and other factors could cause both our pro forma historical financial position and results of operations, and our actual future financial position and results of operations, to differ materially from those presented in the unaudited pro forma financial data in this proxy statement.

•  Shares eligible for future sale may adversely affect the Company’s common stock price.

Upon completion of the merger we will issue additional shares of our common stock representing approximately 11.6% of our outstanding common stock to the current stockholders of ENTECH. These shares are not being registered under the Securities Act of 1933 and may not be resold without a registration or an exemption from registration. We expect to enter into an agreement to register such shares for resale. Sales of a substantial number of shares of our common stock into the market or a perception that such sales could occur may have an adverse affect on the price of our stock and could impair our ability to obtain capital through an offering of equity securities.

•  Compliance with securities laws.

The common stock which will be offered to ENTECH stockholders in connection with the merger is being offered without registration under the Securities Act of 1933 pursuant to the exemption available for sales without registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D. If we fail to comply with all of the requirements of the available exemptions from registration, the investors may have the right to rescind the acquisition of their WorldWater shares in connection with the merger.

Risks Related to ENTECH

•      ENTECH’s products include complex solar technology for markets which are subject to operational risks.

ENTECH is engaged in the development of complex solar technology for the solar energy market. The technology developed by ENTECH is complex and susceptible to unique engineering elements that are not tested in the actual operating environment until commissioned. As a result, ENTECH may incur unanticipated engineering requirements which may cause it to incur additional operating, development and production expenses that have not been anticipated.

•      The industry in which ENTECH operates is highly competitive, which may result in a loss of market share or a decrease in revenue or profit margin.

ENTECH’s products and services are provided in a highly competitive environment. ENTECH’s products and services are subject to competition from a number of similarly sized or larger businesses which may have greater financial and other resources than are available to ENTECH. Factors that affect competition include timely delivery of products and services, reputation, manufacturing capabilities, price, performance and dependability. Any failure to adapt to a changing competitive environment may result in a loss of market share and a decrease in revenue and profit margins.

•      ENTECH relies on a few key employees whose absence or loss could disrupt its operations or adversely affect its business.

ENTECH’s continued success is dependent on the continuity of the key management, operating and technical personnel listed below. The loss of these key employees would have a negative impact on its future growth and profitability. ENTECH does not maintain key person insurance on any of these individuals.

•      ENTECH’s failure to attract and retain qualified personnel could lead to a loss of revenue or profitability.

The development, manufacture and installation of ENTECH’s products and services require continued access to qualified personnel at appropriate compensation levels. The labor market for these labor categories, including electrical engineers and experienced licensed electricians, has been and is tightening. Further, the solar energy industry in general, and ENTECH’s market in particular, has not attracted an adequate level of skilled personnel at all levels during the last two decades. The continuation of this trend could impact ENTECH’s growth and profitability as well as cause unanticipated quality difficulties.

•      Natural disasters, terrorism, acts of war, international conflicts or other disruptions to ENTECH’s operations could harm its business.

Natural disasters, acts or threats of war or terrorism, international conflicts, and the actions taken by the United States and other governments in response to such events could cause damage to or disrupt ENTECH’s business operations or those of its customers, any of which could have an adverse effect on ENTECH’s business.

ENTECH could suffer a material loss as a result of such disruptions because it is not possible to predict future events or their consequences, any of which could decrease demand for ENTECH’s products, make it difficult or impossible for ENTECH to deliver its products, or disrupt its supply chain.

•      ENTECH’s success depends upon its ability to secure raw materials and supplies on acceptable terms.

Aluminum, steel and silicon represent a significant element of ENTECH’s material cost. Significant increases in the prices of these materials can reduce ENTECH’s estimated operating margins if it is unable to recover such increases from customer revenues.

•      We have not yet fully evaluated the disclosure controls and procedures and internal control over financial reporting of ENTECH and its subsidiaries, and any deficiencies in ENTECH’s internal controls that we may find would require us to spend resources to correct those deficiencies and could undermine market confidence in our reported consolidated financial information and reduce the market price of our common stock.

Maintaining effective disclosure controls and procedures and internal control over financial reporting is necessary for us to produce reliable financial reports and is important in helping to prevent financial fraud. We are currently subject to certain provisions of the Sarbanes-Oxley Act of 2002 and the related rules of the Securities and Exchange Commission, which require, among other things, our management to make quarterly assessments of the effectiveness of our disclosure controls and procedures. In the future, we will be subject to additional requirements to annually assess and report on our internal control over financial reporting and our independent registered public accounting firm will be required to issue a report on management’s assessment of our controls and procedures, which will be included in our annual reports filed with the Securities and Exchange Commission. ENTECH is not currently subject to the Sarbanes-Oxley

Act of 2002, and we are continuing to evaluate the strength of ENTECH’s disclosure controls and procedures and internal control over financial reporting. If we identify any significant deficiencies or material weaknesses in ENTECH’s disclosure controls and procedures and internal control over financial reporting following the completion of the merger, we will be required to spend time and money to remedy those deficiencies. If we are unable to sufficiently integrate ENTECH’s disclosure and control structure into our structure or correct any deficiencies we identify in a timely manner, we may conclude that these circumstances constitute a material weakness in disclosure controls and procedures and/or internal control over financial reporting and that our disclosure controls and procedures and/or internal control over financial reporting was not effective. Investors could lose confidence in our reported consolidated financial information as a result, and the market price of our common stock could decline.

Risks related to the combined company

•      The combined company may not realize the anticipated benefits of the merger due to challenges associated with integrating the companies or other factors.

The success of the merger will depend in part on the success of management of the combined company in integrating the operations, technologies, business, financial accounting systems and personnel of the two companies following the effective time of the merger. The inability of the combined company to meet the challenges involved in integrating successfully the operations of ENTECH and WorldWater or otherwise to realize any of the anticipated benefits of the merger could seriously harm the combined company’s results of operations. In addition, the overall integration of the two companies may result in unanticipated operations problems, expenses, liabilities and diversion of management’s attention. The challenges involved in integration include:

•       coordinating and integrating sales and marketing functions;

•       demonstrating to the combined company’s customers that the merger will not result in adverse changes in the business focus or the quality of the products and services previously provided by each company;

•       assimilating the personnel of both companies and integrating the business cultures of both companies;

•       consolidating corporate and administrative infrastructures and eliminating duplicative operations; and

•       maintaining employee morale and motivation.

WorldWater and ENTECH may not be able to successfully integrate their operations in a timely manner, or at all, and the combined company may not realize the anticipated benefits of the merger, including potential synergies or sales or growth opportunities, to the extent or in the time frame anticipated. The anticipated benefits and synergies of the merger are based on assumptions and current expectations, not actual experience, and assume a successful integration. In addition to the potential integration challenges discussed above, the combined company’s ability to realize the benefits and synergies of the business combination could be adversely impacted to the extent either company’s relationships with existing or potential customers, suppliers or strategic partners is adversely affected as a consequence of the merger.

MATTERS TO BE BROUGHT BEFORE THE MEETING

PROPOSAL ONE
ELECTION OF CLASS 1 DIRECTORS

Three (3) directors, Lange Schermerhorn, Reuben F. Richards, Jr. and W. Harrison Wellford, Esq., have been nominated for election as Class 1 directors at the special meeting. If elected, the Class 1 directors will hold office until the 2010 annual meeting of stockholders or until their respective successors are duly elected and qualified. The election of the directors will be decided by a plurality of the votes cast at the meeting by holders of common stock. The nominees have consented to serve if elected, but, if any nominee becomes unable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee. Management has no reason to believe that any of the nominees will be unable to serve.

Lange Schermerhorn has served as a Director of the Company since 2001. She is a retired U.S. Ambassador to Djibouti, is an economist who has spent 30 years in the Foreign Service and has covered the globe as a senior foreign officer in such places as Brussels, where she was Deputy Chief of Mission, with specific emphasis on economics relating to NATO and EU. She has also had significant Foreign Service experience in Sri Lanka, Vietnam, Tehran, London and Washington D.C. Ms. Schermerhorn’s education and related experience include Mt. Holyoke College (B.A. 1961), Harvard Business School, and National War College.

Reuben F. Richards, Jr. has served as a Director of the Company since January 2007, when he was appointed to the board to fill a vacancy.  Mr. Richards, who joined EMCORE Corporation in October 1995 as its President and Chief Operating Officer, became Chief Executive Officer of EMCORE in December 1996.  Mr. Richards has been a director of EMCORE since May 1995.  From December 1993 to December 1995 he was a member and President of Jesup & Lamont Merchant Partners.  From 1991 to 1993, Mr. Richards was a principal with Hauser, Richards & Co., a firm engaged in corporate restructuring and management turnarounds. From 1986 to 1991, Mr. Richards was a Director at Prudential-Bache Capital Funding in its Investment Banking Division.  Mr. Richards has served on the boards of the University of New Mexico School of Engineering, Sandia National Laboratories External Review Panel and board of GELcore, EMCORE’s joint venture with General Electric. Pursuant to the terms of the Investment Agreement between the Company and EMCORE (see “Certain Relationships and Related Transactions—EMCORE Investment in the Company” below), EMCORE is entitled to nominate two directors to the Board, and Mr. Richards is one such nominee.

W. Harrison Wellford, Esq. has served as a Director of the Company since January 2007, when he was appointed to the board to fill a vacancy, and has served as the Company’s legal counsel for energy matters since 2004. He is a recently retired partner from the law firm of Latham & Watkins, LLP, where he practiced in the areas of energy, mergers and acquisitions, and project finance law from 1991 to 2006. Mr. Wellford is active in the management and financing of renewable energy and energy efficiency technology companies. He currently serves as either a board member or advisor to several [private] companies in the energy field. Mr. Wellford served as the Executive Associate Director of the President’s Office of Management and Budget from 1977 to 1981. He also has held several senior management positions in Presidential transitions since 1976. In the 1980’s Mr. Wellford was a leading advocate for the creation of the competitive power industry and a founder of the largest trade association for independent power companies. Mr. Wellford earned his B.A. from Davidson College, his M.A. from Cambridge University, his Ph.D. in Government from Harvard University and his J.D. from Georgetown University. Mr. Wellford was recommended to the board by our Chairman and Chief Executive Officer.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES FOR CLASS 1 DIRECTORS SET FORTH ABOVE
Unless Marked to the Contrary, Proxies Will be Voted For Approval

PROPOSAL TWO
AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The board of directors has approved, and has recommended to the Company’s stockholders, an amendment of the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.001 per share, from 275,000,000 to 400,000,000. This amendment would revise Article 4 of the Certificate of Incorporation to read as follows:

“Article 4. Authorized Capital. The total number of shares that may be issued by the Corporation is Four Hundred Ten Million (410,000,000) of which:

a)     Four Hundred Million (400,000,000) shares with a par value of one-tenth of one cent ($.001) per share shall be designated as common stock; AND

b)     Ten Million (10,000,000) shares with a par value of one cent ($.01) per share shall be designated as Preferred Stock.

The designations, preferences and relative participations, options or other rights or qualifications, limitations or restrictions thereof shall be fixed by resolution of the board of directors.”

The following schedule indicates the number of shares of common stock outstanding as of December 31, 2006 and issuable under outstanding options, warrants and convertible securities.

ANALYSIS OF AVAILABLE AUTHORIZED COMMON STOCK

As of December 31, 2006
Number of authorized common shares:	275,000,000
Less common shares outstanding:	149,359,052
Less potential issuable common shares:
Warrants	30,455,480
Debt conversion rights	2,910,360
Stock options	20,270,623
Stock purchase agreement rights	1,542,000
Preferred stock conversion rights	51,462,759
106,641,222
Available common shares to be issued:	18,999,726

On May 25, 2007, we entered into a letter of intent to acquire ENTECH. If the merger is completed on the terms proposed in the letter of intent, we estimate the ENTECH stockholders will receive approximately 19.6 millions shares of WorldWater common stock. As a result, our stockholders must approve the amendment of our Certificate of Incorporation to increase our authorized common stock in order for us to have a sufficient number of shares available for issuance to complete the merger. The company and ENTECH are negotiating the terms and conditions of definitive documentation and the completion of the merger is subject to execution of a definitive agreement and the satisfaction of customary conditions. (See “The Proposed Acquisition of ENTECH” below.) If the Company’s stockholders approve the proposed increase in authorized share, no further action or authorization by the Company’s stockholders would be necessary to complete the ENTECH acquisition.

Additionally, the increase in the authorized number of shares is required in order to accommodate the Company’s anticipated growth and to pursue new business. The increased share authorization will provide the Company with an ability to raise capital funds that may be necessary to further develop its core business, to fund other potential acquisitions, to finance working capital requirements, to have shares available for use in connection with its stock option plans, and to pursue other corporate purposes that may be identified by the board of directors. The board of directors will determine whether, when and on what terms the issuance of shares of common stock may be warranted in connection with any future actions. No further action or authorization by the Company’s stockholders would be necessary prior to issuance of these additional shares of common stock authorized under the amendment, except as may be required for a particular transaction by the Company’s Certificate of Incorporation, by applicable law or regulatory agencies or by the rules of the NASDAQ Stock Market or of any stock exchange on which the Company’s common stock may then be listed.

Although an increase in the authorized shares of common stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction resulting in the acquisition of the Company by another company), the proposed amendment is not in response to any effort by any person or group to accumulate the Company’s stock or to obtain control of the Company by any means. In addition, the proposal is not part of any plan by the board of directors to recommend or implement a series of anti-takeover measures.

THE PROPOSED ACQUISITION OF ENTECH, INC.

Merger Structure

On May 25, 2007, we entered into a letter of intent to acquire ENTECH. The letter of intent was subsequently amended on July    , 2007 to extend the date by which the proposed merger must be completed. The Company and ENTECH are negotiating the terms and conditions of definitive documentation and there is no assurance whether or when, or on what terms, definitive documentation will be entered into.

ENTECH is a privately owned company formed in 1983 and is involved in the manufacture and sale of solar products (see “About ENTECH, Inc.” on page  ). In the merger, ENTECH will merge with and into Merger Sub and Merger Sub will survive the merger as a wholly-owned subsidiary of WorldWater. Under the terms of the letter of intent, WorldWater will pay the following consideration to ENTECH stockholders:

•  $5.0 million in cash;

•  shares of common stock of WorldWater. We estimate that WorldWater will issue approximately 19.6 million shares as stock consideration. If the average trading price of our common stock for the 10 full consecutive days ending 5 days prior to the date definitive documentation is signed is less than $0.61 per share, we will issue that number of shares of WorldWater stock equal to $12 million divided by the average trading price during that period. The Company operates in industries where securities values may be volatile, and the exact number of shares to be issued as stock consideration will not be determined until definitive documentation is executed. Based on the closing price of shares of WorldWater common stock of $1.52 per share on June 29, 2007, the market value of the aggregate stock consideration to be issued in the merger would be approximately $29,901,639; and

•  earn-out consideration of up to $5.0 million in cash, the terms of which have not yet been finalized.

In addition to the consideration to be paid to ENTECH’s stockholders, WorldWater will pay $1.3 million of ENTECH’s liabilities at closing and provide $5.0 million of working capital to ENTECH at the closing.

Following the merger, ENTECH will maintain its identity, location, and business operations in both terrestrial and space solar energy. The Company anticipates that ENTECH will continue to perform its contract work for NASA, the U.S. Department of Defense, and other customers, as well as its internal R&D programs leading to improved future products.

Under the terms of the proposed transaction, a closing on June 29, 2007 would have resulted in the Company recording Intangible Assets and Goodwill totaling approximately $35.8 million in the quarter ending September 30, 2007 using the assumptions set forth below. At the closing, the stockholders of ENTECH will receive $5.0 million in cash to be raised through the sale of 3,289,474 shares of the Company’s common stock at the assumed $1.52 per share closing price on June 29, 2007 and 19,672,131 million shares of the Company’s common stock valued at $29.9 million assuming the same $1.52 closing price of the Company’s shares on June 29, 2007. Also included in the total purchase price is a $0.5 million standstill fee and approximately $0.4 million of acquisition expenses. The letter of intent also provides that WorldWater will cause to be paid $1.3 million of ENTECH’s liabilities at closing. In addition, the Company will provide $5.0 million of working capital to ENTECH; the source of funds for this amount is anticipated to be the sale of an additional 3,289,474 shares of the Company’s common stock at approximately $1.52 per share. The terms of the earn-out consideration have not yet been finalized, but any amounts payable pursuant to the earn-out will be payable in cash and will be funded from the Company’s operations.

The purchase price of ENTECH is subject to change based on the price per share of WorldWater’s common stock on the date of closing. The purchase price and other conditions contained in definitive documentation may also materially differ from those set forth in the letter of intent. In this proxy statement we estimate that the value of the aggregate stock consideration will be approximately $29,901,639. This information is based on the $1.52 closing price of our common stock on June 29, 2007 and our estimate that we will issue 19.6 million shares to holders of ENTECH common stock. The market price of our common stock will likely be different in the period preceding execution of definitive documentation and so the aggregate value of the stock consideration to be issued to stockholders of ENTECH may be higher or lower than $29,901,639. The Company operates in industries where securities values may be volatile and historically, the trading prices of our common stock has varied significantly over time.

The high, low and average closing trading prices of our common stock in each of the last three months is set forth below.

Month	High	Low	Average Closing Price
July	$2.52	$1.45	$2.09
June	$1.58	$0.83	$1.52
May	$0.93	$0.52	$0.88

The following description of the material information about the terms of the letter of intent and the proposed merger is qualified in its entirety by reference to the more detailed annexes and financial data included with this proxy statement. We encourage you to read all of the annexes and financial data in this proxy statement in their entirety.

The Company and ENTECH are negotiating the terms of definitive documentation, but the merger agreement is expected to contain customary representations and warranties the parties will make to each other. The assertions embodied in those representations and warranties will be qualified by information in confidential disclosure schedules that will be exchanged in connection with signing the merger agreement. While we do not believe that the disclosure schedules will contain information securities laws require us to publicly disclose, other than information that has already been so disclosed, the disclosure schedules will contain information that modifies, quantifies, and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the letter of intent, and may change prior to signing the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures.

If the Company and ENTECH execute definitive documentation, we will promptly prepare and file with the Securities and Exchange Commission a supplement to this proxy statement to disclose to our stockholders the terms and conditions contained in the merger agreement.

Background of the merger

WorldWater regularly reviews and evaluates its business strategy and strategic alternatives with the goal of enhancing stockholder value. As part of these reviews, management and the board of directors on various occasions have reviewed various merger or business combination possibilities.

In June 2006, the Company announced that it had entered into a letter of intent with ENTECH, to acquire all the outstanding stock of ENTECH upon completion of the necessary due diligence and after obtaining appropriate financing.

From June 2006 through early 2007, we performed due diligence review of business, legal and financial matters relating to the acquisition of ENTECH, and negotiations were ongoing regarding the terms of definitive agreements, however, no agreement was completed as originally anticipated under the original letter of intent.

During the spring of 2007, negotiations resumed and on May 25, 2007, we entered into a new letter of intent to enter into an Agreement and Plan of Merger with ENTECH. On August 1, 2007, we entered into an amendment to the letter of intent to provide that the merger must be completed by October 15, 2007. Negotiations between the Company and ENTECH are presently continuing regarding the final terms and conditions to be contained in the Agreement and Plan of Merger and related agreements.

Recommendation of the board of directors; Our reasons for proposing the acquisition of ENTECH

The board of directors has approved the letter of intent and has deemed the proposed merger with ENTECH advisable and in the best interests of WorldWater. The board of directors has approved the amendment to our Certificate of Incorporation and recommends that our stockholders vote “FOR” the amendment. An increase in the number of shares of common stock we are authorized to issue is necessary in order for us to complete the acquisition of ENTECH and to have additional shares available for issuance for general corporate purposes that may be identified by the board of directors. The board of directors unanimously recommends that stockholders vote “FOR” approval of the amendment to our Certificate of Incorporation to increase the number of authorized shares.

Before approving the letter of intent, the board of directors sought to identify and consider the significant benefits and risks expected from the proposed business combination with ENTECH and compared these to the other strategic alternatives available to WorldWater in order to select a strategy that it believes will best position WorldWater to achieve both short-term and long-term growth and enhancement of stockholder value. The board considered the improvement in the business and financial condition of WorldWater over the past few years and expects the acquisition of ENTECH to result in a combined company with significantly enhanced solar technology and efficiency of our large solar applications. With the combined technologies of the Company and ENTECH, the board believes our solar systems will be capable of generating and delivering electrical and thermal energy on site at prices competitive to retail prices without relying on government sponsored rebates. We are proposing the combination with ENTECH because we believe it will provide substantial strategic and financial benefits to the Company and our stockholders.

Benefits of the ENTECH Transaction.   On May [25], 2007, our board of directors met to discuss strategy and long term planning. The Company’s board discussed the possibility of a business combination transaction with ENTECH, including the risks and potential benefits of such a transaction. The Company’s board believes that the proposed merger will enhance stockholder value through, among other things, enabling the combined company to capitalize on the following strategic advantages:

•  Increased Financial and Strategic Flexibility.   We believe that, because of its increased size and economies of scale, the combined company will have greater financial flexibility, greater liquidity in the market for our securities and the ability to respond to competitive pressures and successfully pursue future transactions necessary to remain competitive. The combined company’s increased size, economies of scale and total capabilities are also expected to enable it to improve the cost structure for its products and services, enhancing its ability to compete profitably.

•  Complementary Strengths and Strategic Positioning.   The acquisition of ENTECH is expected to significantly bolster the Company’s strategic positioning and will offer us exposure to new solar technology customers and markets on an international scale. As a result, we believe the combined company will have greater opportunity for future growth.

•  Our Common Stock May be More Attractive to Investors.   We believe that the expanded scale and scope of products resulting from the completion of the merger may enable us to attract more investor attention and result in greater liquidity in the market for our securities. We anticipate that we may also benefit from better access to capital markets, which should provide more financial flexibility in meeting future opportunities and challenges.

•  Expanded Management and Resources.   The merger will combine WorldWater’s and ENTECH’s sales, marketing and operational execution and expertise, as well as the strength of both firm’s senior management team. We believe that the complementary skill sets and perspectives of the two companies’ management teams will result in a combined company management team that has significantly more breadth and depth than the two companies have on a stand-alone basis. WorldWater believes that the proposed merger will enable the combined company to better take advantage of the two companies’ complementary assets, skills and strengths, including product innovation and research and development and apply them across a broader business base to create greater value for our customers.

In view of the wide variety of factors considered in connection with its evaluation of the proposed merger and the complexity of these matters, our board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, our board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the board conducted an overall analysis of the factors described above, including discussions with the Company’s management team and outside legal, financial and accounting advisors. In considering the factors described above, individual members of the board may have given different weight to different factors.

Risks of the ENTECH Transaction.   In determining to enter into the letter of intent with ENTECH, the Company’s board analyzed the considerations favoring an acquisition of ENTECH in the context of the risks associated with the merger, particularly the challenge of integrating the two companies and the risk that the expected benefits of the merger might not be realized. Our board of directors considered the following potential adverse consequences to WorldWater, its stockholders and the combined company:

•  The business of ENTECH, manufacturing and sale of terrestrial solar systems on a large scale, will represent a significant part of our business after the merger. Fluctuations in the market price and demand for ENTECH’s products could therefore, significantly affect our financial performance.

•  Failure to complete the proposed merger could negatively impact the market price of our common stock.

•  The merger agreement may contain terms and conditions materially different from those set forth in the letter of intent.

•  The other risks described in this proxy statement that are included in the section entitled “Certain Risks Associated with the Merger”.

The board of directors concluded that the potential benefits of the transaction with ENTECH, if completed on the terms and conditions contained in the letter of intent, outweighed the potential risks. The board believes the proposed transaction with ENTECH is more compelling than WorldWater remaining a stand-alone entity and is in the best interests of WorldWater and its stockholders.

Effects of merger on WorldWater common stock

Each share of our common stock that is issued and outstanding at the effective time of the merger will remain issued and outstanding after the merger. However, because additional shares of our common stock will be issued as a result of the merger and related transactions, the aggregate equity interest of our current stockholders will be diluted from 100% of our issued and outstanding common stock prior to the merger to approximately 88% of our issued and outstanding common stock immediately after the merger, if the merger is completed on the terms and conditions contained in the letter of intent.

Anticipated accounting treatment

The acquisition will be accounted for under the purchase method of accounting in accordance with U.S. generally accepted accounting principles (GAAP), with WorldWater being the acquiror. Accordingly, for accounting purposes, the net assets of ENTECH will be stated at their fair value based on an appraisal of the principal ENTECH assets acquired and liabilities assumed. [It is anticipated that a substantial portion of the purchase price will be allocated to amortizable intangibles and non-amortizable goodwill and intangibles.] Our financial statements issued after completion of the acquisition will reflect these values. Historical data published after the completion of the merger are of WorldWater and are not restated retroactively to reflect the combined historical financial position or results of operations of WorldWater and ENTECH. As noted above, the terms and conditions of definitive documentation, including the terms of the earn-out consideration, are being negotiated by the Company and ENTECH. To the extent that any portion or all of the contingent purchase price becomes payable, our financial statements will differ from the pro forma financial statements set forth in this proxy statement. After the Company executes definitive documentation, we will promptly prepare and file with the Securities and Exchange Commission a supplement to this proxy statement to disclose to our stockholders the terms and conditions contained in the merger agreement and their impact on our financial statements.

Material federal income tax consequences of the merger for WorldWater and WorldWater stockholders

The following is a summary of the anticipated material United States federal income tax consequences of the merger, if entered into on the terms and conditions contained in the letter of intent, to WorldWater and our stockholders. The following discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (“the Code”), Treasury regulations promulgated under the Code, Internal Revenue Service (“IRS”), rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively. Any change could affect the accuracy of the statements and conclusions discussed below and the tax consequences of the merger.

The following discussion is not binding on the IRS. Neither WorldWater nor ENTECH has or intends to request any rulings from the IRS or opinions from counsel with respect to any of the United States federal income tax consequences of the merger and, as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described below.

It is expected that for United States federal income tax purposes the proposed merger of ENTECH with and into Merger Sub will constitute a reorganization within the meaning of Section 368(a) of the Code. If the proposed merger does qualify as a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized by WorldWater. It is not intended that stockholders of WorldWater will not exchange or surrender their WorldWater stock in the proposed merger or receive any separate consideration. Accordingly, you will not recognize gain or loss as a result of the merger.

WE INTEND THIS DISCUSSION TO PROVIDE ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED MERGER, IF COMPLETED ON THE TERMS AND CONDITIONS SET FORTH IN THE LETTER OF INTENT. WE DO NOT INTEND THAT IT BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED MERGER. IN ADDITION, WE DO NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT UPON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, WE DO NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, WE STRONGLY ENCOURAGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE YOUR PARTICULAR U.S. FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES RESULTING FROM THE MERGER, WITH RESPECT TO YOUR INDIVIDUAL CIRCUMSTANCES.

Appraisal rights

Holders of our common stock will not have appraisal rights in connection with the proposed acquisition of ENTECH or the proposals to be considered at the special meeting.

Regulatory Approvals

We do not believe the proposed merger will be subject to the reporting provisions or waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder (the “HSR Act”). The HSR act requires that parties to merger and related transaction meeting certain tests regarding the value of the proposed transaction, and not otherwise exempt must file notifications and report forms to the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”). The proposed merger does not meet the transaction value requirements under the HSR Act and accordingly, no filings have been made or are presently contemplated with the DOJ and FTC in relation to the proposed merger.

Interests of certain persons in the proposed merger

In June 2006, the Company issued 750,000 shares of Series C 6% Convertible Preferred Stock, which we refer to as the Series C Preferred Stock. W. Harrison Wellford, who became one of our directors in January 2007, and James S. Brown, one of our executive officers, each hold shares of our Series C Convertible Preferred Stock. For 120 days after completion of the proposed merger with ENTECH, each holder of Series C Preferred Stock may elect to convert his shares into his proportionate share of a 6.5% interest in Merger Sub Alternatively, Holders of Series C Preferred Stock have the right to convert their shares into shares of common stock at any time prior to January 1, 2009. We estimate the aggregate consideration to be issued in the proposed merger will be equal to approximately $41.2 million dollars, if the amount of the earn-out consideration is equal to $5.0 million. Additionally, we plan to provide $5.0 million cash to ENTECH for working capital purposes on completion of the merger. In voting to approve the letter of intent with ENTECH, the board of directors was aware of Mr. Wellford’s right to convert his shares of Series C Preferred Stock into shares of Merger Sub upon completion of the proposed merger. Mr. Wellford has indicated to the board of directors that he intends to abstain from voting when the board of directors considers approval of definitive merger documentation.

Costs and expenses of the proposed merger

We estimate that merger-related fees and expenses of WorldWater, consisting of fees and expenses of our financial advisor, attorney, and accountants, financial printing and distribution and related charges, Securities and Exchange Commission and other filing fees and travel expense, will total approximately $900,000 if the merger is completed. WorldWater has paid ENTECH a standstill and due diligence fee under the original letter of intent in the amount of $500,000 (included in the fee estimate above) and this fee is not conditional on completion of the merger. In addition, WorldWater has placed in escrow a further standstill fee in the amount of $500,000 which will be paid to ENTECH if the acquisition is not completed on or before October 15, 2007 for any reason other than ENTECH’s breach of the letter of intent or Agreement and Plan of Merger after it has been executed. If the merger is completed on or prior to October 15, 2007, the standstill fee will be released from escrow and will used to fund a portion of the purchase price.

ABOUT ENTECH, INC.

ENTECH, Inc. is a privately-owned company that has been engaged in developing, manufacturing and installing solar products since its inception in 1983. These patented products include advanced solar power systems for producing electrical power for terrestrial and space applications, along with advanced solar daylighting products for improved building energy efficiency. These products are described on ENTECH’s websites at www.entechsolar.com and www.day-lighting.com, as well as www.slasr.com, and www.stretchedlensarray.com. ENTECH is incorporated in the State of Delaware as a “C” Corporation.

ENTECH’s space business is successfully underway with numerous contracts with NASA and other space power customers. ENTECH’s tubular skylight business will be established as a license arrangement with an outside company. ENTECH’s terrestrial solar power products, which offer the greatest profit potential for the Company, will require financing to be successfully launched into the marketplace.

ENTECH has developed concentrating solar power systems for both large and small terrestrial power applications and space power applications. ENTECH has a terrestrial power product improvement initiative underway aimed at substantially improving the cost effectiveness of its terrestrial systems by significantly increasing the solar to electric conversion efficiency. This effort is centered on upgrading the crystalline silicon solar cell assemblies currently used in the ENTECH terrestrial photovoltaic (PV) module to a higher efficiency solar cell. The upgraded cell assembly will use the high-efficiency, multi-junction solar cell technology ENTECH currently employs in its space power systems.

The convergence of ENTECH’s space and terrestrial solar power technologies was initiated recently with funding from the National Renewable Energy Laboratory (NREL). Since major terrestrial market opportunities are developing rapidly, ENTECH wants to accelerate the terrestrial product improvement initiative so that the improved product can be available for the market in less than two years. The improved product will be directed primarily at the rapidly growing market in the southwestern United States, where it is expected to capture a significant market share, and in other areas of the world where export restrictions for the new cell technology do not apply. Meanwhile, ENTECH will use its current silicon-based PV modules and systems for significant near-term business opportunities inside and outside of the United States. One of the hardware options available with ENTECH’s terrestrial solar power products enables them to generate both useful electricity and heat thereby substantially increasing the products’ cost effectiveness over competition and providing them a unique market position.

ENTECH’s mission is to provide innovative, practical and top-quality solar energy products that meet the needs of customers for space power, terrestrial power and daylighting. These products will provide a clean reliable and sustainable energy and light source for customers at a competitive price, conserving conventional energy and improving energy efficiency.

The following is description of ENTECH’s key personnel:

Walter J. Hesse—Chief Executive Officer & Chairman of the board—Mr. Hesse has been employed by ENTECH since its inception in 1983 and has served as President, CEO and COB. Prior to joining ENTECH he served in high tech engineering and management positions with E-Systems/Raytheon, LTV and Rohr. Mr. Hesse is a past President of the Solar Energy Industry Association (Washington, DC).

Mark J. O’Neill—President—Before becoming President in 1998, Mr. O’Neill served as ENTECH’s Executive Vice President, Engineering & Operations and has been employed by ENTECH since its inception. Prior to ENTECH, he was employed by E-Systems/Raytheon and Lockheed Missiles & Space Company. Mr. O’Neill has authored more than 140 technical publications, including U.S. and foreign patents on fifteen solar energy inventions. He has been responsible for directing the improvements in company organization, general accounting, and new business.

A.J. McDanal—Vice President, Engineering and Manufacturing—With the Company since its inception, Mr. McDanal is Vice President of Systems Engineering and Treasurer. Prior to ENTECH, he was employed by E-Systems/Raytheon and Lockheed Missiles and Space Company. Directs the design and manufacturing of ENTECH’S solar products and facilities. Mr. McDanal has been successful in directing the manufacturing of ENTECH’S terrestrial and space products for a large variety of projects, and in improving ENTECH’S corporate accounting system.

Robert R. Walters—Vice President, Corporate Business Development & Marketing—With the Company since its inception as Vice President of Marketing and Secretary, Mr. Walters was formerly employed by E-Systems/Raytheon, LTV and Rockwell. Mr. Walters has successfully marketed ENTECH’S products to utilities, industries and overseas licensees. He has served as a Member of board and President of the Texas Renewable Energy Industries Association, as well as President of the Texas Solar Energy Industries Association.

These individuals are expected to remain with ENTECH after the proposed ENTECH transaction is completed under existing multi-year employment contracts.

Summary description of ENTECH’s products

Terrestrial Solar Power Products—ENTECH’s two terrestrial solar products are the SunLine™ and SolarRow®. The SunLine™, using two of ENTECH’s photovoltaic (PV) modules, provides electricity in any sunny part of the world for small kilowatt power applications, such as remote homes, remote water pumping and other off-grid power needs. The SolarRow® uses 72 of the same PV modules in a larger tracking frame to meet more substantial power demands such as for utilities and villages. In keeping with its mission, ENTECH has developed these state-of-the-art solar PV products for providing sustainable electrical power for global application. These systems can provide sustainable, clean energy to generate hydrogen for the hydrogen car and other clean energy initiatives. Key components of these products are produced by ENTECH’s key vendors inside and outside the United States. ENTECH has a product improvement initiative underway aimed at substantially improving the cost effectiveness of these systems by significantly increasing the solar to electric conversion efficiency. This effort is centered on upgrading the crystalline silicon solar cell assemblies currently used in the ENTECH photovoltaic module to a higher efficiency solar cell.

The upgraded cell assembly will use the high-efficiency, multi-junction solar cell technology the Company currently employs in its space power systems. To date, this development work has resulted in mini-module solar to electric conversion efficiencies of greater than 30%. This convergence of ENTECH’s space and terrestrial solar power technologies was initiated with funding from the National Renewable Energy Laboratory (NREL). The Company’s terrestrial products have been developed in conjunction with the U.S. Department of Energy, Sandia National Laboratories, the National Renewable Energy Laboratory, electric utility companies and other industries. ENTECH has installed terrestrial systems for a wide variety of customers, such as, the Dallas/Fort Worth International Airport, the 3M Company/Austin Energy, TXU(Texas Utilities Company), American Electric Power Company (AEP), Northern States Power Company, NASA Cleveland, National Renewable Energy Laboratory, Sandia National Laboratory, Boeing and others.

ENTECH’s Fresnel lens PV technology is believed to be the key to achieving revenue and earnings growth. The patented SolarRow® and ENTECH SunLine™ products offer unique advantages compared to competing products in terms of price, manufacturing and applications. An inexpensive, error-tolerant, Fresnel lens is used to concentrate sunlight to minimize the required area of solar cells, the most expensive component of a photovoltaic module. Currently, the annual global market for terrestrial solar photovoltaic systems is approximately $8 billion and growing rapidly.

Space Solar Power Product—ENTECH’s latest space solar product is called the Stretched Lens Array (SLA) due to the use of an ultra lightweight Fresnel lens stretched across a row of very high efficiency solar cells. This improved space concentrator array is a lighter, cheaper, and more efficient version of ENTECH’s SCARLET (Solar Concentrator Array using Refractive Linear Element Technology) array. A 2.5 kW SCARLET array performed flawlessly for the full 38-month mission of NASA’s Deep Space 1 spacecraft, powering both the spacecraft and its ion engine to a remarkable rendezvous with the asteroid, Braille, in 1999, and the comet, Borrelly, in 2001. SLA uses the same 8X, 1-cm wide, triple-junction concentrator cell as SCARLET.

The latest SLA prototype wing has demonstrated 27.5% net efficiency at 28C under AM0 sunlight using NASA-flown reference cells. ENTECH’s lightweight and highly efficient Fresnel lens provides the maximum amount of concentrated solar energy to the PV cells thereby producing record breaking conversion efficiency of sunlight to electricity and light weight structures for space qualified power systems. This combination results in a space solar power system that we believe is very competitive in the solar industry. In addition to solar-to-electric conversion efficiencies, SLA is able to provide key competitive advantages, including significant increase in power per unit weight, significantly more power can be stowed for launch per unit volume, and the SLA solar array can operate at greater voltage levels on orbit. The inherent design of the SLA enables it to be readily hardened against radiation damage with only minimal weight penalty. These product advantages are significant to ENTECH customers’ applications in space. Consequently, in addition to ENTECH’s current space contracts, SLA is under consideration and being proposed for a variety of new NASA and Military space programs.

The space solar power market, which consists of providing power to satellites being used by the military, NASA and commercial telecommunications companies, is currently about $ 1 billion per year. This market continues to expand. Each year, the power requirements for each satellite increase and it is anticipated that the total annual power requirements will increase dramatically in the future.

ENTECH Tubular Skylight Product—Along with the above state-of-the-art, high-tech, terrestrial and space power systems, ENTECH has a new, low-cost patented skylight that provides a significant advance over other tubular skylights. These skylight units direct the optimum amount of natural daylight into living, working, shopping, medical, and educational space environments. The Company’s expertise in designing, testing, manufacturing and optimizing the use of sunlight for over two decades to build solar power systems has been used in this new product to optimize the amount of natural light directed to indoor environments from sunrise to sunset throughout the seasons of the year. ENTECH’s skylight is provided with an option to use 3M radial diffuser lenses that uniformly distribute the light in the room.

Side by side testing with conventional tubular skylights confirms that the new skylight provides more than 3 times higher usable light for the same roof penetration. The reason for this significant improvement is due to optimizing the efficiency of directing sunlight from outside the building to the interior space. The new skylight significantly reduces the number of reflections, or bounces, the light rays make before entering the interior space, especially in the early and late part of the day. This dramatically increases the amount of useable light entering the room.

ENTECH’s PV Modules (CSPV-20 and MJPV-400)—ENTECH’s PV modules are used in both the SolarRow® and ENTECH SunLine™. These PV modules are believed to be the world’s largest, with an aperture area of 3 square meters aimed at the sun. Each module is 0.9 meters (3 feet) wide, 3.7 meters (12 feet) long, and 0.9 meters (3 feet) high. A long-life, all weather, marine-grade aluminum housing supports the large primary Fresnel lens in reference to the solar cells and provides an environmental enclosure. ENTECH’s basic module design keeps the solar cells about as cool as those in “flat plate” PV modules. ENTECH has several patented technologies in the design and assembly of the module that significantly increase its performance and reliability while reducing its cost.

PV Module No. CSPV-20—ENTECH’s silicon-cell based PV module is designated the CSPV-20 and is rated at 430 watts. This is a fully-developed and commercially ready module design that has been used in previous projects. The CSPV designates the crystalline silicon photovoltaic solar cell used in the solar cell assembly. The number “20” signifies the amount of concentration (20X) provided by the Fresnel lens. This PV module uses a large acrylic plastic Fresnel lens to create a primary line focus of sunlight onto the solar cell assemblies. Concentrating the sunlight to 20 times its normal intensity reduces the amount of the most expensive component, the silicon cell material, by 95%, compared to conventional “flat plate” PV modules. ENTECH’s uniquely designed PV concentrator cell is a modified version of the crystalline silicon cell used in flat plate PV panels. The major difference is that the grid on the concentrator cell’s surface, used to retrieve the power from the solar cell, conducts over 20 times more electrical current than the same type cell in a flat plate module. Consequently, ENTECH’s cell has a larger conductive grid. ENTECH also has an optical cover that is bonded to the top surface of the solar cell to redirect incoming light away from the grid onto the active silicon material on the solar cell. Therefore, the larger, more effective conductive grid does not reflect or block any sunlight from reaching active solar cell material. Each module has 37 solar cells electrically connected together like the positive and negative connections of batteries, to provide 17 to 20 volts DC, depending on the ambient temperature.

PV Module No. MJPV-400—This module’s designation (MJPV) signifies the multi-junction photovoltaic solar cell used in the cell assembly. The number “400” represents the approximate geometric concentration ratio of the sunlight, that is, the PV module aperture area divided by the solar cell area. This concentration can be achieved with a single point focus Fresnel lens or with the primary Fresnel lens concentrating the sun by a factor of about 20 onto a secondary lens over each individual cell that concentrates the sunlight another 20 times. Both approaches are currently being tested.

Module Support Structure and Tracking Systems—Over the past two decades, ENTECH has perfected a rugged, reliable, low-cost, two-axis tracking system for its PV modules. Modules can roll from east to west about their axis while mounted in a supporting frame that tilts from north to south. This support structure is made from readily available, thin-wall, tubular structural steel. This simple durable structure enables the modules to move about the tilt axis as required to stay in the plane of the sun, and to roll east to west through 1500. All steel components are treated to ensure the 30+ year design life of the system. The combined roll and tilt motion enables the modules to stay aligned with the sun throughout the day every day of the year. The two tracking drive actuators, one for the roll axis and one for the tilt axis, are common DC motor-driven linear actuators. The motors are controlled by a microprocessor unit with a built-in clock that computes the position of the sun based on the unit’s geographic location, day of the year and time of day. In stow position the structure can withstand wind speeds up to 45 meters per second (100 mph) while being ready to start tracking the sun automatically when the wind diminishes. Two modules are supported on the ENTECH SunLine™ tracking structure while up to 72 modules are supported in the SolarRow® tracking structure.

Product Research and Development

ENTECH’s reliable Fresnel lens PV technology has been developed with help from the U.S. Department of Energy, Sandia National Laboratories, National Renewable Energy Laboratory, NASA, Ballistic Missile Defense Office (BMDO), several U.S. utilities and several other private enterprises. ENTECH continues to selectively pursue contract research programs funded by third parties to help support the development of new technical capabilities and product improvements. These programs have been selected to complement and enhance the company’s long-term development strategy under conditions that permit the company to retain the technology it develops. Over $38 million has been invested in this technology in the form of contracts for research, development and product demonstration from the entities listed above, ENTECH and others.

THE LETTER OF INTENT AND
PROPOSED TERMS OF THE MERGER AGREEMENT

Merger consideration

The merger agreement is expected to provide that at the effective time of the merger ENTECH’s stockholders will receive the following consideration:

•  $5.0 million in cash,

•  shares of common stock of WorldWater, we estimate that WorldWater will issue approximately 19.6 million shares as stock consideration. If the average trading price of our common stock for the 10 full consecutive days ending 5 days prior to the date definitive documentation is signed is less than $0.61 per share, we will issue that number of shares of WorldWater stock equal to $12 million divided by the average trading price during that period. The Company operates in industries where securities values may be volatile and the exact number of shares to be issued as stock consideration will not be determined until definitive documentation is executed. Based on the closing price of shares of WorldWater common stock of $1.52 per share on June 29, 2007, the market value of the aggregate stock consideration to be issued in the merger would be approximately $29,901,639.

•  earn-out consideration of up to $5.0 million in cash, the terms of which have not yet been finalized, and

•  we will cause to be paid $1.3 million of ENTECH’s liabilities at closing.

In addition to the consideration to be paid to ENTECH’s stockholders, WorldWater will provide $5.0 million of working capital to ENTECH at the closing.

We do not currently know the total value of the stock consideration to be issued in the merger, if it is completed. In this proxy statement we estimate that the aggregate stock consideration will be approximately $29,901,639. This information is based on the $1.52 closing price of our common stock on June 29, 2007 and our estimate that we will issue 19.6 million shares to holders of ENTECH common stock, which will be the case so long as the market price of our shares remains at or above $.61 per share. The market price of our common stock will likely be different in the period preceding execution of definitive documentation and so the aggregate value of the stock consideration to be issued to stockholders of ENTECH may be higher or lower than $29,901,639. If the stock were to trade below $0.61 per share, we will issue that number of shares of WorldWater stock equal to $12 million divided by the average closing price of our common stock for the 10 full consecutive days ending 5 days prior to the date definitive documentation is signed. If the Company would be required to issue more shares, this would cause a further reduction in the relative percentage interest of our current stockholders in our earnings, voting, liquidation, book and market value. The Company operates in industries where securities values may be volatile and historically, the trading prices of our common stock has varied significantly over time.

Effective time

The merger will be completed when the articles of merger of ENTECH and Merger Sub are filed with the Secretary of State of Delaware. Subject to execution of definitive documentation, we anticipate that the closing of the merger will occur promptly after the special meeting. However, the effective time of the merger could be delayed if there is a delay in executing a definitive merger agreement or in satisfying any of the conditions to the merger. There can be no assurances as to whether, or when, we will obtain the required approvals or complete the merger. If the merger is not completed on or before October 15, 2007, either we or ENTECH may terminate the merger agreement (if executed), unless the failure to complete the merger by that date is due to the material breach of the letter of intent or the merger agreement by the party seeking to terminate the agreement. See “Conditions to the Completion of the merger” immediately below.

Conditions to the completion of the merger

We expect the completion of the merger to be subject to various customary conditions to be set forth in definitive documentation. While we anticipate that all of the conditions of both parties as set forth in the letter of intent will be satisfied, there can be no assurance as to what conditions will be contained in definitive documentation or whether or when any of the conditions will be satisfied or, where permissible, waived.

The obligations of ENTECH to effect the merger will be set forth in definitive documentation and are expected to be subject to the following conditions, any or all of which may be waived in whole or in part:

•  WorldWater’s representations and warranties shall be true and correct as of the closing date, as though made at that time, and ENTECH shall have received a certificate of the president of WorldWater to that effect;

•  WorldWater and Merger Sub shall have performed in all material respects with all covenants, agreements and conditions required by the merger agreement to be performed as of or prior to the closing date, and ENTECH shall have received a certificate of an officer of WorldWater and Merger Sub to that effect;

•  WorldWater shall deliver at closing all of the merger consideration;

•  WorldWater stockholders must have approved the amendment to WorldWater’s certificate of incorporation increasing the authorized common stock of WorldWater to 400,000,000 shares, and the amendment shall have been filed with the Secretary of State of Delaware;

•  WorldWater shall have entered into a registration rights agreement with respect to the common stock issued to ENTECH stockholders in connection with the acquisition; and

•  WorldWater shall have signed and delivered employment agreements for the founders and certain employees of ENTECH.

The obligations of WorldWater to effect the merger will be set forth in definitive documentation and are expected to be subject to the following conditions, any or all of which may be waived in whole or in part:

•  ENTECH’s representations and warranties shall be true and correct as of the closing date, as though made at that time, and WorldWater shall have received a certificate of an officer of ENTECH to that effect;

•  ENTECH shall have performed in all material respects with all covenant, agreements and conditions required by the merger agreement to be performed as of or prior to the closing date, and WorldWater shall have received a certificate of an officer of ENTECH to that effect;

•  no judicial injunction or order shall be in effect which prohibits the consummation of the merger and no action is pending by any governmental authority which seeks to enjoin or prohibit the consummation of all or any of the transactions contemplated by the merger agreement or the merger;

•  no material adverse change in the financial condition or results of operations of ENTECH shall have occurred since the date of execution of the merger agreement;

•  WorldWater, Merger Sub and ENTECH shall have received all requisite consents from any and all public or governmental authorities, bodies or agencies or judicial authority having jurisdiction over the transactions contemplated hereby;

•  ENTECH’s stockholders shall deliver at closing stock certificates for the shares to be acquired, duly endorsed for transfer, free and clear of all liens;

•  ENTECH’s stockholders and each officer and director of ENTECH shall have paid to ENTECH any amounts owed by such person to ENTECH;

•  ENTECH’s founders and certain employees of ENTECH shall have signed and delivered employment agreements to WorldWater;

•  WorldWater shall have received certificates of good standing of ENTECH in its jurisdiction of organization, certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the board of directors of ENTECH authorizing the execution of the merger agreement and the consummation of the transactions contemplated by the merger agreement; and

•  WorldWater shall have received signed releases from each of ENTECH’s stockholders.

•  ENTECH’s stockholders shall have paid all finder’s fees in connection with the transaction.

Representations and Warranties

The merger agreement is expected to contain representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. Each of ENTECH and its controlling stockholders, on the one hand, and us, on the other hand, are expected to make customary representations and warranties to the other in the merger agreement with respect to certain matters such as:

•  corporate existence, good standing and qualification to conduct business;

•  absence of any conflict or violation of organizational documents, third party agreements or law or regulation as a result of entering into and carrying out the obligations of the merger agreement;

•  corporate power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

•  governmental, third party and regulatory approvals or consents required to complete the merger;

•  capitalization, including ownership of subsidiary capital stock or other form of equity interest, and the absence of restrictions or encumbrances with respect to capital stock or other form of equity interest of any subsidiary;

•  financial information;

•  absence of undisclosed liabilities;

•  absence of certain changes, events or circumstances;

•  tax matters;

•  compliance with laws;

•  litigation, government orders, judgments and decrees;

•  environmental matters;

•  insurance;

•  title to properties and encumbrances thereto;

•  sufficiency and condition of properties;

•  real property and leased property;

•  material contracts and agreements;

•  intellectual property;

•  labor and employment matters, including employee benefit plans;

•  customers and suppliers;

•  books and records;

•  improper business practices;

•  brokers or finders.

WorldWater expects to make certain representations regarding our filings and reports with the Securities and Exchange Commission.

Conduct of business pending the merger

We expect that the merger agreement shall provide that, except as expressly provided in the merger agreement and except as consented to by us, during the period from the date of the merger agreement until the effective time of the merger, ENTECH shall (i) conduct its operations in the ordinary course of business consistent with past practice; (ii) use reasonable efforts to preserve, maintain, and protect its properties; and (iii) use reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees, and to maintain existing relationships with material licensors, licensees, suppliers, contractors, distributors, customers, and others having material business relationships with them.

Reasonable efforts to consummate the merger

The Company and ENTECH have each agreed that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of the letter of intent and will use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under applicable laws to consummate the merger contemplated in the merger agreement.

No solicitation of alternative mergers or other transactions

The letter of intent provides that from May 25, 2007 until the earlier of the termination of the merger agreement and the closing of the merger or October 7, 2007, neither ENTECH, nor any affiliate, director, officer, employee, or representative of ENTECH, shall (i) directly or indirectly solicit or initiate discussions or negotiations with any person (other than us) concerning any merger, consolidation, sale of assets, tender offer, sale of shares of capital stock, or similar merger involving ENTECH, or (ii) disclose directly or indirectly to any person preparing to make an acquisition proposal involving ENTECH any confidential information regarding WorldWater or ENTECH, or any of their respective subsidiaries, or (iii) enter into any agreement, arrangement, understanding, or commitment regarding any acquisition proposal involving ENTECH.

Expenses

We estimate that merger-related fees and expenses of WorldWater, consisting of fees and expenses of our financial advisor, attorney, and accountants, financial printing and distribution and related charges, Securities and Exchange Commission and other filing fees and travel expense, will total approximately $900,000, assuming the merger is completed. In connection with entering into the June 2006 letter of intent, WorldWater paid ENTECH a standstill and due diligence fee in the amount of $500,000 (this amount is included in the estimated expenses of the merger above). In addition, WorldWater has placed in escrow a further standstill fee in the amount $500,000 which will be paid to ENTECH if the acquisition is not completed on or before October 15, 2007 for any reason other than ENTECH’s breach of the letter of intent or Agreement and Plan of Merger after it is signed. If the merger is completed on or prior to October 15, 2007, the standstill fee will be released from escrow and used to fund a portion of the purchase price.

Termination of the merger agreement

We anticipate that the terms of the definitive merger agreement will provide that the merger agreement may be terminated at any time prior to the completion of the merger in the following manner:

•  by mutual written consent of ENTECH and us;

•  by either ENTECH or us, if the closing of the merger shall not have occurred on or before October 15, 2007, unless such failure to close shall be due to a breach of the merger agreement by the party seeking to terminate the merger agreement;

•  if the other parties are in breach of their representations, warranties, covenants, obligations, or agreements set forth in the merger agreement, such that the conditions to closing the merger would not be satisfied;

•  by us or ENTECH, if the requisite stockholder approval for the amendment to our Certificate of Incorporation increasing our authorized common stock is not obtained;

•  by either ENTECH or us, if a court or other governmental entity of competent jurisdiction issues a final non-appealable order having the effect of permanently enjoining or otherwise prohibiting the merger.

In the event of the termination of the merger agreement pursuant to one of the conditions listed above by one of the parties, other than a breach by ENTECH, the merger agreement shall become void and have no effect, and there shall be no liability under the merger agreement on the part of us or ENTECH, except for the payment to ENTECH of a break-up fee in the amount of $500,000, payable from the funds currently held in escrow for the benefit of ENTECH. The break-up fee is not payable to ENTECH in the event of a breach by ENTECH. A non-defaulting party may seek an injunction from a court to order a completion of the merger.

Amendment and waiver

We expect that any provision of the merger agreement may be amended, to the extent permitted by applicable law, prior to the effective time of the merger if, and only if, such amendment is in writing and signed by the parties thereto. After approval of the merger by the stockholders of ENTECH, no amendment may be made which would reduce the amount or change the type of consideration into which each share of ENTECH common stock shall be converted upon consummation of the merger.

Each of the parties to the proposed merger agreement are expected to be able to (i) waive any inaccuracies in the representations and warranties of the other contained in the merger agreement or in any document, certificate or writing delivered pursuant thereto or (ii) waive compliance by the other with any of the other’s agreements or fulfillment of any conditions to its own obligations contained in the merger agreement.

COMPARATIVE PER SHARE DATA

The following table presents comparative per share data regarding the income, cash dividends declared and book value for WorldWater and ENTECH on a historical, pro forma combined and pro forma equivalent basis. The unaudited pro forma combined information was prepared using the purchase method of accounting with WorldWater treated as the acquirer.

The data set forth below should be read  in conjunction with historical financial statements incorporated by reference in our 10-KSB for the year ended December 31 2006, and 10-Q for the quarter ended March 31, 2007, and the historical financial statements of ENTECH included elsewhere herein. The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the merger been consummated at the beginning of the periods presented, nor is it necessarily indicative of the results of operations of future periods or future combined financial position.

	Quarter Ended	Year Ended
	March 31, 2007	December 31, 2006
Net Income (Loss) Per Share—Fully Diluted
Historical—WorldWater	$(0.01)	$(0.08)
Historical—Entech	$(1.74)	$(0.87)
Pro Forma Combined	$(0.02)	$(0.10)
Cash Dividends Declared Per Share
Historical—WorldWater	—	—
Historical—Entech	—	—
Pro Forma Combined	—	—

	Quarter Ended	At Period Ended
	March 31, 2007	December 31, 2006
Book Value Per Share
Historical—WorldWater	$(0.02)	$(0.01)
Historical—Entech	$(6.96)	$(7.68)
Pro Forma Combined	$0.21	N/A

MARKET PRICE AND DIVIDEND INFORMATION

WorldWater

	High	Low	Close
FISCAL 2007
First Quarter	$0.69	$0.38	$0.59
Second Quarter	1.58	0.52	1.52

	High	Low	Close
FISCAL 2006
First Quarter	$0.48	$0.31	$0.46
Second Quarter	0.59	0.25	0.28
Third Quarter	0.30	0.17	0.19
Fourth Quarter	0.50	0.14	0.39

	High	Low	Close
FISCAL 2005
First Quarter	$0.31	$0.25	$0.29
Second Quarter	0.29	0.20	0.25
Third Quarter	0.67	0.20	0.49
Fourth Quarter	0.49	0.30	0.32

ENTECH

ENTECH’s common stock is not publicly traded, and ENTECH does not currently file reports with the Securities and Exchange Commission.

SELECTED HISTORICAL FINANCIAL DATA OF ENTECH, INC.

The following is a summary of ENTECH’s financial position and operating results as of the dates and for the periods indicated. The historical results are not necessarily indicative of the operating results to be expected in the future. The selected historical financial data should be read in conjunction with the audited and unaudited historical financial statements appearing elsewhere here in.

	For the Quarters Ended		For the Years Ended
	March 25,	March 26,	September 24,	September 25,
	2007	2006	2006	2005
	(Unaudited)	(Unaudited)
INCOME STATEMENT DATA:
Revenues	$149,021	$531,754	$1,135,069	$1,652,396
Gross profit	36,766	271,267	501,654	715,543
Operating income (loss)	(199,402)	96,126	(55,334)	342,665
Net income (loss)	(212,694)	83,647	(106,167)	276,923

	As of
	March 25,	September 24,	September 25,
	2007	2006	2005
	(Unaudited)
BALANCE SHEET DATA:
Cash and equivalents	$321,456	$740,324	$502,584
Working capital surplus (deficit)	54,861	(63,396)	(362,311)
Total assets	467,676	788,472	859,303
Long term debt obligations—less current portion	910,572	881,241	474,094
Total stockholders’ deficiency	(851,550)	(939,715)	(833,548)

ENTECH MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ENTECH

The following discussion and analysis should be read in conjunction with ENTECH’s financial statements and accompanying notes appearing elsewhere in this proxy statement. This discussion contains forward-looking statements, based on current expectations related to future events and ENTECH’s future financial performance, that involve risks and uncertainties. ENTECH’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many important factors, including those set forth in the section entitled “Certain Risks Associated with the Merger” in this proxy statement.

Critical Accounting Policies and Estimates

Revenue Recognition

The Company recognizes revenue on a fixed fee basis and recognized on the basis of the estimated percentage of completion. Each fixed fee contract has different terms, milestones and deliverables. The milestones and deliverables primarily relate to the work to be performed and the timing of the billing. At the end of each reporting period an assessment of revenue recognized on the percentage of completion milestones achieved criteria is made. If it becomes apparent that estimated costs will be exceeded or required milestones or deliverables will not have been obtained, an adjustment to revenue and/or costs will be made. The cumulative effect of revisions in estimated revenues and costs are recognized in the period in which the facts that give rise to the impact of any revisions become known.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No.109, “Accounting for Income Taxes” which requires the use of the “liability method” of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the period in which the differences are expected to reverse. Valuation allowances are established, if necessary, to reduce deferred tax assets to an amount that will more likely than not be realized.

Allowance for Doubtful Accounts

Customer bad debts are charged to current operations under the allowance method of accounting. No allowance for bad debts is deemed necessary for accounts receivable as of March 25, 2007, September 24, 2006 and September 25, 2005 based on management’s assessment of the credit history of customers having outstanding balances and its current relationships with them.

Use of Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from those estimates.

Liquidity

These financials are presented on the basis that the Company will continue as a going-concern. The going-concern concept contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The Company has suffered a loss from operations during the fifty-two week period ended September 24, 2006 and anticipates a loss during its 2007 fiscal reporting period, and has an accumulated deficit that raises substantial doubt about the Company’s ability to continue as a going-concern. The Company has historically financed operations and met capital expenditures requirements primarily through loans from stockholders and, to a lesser extent, the design and development of solar electric power application revenue. Management continues to raise capital through borrowings of debt. In addition, management is continuing to market its products domestically. However, there can be no assurances that the Company will be successful in these efforts. The financial statements do not include any adjustments that might result from the outcome of this going-concern uncertainty.

The Company needs additional financing to execute its business plan to enhance its Intellectual property rights, respond to competitive pressures, and develop complementary businesses or necessary technologies. The Company does not know whether it will be able to raise additional financing on favorable financing terms. If adequate funds are not available or are not available on acceptable terms, the Company’s ability to fund its operations and expand sales distribution network, or otherwise respond to competitive pressures will be significantly limited.

The Company has historically financed operations through operating revenues and long-term debt instruments. It is anticipated that the merger of Entech into WorldWater will provide additional operating capital to fund future operations of the Company. As part of the merger transaction with WorldWater, WorldWater will provide an immediate infusion of $5,000,000 in working capital to Entech.

Results of Operations—Quarter ended March 25, 2007 and March 26, 2006

Contract Revenue—Contract revenue for the quarters ended March 25, 2007 and March 26, 2006 amounted to $149,021 and $531,754 respectively, and represent 100% of the Company’s revenue. Revenue was lower in the quarter ended March 25, 2007 due to fewer contracts during the quarter.

Gross Profit—The Company generated gross profit on contracts totaling $36,766 or 25% , as compared to the same quarter ended in 2006, which generated a gross profit of $271,267 (51%) on higher revenues of $531,754. The decrease in gross profit for the quarter end March 25, 2007 is due primarily to fewer higher gross margin projects during the quarter.

General and Administrative Expenses—General and Administrative expenses for the quarter ended March 25, 2007 were $236,168 as compared to $175,141 in the comparable quarter ended in 2006. This increase of $61,027 was primarily the result of increased diligence expenses due to the planned sale of the company.

Loss from Operations—In the quarter ended March 25, 2007, the Company incurred a loss from operations of $212,694 as compared to a profit from operations in the comparable quarter ended in 2006. This loss is primarily attributable to a lower gross profit on the company’s decreased revenues in the quarter ended March 25, 2007.

Results of Operations—Year ended September 24, 2006 and September 25, 2005

Contract Revenue—Contract revenue for the years ending September 24, 2006 and September 25, 2005 amounted to $1,135,069 and $1,652,396 respectfully and represent 100% of the Company’s revenue in both fiscal years. Revenue was lower in the year ended September 24, 2006 due to fewer contracts during the year.

Gross Profit—The Company generated gross profit on contracts totaling $501,654 or 44%, as compared to the year ended September 25, 2005, which generated a gross profit of $715,543 (45%) on higher revenues of $1,652,396.

General and Administrative Expenses—General and Administrative expenses for the year ended September 24, 2006 were $556,988 as compared to $372,878 in the comparable year ended in 2005.

This increase of $184,110 was primarily the result of increased diligence expenses due to the planned sale of the company.

Loss from Operations—In the year ended September 24, 2006 , the Company incurred a loss from operations of $106,167 as compared to a profit from operations in the comparable year ended September 25, 2006. This loss is primarily attributable to a lower gross profit on the company’s decreased revenues and higher research and development expenses in the year ended September 24, 2006.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT ENTECH’S MARKET RISK

Foreign Currency Transaction Risk

ENTECH does not believe it is exposed to foreign currency exchange risk because all of its sales and purchases are denominated in United States dollars.

Commodity Price Risk

ENTECH does not believe that it is currently subject to market risk from fluctuating market prices of certain raw materials. While such materials are typically available from numerous suppliers, commodity raw materials are subject to price fluctuations. ENTECH endeavors to recoup these price increases from its customers on an individual contract basis to avoid operating margin erosion. ENTECH has historically not entered into any contracts to hedge its commodity risk although it may do so in the future. While it is possible that, in the future, commodity price changes may have a material impact on ENTECH’s prospective earnings and cash flows, commodity price changes do not now have a material impact on ENTECH’s prospective earnings and cash flows.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

We are providing the following financial information to assist you in your analysis of the financial aspects of our proposed business combination with ENTECH. This information is only a summary and you should read it in conjunction with our historical financial statements incorporated by reference in our 10-KSB for the years ended December 31, 2006 and 2005, and 10-QSB for the quarter ended March 31, 2007, and the historical financial statements of ENTECH included elsewhere herein.

Selected Historical Financial Data of WorldWater

The following is a summary of WorldWater’s financial position and operating results as of the dates and for the periods indicated. This information is only a summary and should be read together with our consolidated financial statements and related notes from which this information has been derived and “WorldWater Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this proxy statement.

	For the Quarters Ended March 31,		For the Years Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)
INCOME STATEMENT DATA:
Revenues	$949,277	$1,956,949	$17,333,681	$2,031,480	$5,837,224
Gross profit (loss)	199,391	130,914	2,719,587	(485,336)	(149,085)
Loss from operations	(2,147,709)	(1,908,383)	(5,257,298)	(5,075,285)	(6,087,358)
Net loss applicable to common shareholders	(2,141,312)	(3,575,598)	(11,427,614)	(10,213,938)	(8,056,694)
Basic and diluted net loss per common share	$(0.01)	$(0.03)	$(0.08)	$(0.11)	$(0.12)
Weighted average common shares outstanding	151,311,763	120,447,445	135,921,421	93,767,378	65,360,690

	As of	As of December 31,
	3/31/2007	2006	2005	2004
	(Unaudited)
BALANCE SHEET DATA:
Cash and equivalents	$2,997,487	$5,801,852	$810,792	$38,852
Working capital surplus (deficit)	8,890,657	10,553,807	(1,282,316)	(2,324,752)
Total assets	13,666,916	17,268,146	2,664,404	1,790,868
Long term debt obligations—less current portion	351,012	103,986	3,088,797	2,026,589
Redeemable Preferred Stock	12,884,388	12,884,388	—	—
Total stockholders’ deficiency	(3,022,840)	(1,623,724)	(3,881,759)	(4,273,641)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

We have prepared the pro forma condensed combined financial statements to show the effect of the proposed business combination of WorldWater and ENTECH under the merger agreement anticipated by the letter of intent entered into on May 25, 2007. The unaudited proforma condensed combined financial information is set forth below.

The following unaudited pro forma condensed combined financial information, which is referred to as the pro forma financial information, has been prepared to give effect to the merger of WorldWater and ENTECH. The pro forma financial information was prepared using historical financial statements incorporated by reference in our 10-KSB for the year ended December 31 2006, and 10-Q for the quarter ended March 31, 2007, and the historical financial statements of ENTECH included elsewhere herein.

The unaudited pro forma condensed combined balance sheet combines the audited consolidated balance sheet of WorldWater as of March 31, 2007 and ENTECH as of March 25, 2007 and gives effect to the merger as if it occurred on March 31, 2007.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 combines the consolidated statement of operations of WorldWater for the year ended December 31, 2006 with the statement of operations of ENTECH for its fiscal year ended September 24, 2006 and gives effect to the merger as if it occurred on January 1, 2006.

The unaudited pro forma condensed combined statement of operations for the quarter ended March 31, 2007 combines the consolidated statement of operations of WorldWater for the quarter ended March 31, 2007 with the statement of operations of ENTECH for the fiscal quarter ended March 25, 2007 and gives effect to the merger as if it occurred on January 1, 2006.

The unaudited pro forma financial data in this proxy statement reflect adjustments, which are based upon preliminary estimates, to allocate the purchase price to WorldWater’s net assets. The purchase price allocation reflected in this proxy statement is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the actual assets and liabilities of ENTECH as of the date of the completion of the merger. We may need to revise materially our current estimates of those assets and liabilities as the valuation process and accounting policy review are finalized. Accordingly, the actual purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement. The unaudited pro forma financial data in this proxy statement are presented for illustrative purposes only and are not necessarily indicative of what WorldWater’s actual financial position or results of operations would have been had the merger and related financings been completed on the dates indicated. The unaudited pro forma financial data in this proxy statement do not give effect to (1) WorldWater’s or ENTECH’s results of operations or other transactions or developments since March 25, 2007, in the case of ENTECH and March 31, 2007, in the case of WorldWater or (2) the cost savings and one-time charges expected to result from the merger. The foregoing matters and other factors could cause both our pro forma historical financial position and results of operations, and our actual future financial position and results of operations, to differ materially from those presented in the unaudited pro forma financial data in this proxy statement.

As noted above, the terms and conditions of definitive documentation, including the terms of the earn-out consideration, are being negotiated by the Company and ENTECH and may materially differ from those set forth in the letter of intent. To the extent that any portion or all of the contingent purchase price becomes payable, our financial statements will differ from the pro forma financial statements set forth in this proxy statement. After the Company executes definitive documentation, we will promptly prepare and file with the Securities and Exchange Commission a supplement to this proxy statement to disclose to our stockholders the terms and conditions contained in the merger agreement and their impact on our financial statements.

WorldWater and ENTECH stockholders should read the pro forma financial information in conjunction with WorldWater’s and ENTECH’s audited historical consolidated financial statements, accompanying footnotes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in WorldWater’s Annual Reports on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

WORLDWATER & POWER CORP. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Balance Sheet
March 31, 2007

	WWAT	ENTECH	Pro Forma		Pro Forma
	3/31/2007	3/25/2007	Adjustments		Combined
Assets
Current Assets:
Cash and cash equivalents	$2,997,487	$321,456	$5,000,000	A	$7,018,943
	—	—	(5,000,000	)B
			5,000,000	C
			(1,300,000	)D
Accounts receivable—trade, (net of allowance of $29,257 at March 31, 2007)	3,543,691	140,000	—		3,683,691
Accounts receivable—other	22,500	—	—		22,500
Inventory	1,749,578	—	—		1,749,578
Costs and estimated earnings/losses in excess of billings	3,044,819	—	—		3,044,819
Prepaid expenses and deposits	927,413	—	—		927,413
Travel advances to employees	39,525	2,059	—		41,584
Total Current Assets	12,325,013	463,515	3,700,000		16,488,528
Equipment and Leasehold Improvements, Net	240,085	4,161	—		244,246
Intangible And Other Assets
Other intangible assets, net	56,667	—	31,728,196	B	31,784,863
Deferred costs on proposed acquisition	911,442	—	(911,442	)B	—
Goodwill	—	—	4,936,435	B	4,936,435
Other deposits	133,709	—	—		133,709
Total Assets	$13,666,916	$467,676	$39,453,189		$53,587,781
Liabilities, Convertible Redeemable Preferred Stock, and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$2,944,252	$408,654	$(389,428	)D	$2,963,478
Long-term debt and notes payable, current portion	304,469	—	—		304,469
Customer deposits	6,453	—	—		6,453
REC guarantee liability, current portion	85,982	—	—		85,982
Billings in excess of costs and estimated earnings/losses	93,200	—	—		93,200
Total Current Liabilities	3,434,356	408,654	(389,428)		3,453,582
Long-term debt and notes payable	100,168	910,572	(910,572	)D	100,168
REC guarantee liability, net of current portion	250,844	—	—		250,844
Total Liabilities	3,785,368	1,319,226	(1,300,000)		3,804,594
Convertible redeemable preferred stock
Series C convertible redeemable preferred stock	750,000	—	—		750,000
Series D convertible redeemable preferred stock	12,134,388	—	—		12,134,388
Total Convertible Redeemable Preferred Stock	12,884,388	—	—		12,884,388
Stockholders’ Equity:
Preferred Stock Convertible $.01 par value authorized 10,000,000; issued and outstanding:
Series B 7%- 611,111 shares liquidation preference $550,000 as of March 31, 2007	6,111	—	—		6,111
Common Stock, $.001 par value; authorized 275,000,000 (Historic) and 400,000,000 (Pro Forma); issued and outstanding 152,043,300 (Historic) and 178,294,378 (Pro Forma) as of March 31, 2007	152,043	1,224	3,289	A	178,293
			19,672	B
			(1,224	)B
			3,289	C
Additional paid-in capital	48,252,693	2,703,223	4,996,711	A	88,128,082
			29,881,967	B
			(2,703,223	)B
			4,996,711	C
Accumulated deficit	(51,413,687)	(3,555,997)	3,555,997	B	(51,413,687)
Total Stockholders’ Equity	(3,002,840)	(851,550)	40,753,189		36,898,799
Total Liabilities, Convertible Redeemable Preferred Stock and Stockholders’ Equity	$13,666,916	$467,676	$39,453,189		$53,587,781

See accompanying notes to unaudited pro forma condensed combined financial statements.

WORLDWATER & POWER CORP. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Operations
FOR THE YEAR ENDED DECEMBER 31, 2006

	WWAT	ENTECH	Pro Forma		Pro Forma
	12/31/2006	9/24/2006	Adjustments		Combined
Revenues:
Contract	$17,116,789	$1,135,069	$—		$18,251,858
Grant	216,892	—	—		216,892
Total	17,333,681	1,135,069	—		18,468,750
Cost of Revenues:
Contract	14,411,406	633,415	—		15,044,821
Grant	202,688	—	—		202,688
Total	14,614,094	633,415	—		15,247,509
Gross Profit (Loss):
Contract	2,705,383	501,654	—		3,207,037
Grant	14,204	—	—		14,204
Total	2,719,587	501,654	—		3,221,241
Operating Expenses:
Marketing, general and administrative expenses	7,774,871	556,988	4,396,360	E	12,728,219
Research and development expense	202,014	—	—		202,014
Total Expenses	7,976,885	556,988	4,396,360		12,930,233
Loss from Operations	(5,257,298)	(55,334)	(4,396,360)		(9,708,992)
Other (Expense) Income
Debt sourcing fees and commissions	(284,138)	—	—		(284,138)
Warrant exercise inducement fees	(1,588,432)	—	—		(1,588,432)
Interest expense	(1,233,207)	(61,152)	—		(1,294,359)
Interest income	120,103	10,319	—		130,422
Total Other (Expense) Income, Net	(2,985,674)	(50,833)	—		(3,036,507)
Net Loss	(8,242,972)	(106,167)	(4,396,360)		(12,745,499)
Beneficial Conversion and Warrants on Preferred Stock Dividend	(3,184,642)	—	—		(3,184,642)
Net Loss Attributable to Common Stockholders	$(11,427,614)	$(106,167)	$(4,396,360)		$(15,930,141)
Net Loss applicable per Common Share (basic and diluted)	$(0.08)	$—	$—		$(0.10)
Weighted Average Common Shares Outstanding used in Per Share Calculation	135,921,421	—	26,251,078		162,172,499

See accompanying notes to unaudited pro forma condensed combined financial statements.

WORLDWATER & POWER CORP. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Operations
FOR THE QUARTER ENDED MARCH 31, 2007

	WWAT	ENTECH	Pro Forma		Pro Forma
	3/31/2007	3/25/2007	Adjustments		Combined
Revenues:
Contract	$949,277	$149,021	$—		$1,098,298
Cost of Revenues:
Contract	749,886	112,255	—		862,141
Gross Profit (Loss):
Contract	199,391	36,766	—		236,157
Operating Expenses:
Marketing, general and administrative expenses	2,299,622	236,168	1,099,090	F	3,634,880
Research and development expense	47,478	—	—		47,478
Total Expenses	2,347,100	236,168	1,099,090		3,682,358
Loss from Operations	(2,147,709)	(199,402)	(1,099,090)		(3,446,201)
Other (Expense) Income
Interest expense	(28,911)	(16,450)	—		(45,361)
Interest income	46,558	3,158	—		49,716
Total Other (Expense) Income, Net	17,647	(13,292)	—		4,355
Net Loss	(2,130,062)	(212,694)	(1,099,090)		(3,441,846)
Accretion of preferred stock dividends	(11,250)	—	—		(11,250)
Net Loss Attributable to Common Stockholders	$(2,141,312)	$(212,694)	$(1,099,090)		$(3,453,096)
Net Loss applicable per Common Share (basic and diluted)	$(0.01)	$—	$—		$(0.02)
Weighted Average Common Shares Outstanding used in Per Share Calculation	151,311,763	—	26,251,078		177,562,841

See accompanying notes to unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1—Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of March 31, 2007 combines the consolidated balance sheets of WorldWater and ENTECH as of March 31, 2007 and March 25, 2007, respectively and gives effect to the proposed merger as if it occurred on March 31, 2007.

The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2006 and quarter ended March 31, 2007 give effect to the proposed merger as if it occurred on January 1, 2006.

The unaudited pro forma condensed combined financial statements, which are referred to as pro forma financial statements, are based on the historical financial statements of WorldWater and ENTECH and give effect to the proposed merger of WorldWater and ENTECH under the purchase method of accounting. As a result, the pro forma financial statements are based on assumptions and adjustments, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from ENTECH based on preliminary estimates of fair value. The final purchase price and the allocation thereof will differ from that reflected in the pro forma financial statements after valuation procedures are performed and amounts are finalized following the completion of the proposed merger. Additionally, the purchase price and other terms and conditions contained in definitive documentation may also materially differ from those set forth in the letter of intent.

The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial statements for illustrative purposes. The proposed merger’s impact on the actual results reported by the combined company in periods following the merger may differ significantly from that reflected in these pro forma financial statements.. In addition, the pro forma financial statements do not give effect to any potential cost savings or operating synergies that WorldWater and ENTECH expect to result from the proposed merger, nor do they give effect to any potential costs to be incurred in integrating the two companies.

Note 2—Unaudited Pro Forma Adjustments

The purchase price allocation included in the pro forma financial statements is preliminary and is based on information that was available to management of WorldWater and ENTECH at the time the pro forma financial statements were prepared. Accordingly, the purchase price and the allocation thereof will change and the impact of such changes could be material.

The financial information included in the unaudited pro forma condensed combined statements of operations is based on the historical results of WorldWater and ENTECH and includes incremental amortization expense on the $31.7 million in intangibles acquired in the $36.7 million merger transaction. The incremental amortization expense for the year ended December 31, 2006 was $4.4 million; the incremental amortization expense for the quarter ended march 31, 2007 was $1.1 million.

Unaudited Pro Forma Condensed Combined Balance Sheet

The total purchase price booked for the proposed merger is $35.8 million; of this total $31.7 is booked as Intangible Assets reflecting the value of intellectual property, patents and contracts and the remaining $5.0 million is classified as Goodwill. The $35.8 million purchase price is calculated as follows: $5.0 million in cash, approximately $29.9 million in stock consideration, and $0.9 million of standstill and acquisition costs. In addition, stockholders of ENTECH may receive earn-out consideration of $5.0 million in cash, WorldWater will cause to be paid $1.3 million of ENTECH’s liabilities at closing, and WorldWater will provide $5.0 million of working capital to ENTECH at the closing.

The allocation of purchase price to acquired intangible assets is preliminary and subject to the final outcome of independent analyses to be conducted after the completion of the merger. The residual amount of the purchase price has been allocated to goodwill. The actual amounts recorded when the merger is completed may differ materially from the pro forma amounts presented herein.

Allocation of Purchase Price of Entech (000,000’s)

Intangible Assets	$31.7
Goodwill	$4.1
Total Purchase Price	$35.8

A)    This adjustment reflects the assumed sale of 3,289,474 shares of WorldWater common stock at an assumed price of $1.52, based on the closing price of the company’s stock at June 29, 2007. The $5,000,000 capital raise is to fund the cash purchase portion of the ENTECH transaction.

B)    This adjustment reflects the assumed purchase of ENTECH.  The adjustment is comprised of a $5,000,000 cash payment, transfer of 19,672,131 shares of WorldWater common stock at a June 29, 2007 valuation of $1.52 per share, and an addition to goodwill of $911,442 of previously recorded acquisition costs.

C)    This adjustment reflects the assumed sale of 3,289,474 shares of WorldWater common stock at an assumed price of $1.52, based on the closing price of the company’s stock at June 29, 2007. The $5,000,000 capital raise is to fund the initial working capital requirements of ENTECH as outlined in the May 25, 2007 letter of intent.

D)    This adjustment reflects the assumed payment of $1,300,000 of ENTECH notes payable and accounts payable at closing as set forth in the letter of intent.

Unaudited Pro Forma Condensed Combined Statement of Operations

The table below illustrates amortization of the intangible assets acquired, exclusive of goodwill, in the ENTECH transaction. Amortization for the quarter ended March 31, 2007 and the year ended December 31, 2006 are $1,099,090 and $4,396,360 respectively.

			Amortization Per	Amortization Per
	Estimated Fair Value	Est. Remaining Life	Quarter	Year
Tubular	$2,897,636	15	$48,294	$193,176
Space	5,358,276	13	103,044	412,176
Terrestrial—Short Term	2,268,637	2	283,580	1,134,320
Terrestrial—Long Term	17,203,647	13	330,839	1,323,356
Non Compete	4,000,000	3	333,333	1,333,332
Total	$31,728,196		$1,099,090	$4,396,360

E)    This adjustment reflects amortization of intangible assets acquired in the Entech transaction of $4,396,360 for the year ended December 31, 2006.

F)    This adjustment reflects amortization of intangible assets acquired in the Entech transaction of $1,099,090 for the quarter ended March 31, 2007.

There is no tax effect on the above amortization expenses included in the Unaudited Pro Forma Condensed Combined Statement of Operations for the quarter ended March 31, 2007 and the year ended December 31, 2006, as both companies have net operating loss carryforwards.

THE BOARD UNANIMOUSLY RECOMMENDS STOCKHOLDERS VOTE “FOR” THIS PROPOSAL
Unless Marked to the Contrary, Proxies Will Be Voted For Approval

PROPOSAL THREE
TO APPROVE THE AMENDMENT OF THE FIFTH AMENDMENT AND RESTATEMENT OF THE 1999 INCENTIVE STOCK OPTION PLAN

The Company’s success is largely dependent upon the efforts of its key employees as well as its directors and consultants. In order to continue to attract, motivate and retain outstanding key employees, the board of directors believes it is essential to provide compensation incentives that are competitive with those provided by other companies. In addition, the board of directors believes it is important to further the identity of interests of key employees with those of the stockholders by encouraging ownership of the Company’s common stock. Accordingly, the board of directors of the Company has adopted a resolution proposing an amendment to the Fourth Amendment and Restatement of the 1999 Incentive Stock Option Plan (the “Option Plan”) that would increase the amount of shares of common stock available to be issued under the plan from a maximum of 25,000,000 shares to a maximum of 50,000,000 shares. The Option Plan, as proposed to be amended, is attached hereto as APPENDIX D.

The following is a summary of certain major provisions of the existing Option Plan:

General

Under the Option Plan, options covering shares of common stock are granted to key employees and directors of, and consultants to, the Company. The options are intended to qualify either as incentive stock options (“ISOs”) pursuant to Section 422 of the Code, or will constitute nonqualified stock options (“NQSOs”). Options may be granted at any time prior to April 30, 2009. Provided the stockholders approve the amendment to the Option Plan, a maximum of 50,000,000 shares of common stock (subject to adjustment to prevent dilution) would be available for issuance under the Option Plan.

Administration

The Option Plan will continue to be administered by the Compensation Committee, comprised of no less than two nor more than five non-employee directors (the “Compensation Committee”). The Option Plan provides that the Compensation Committee has full and final authority to select the key employees, directors and consultants to whom awards are granted, the number of shares of common stock with respect to each option awarded, the exercise price or prices of each option, the vesting and exercise periods of each option, whether an option may be exercised as to less than all of the common stock subject to the option, and such other terms and conditions of each option, if any, that are not inconsistent with the provisions of the Option Plan. In addition, subject to certain conditions, the Compensation Committee is authorized to modify, extend or renew outstanding options. In general, the Compensation Committee is authorized to construe, interpret and administer the Option Plan and the provisions of the options granted thereunder, prescribe and amend rules for the operation of the Option Plan and make all other determinations necessary or advisable for its implementation and administration.

Eligibility

All employees of WorldWater and its subsidiaries, currently about 65 persons, are eligible to participate in the Option Plan as determined by the Compensation Committee.

Terms of Options and Limitations on Right to Exercise

Under the Option Plan, the exercise price of options will not be less than the fair market value of the common stock on the date of grant (and not less than 110% of the fair market value in the case of an incentive stock option granted to an optionee owning 10% or more of the common stock of the Company). Options granted to employees, directors or consultants shall not be exercisable after the expiration of ten years from the date of grant (or five years in the case of incentive stock options granted to an optionee owning 10% or more of the common stock of the Company) or such earlier date determined by the Board of Directors or the Compensation Committee.

The Option Plan permits the exercise of options by payment of the exercise price in cash or by an exchange of shares of common stock of the Company previously owned by the optionee, or a combination of both, in an amount equal to the aggregate exercise price for the shares subject to the option or portion thereof being exercised. The optionee is entitled to elect to pay all or a portion of the aggregate exercise price by having shares of common stock having a fair market value on the date of exercise equal to the aggregate exercise price withheld by the Company or sold by a broker-dealer under certain circumstances. In addition, upon the exercise of any option granted under the Option Plan, the Company, in its discretion, may make financing available to the optionee for the purchase of shares of common stock subject to the option on such terms as the Compensation Committee shall approve. An option may not be exercised except (i) by the optionee,  (ii) by a person who has obtained the optionee’s rights under the option by will or under the laws of descent and distribution, or (iii) by a permitted transferee as contemplated by the Option Plan.

Amendment, Modification and Termination

Our Board may amend, modify or terminate the Option Plan at any time, but our Board may not, without shareholder approval, amend the Option Plan to increase the total number of shares of our common stock reserved for issuance under the plan. In addition, any amendment or modification of the Option Plan shall be subject to shareholder approval as required by the Code, the rules under Section 16 of the Exchange Act, any securities exchange on which our common stock is listed, or under any other applicable laws, rules or regulations.

THE BOARD UNANIMOUSLY RECOMMENDS STOCKHOLDERS VOTE “FOR” THIS PROPOSAL
Unless Marked to the Contrary, Proxies Will Be Voted For Approval

PROPOSAL FOUR
TO APPROVE A REVERSE STOCK SPLIT AS APPROVED BY DIRECTORS

Our board of directors is seeking approval of an amendment to our certificate of incorporation to give the board authorization to effect a reverse split of our issued and outstanding common stock, without further approval of our stockholders, upon a determination by our board that such a reverse stock split is in the best interests of our company and our stockholders at any time before our next annual meeting of stockholders. If the proposed reverse stock split is approved at the special meeting and the board of directors elects to effect the proposed reverse stock split, each stockholder would receive a smaller number of shares at the reverse stock split ratio selected by the board of directors. The ratio will be no less than one for four and no greater than one for eight.

The board will select, at its discretion, the ratio of the reverse stock split, which will be within the range of 1 for 4 to 1 for 8, inclusive. In determining the reverse stock split ratio, the board of directors will consider numerous factors, including the historical and projected performance of our common stock before and after the reverse stock split, prevailing market conditions and general economic trends, as well as the projected impact of the reverse stock split on the trading liquidity of our common stock, and investor interest in our stock.

Authorizing the board to select, at its discretion, the ratio of the reverse stock split within the range of 1 to 4 and 1 to 8 will give the board flexibility to implement a reverse stock split at a ratio that reflects the board's then-current assessment of the factors described above, including our then-current stock price. The reverse stock split would become effective as soon as reasonably practicable upon a determination by the board of directors and the filing of a Certificate of Amendment of our Certificate of Incorporation with the Secretary of State of the State of Delaware.

Even if our stockholders approve this amendment of our Certificate of Incorporation to effect the reverse stock split, our board of directors reserves the right to forego or postpone the filing of the amendment if it determines such action is not in the best interest of our stockholders. If the amendment is adopted and filed with the Delaware Secretary of State, there will be a proportionate reduction in the number of authorized shares of our common stock. You have the opportunity to vote in favor or against this reverse stock split by checking the appropriate box on the attached proxy card. If you choose not to check a box on the proxy card, it is the same as voting FOR the reverse stock split.

REASONS FOR AND RISKS ASSOCIATED WITH THE PROPOSAL

Our board believes it is in the best interests of the Company and our stockholders to implement the reverse split. As of July 30, 2007, we have 177,149,904 shares of common stock issued and outstanding. In order to reduce the number of shares of the common stock outstanding and thereby attempt to proportionally raise the per share price of the common stock, we believe that it is in the best interests of our stockholders for the board to obtain the authority to implement a reverse stock split. We may seek additional funding or other business relationships such as a merger or acquisition in order to meet the needs of our growing business operations. We believe that our industry and, the prospects for such business relationships are presently strong. While no such relationships or funding have been identified as of yet other than our proposed acquisition of ENTECH, and while no other particular plans, understandings or agreements are in place, we believe that the number of issued and outstanding shares may negatively affect the consummation of any such relationship and that a lower number of issued and outstanding shares will assist us in attracting funding sources or merger partners on terms that will be more beneficial to the Company and its stockholders.

There can be no assurance that the total market capitalization of the common stock (the aggregate of the then market price) after the proposed reverse split will be equal to or greater than the total market capitalization before the proposed reverse split. Also, we cannot assure you that the market price of our common stock immediately after the effective date of the proposed reverse stock split will be maintained for any period of time. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in our overall market capitalization. If approved and effected, the reverse stock split will result in some stockholders owning “odd lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transacting in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

HOW THE APPROVAL WILL AFFECT STOCKHOLDERS

The proposed stock split will affect all of our stockholders uniformly and will not affect any stockholders percentage ownership interests in the company, except to the extent that the result of the reverse stock split results in any of our stockholders owning a fractional share. If this occurs, the fractional shares will be rounded up to the next whole share. Additionally, if as a result of the reverse split calculations, any stockholders holding is reduced to an ownership of less than one share, or zero, we will round up that fractional share and grant such a stockholder at least one share in the Company, or, at our option, purchase the stockholders shares at the bid price existing for our stock on the day prior to the effectiveness of the reverse split. Such cash payments will reduce the number of post-reverse stock split stockholders to the extent there are stockholders presently who would otherwise receive less than one share of the common stock after the reverse stock split and we elect to cash out such stockholders. In addition, the reverse stock split will not affect any stockholders percentage ownership or proportionate voting power, subject to the treatment of fractional shares.

The principal effect of a reverse stock split will be that the number of shares of the common stock issued and outstanding will be reduced from 151,395,297 shares to approximately 37,848,825 shares if a 1 for 4 reverse stock split is implemented by the board, and 18,924,413 if a 1 for 8 reverse stock split is implemented.

Effect on Registered and Beneficial Stockholders

Upon the reverse stock split, we intend to treat stockholders holding common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders, holding the common stock in “street name.” However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with such a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Effect of Reverse Stock Split on Options

The number of shares subject to outstanding options to purchase shares of our common stock also would automatically be reduced in the same ratio as the reduction in the outstanding shares. Correspondingly, the per share exercise price of those options will be increased in direct proportion to the reverse stock split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the options will remain unchanged. For example, if a 1 for 8 reverse stock split is implemented and an optionee holds options to purchase 1,000 shares at an exercise price of $1.00 per share, then on effectiveness of the 1 for 8 reverse stock split, the number of shares subject to that option would be reduced to 125 shares and the exercise price would be proportionately increased to $8.00 per share.

Effect of Reverse Stock Split on Warrants

The agreements governing the outstanding warrants to purchase shares of our common stock include provisions requiring adjustments to both the number of shares issuable upon exercise of such warrants, and the exercise prices of such warrants, in the event of a reverse stock split. For example, if a 1 for 8 reverse stock split is implemented and a warrant holder holds a warrant to purchase 10,000 shares of our common stock at an exercise price of $1.00 per share, then on effectiveness of the reverse stock split, the number of shares subject to that warrant would be reduced to 1,250 shares and the exercise price would be proportionately increased to $8.00 per share.

Implementation and Effect of the Reverse Stock Split

If approved by our stockholders at the special meeting, and if a majority of our board of directors determines that effecting a reverse stock split is in the best interests of the Company and our stockholders, our board of directors will, in its sole discretion, determine the method of dealing with fractional shares, as described above in “How the Approval Will Affect Shareholders’’ on page     . Following such determinations, the board of directors will effect the reverse stock split by directing management of the Company to file a certificate of amendment with the Delaware Secretary of State at such time as the board has determined is the effective time for the reverse stock split. The reverse stock split will become effective at the time specified in the certificate of amendment after the filing of the amendment with the Delaware Secretary of State, which we refer to as the effective time.

We estimate that, following a reverse stock split, we would have approximately the same number of stockholders and, except for the effect of cash payments for fractional shares as described above, the completion of the reverse stock split would not affect any stockholder’s proportionate equity interest in our company. By way of example, a stockholder who owns a number of shares that prior to the reverse stock split represented one-half of a percent of the outstanding shares of the company would continue to own one-half of a percent of our outstanding shares after the reverse stock split. However, it will have the effect of increasing the number of shares available for future issuance because of the reduction in the number of shares that will be outstanding after giving effect to the reverse stock split.

Exchange of Stock Certificates and Payment for Fractional Shares

Exchange of Stock Certificates. Promptly after the effective time, you will be notified that the reverse stock split has been effected. Our stock transfer agent, ComputerShare Investor Services, whom we refer to as the exchange agent, will implement the exchange of stock certificates representing outstanding shares of common stock. You will be asked to surrender to the exchange agent certificates representing your pre-split shares in exchange for certificates representing your post-split shares in accordance with the procedures to be set forth in a letter of transmittal which we would send to you. You will not receive a new stock certificate representing your post-split shares until you surrender your outstanding certificate(s) representing your pre-split shares, together with the properly completed and executed letter of transmittal to the exchange agent. No scrip or fractional certificates will be issued in connection with the reverse stock split. Instead, any fractional share that results from the reverse stock split will be rounded up to the next whole share of our common stock or, in the discretion of the board, you will entitled to a cash payment without interest in lieu of such fractional shares. If approved and affected, the reverse stock split will result in some stockholders owning "odd lots" of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in "round lots" of even multiples of 100 shares. IF THIS REVERSE SPLIT IS EFFECTED, PLEASE DO NOT DESTROY ANY STOCK CERTIFICATES OR SUBMIT ANY OF YOUR CERTIFICATES UNTIL YOU ARE REQUESTED TO DO SO.

Effect of Failure to Exchange Stock Certificates

Upon the filing of the amendment to our certificate of incorporation with the Delaware Secretary of State, each certificate representing shares of our common stock outstanding prior to the that time will, until surrendered and exchanged as described above, be deemed, for all corporate purposes, to evidence ownership of the whole number of shares of our common stock, and the right to receive, from us or the transfer agent, the amount of cash for any fractional shares, into which the shares of our common stock evidenced by such certificate have been converted by the reverse stock split. However, a holder of such un-exchanged certificates would not be entitled to receive any dividends or other distributions payable by us after the effective date, until the old certificates have been surrendered. Such dividends and distributions, if any, would be accumulated, and at the time of surrender of the old certificates, all such unpaid dividends or distributions will be paid without interest.

No Appraisal Rights

Under the Delaware General Corporation Law and our certificate of incorporation and bylaws, you are not entitled to appraisal rights with respect to a reverse stock split.

Federal Income Tax Consequences

The following description of the material federal income tax consequences of a reverse stock split is based on the Internal Revenue Code, applicable Treasury Regulations promulgated under the Code, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of any of the proposed reverse stock split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. We encourage stockholders to consult their own tax advisors to determine the particular consequences to them.

In general, the federal income tax consequences of the reverse stock split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of our common stock in exchange for their old shares of our common stock. We believe that because the proposed reverse stock split is not part of a plan to increase periodically a stockholder’s proportionate interest in our assets or earnings and profits, the reverse stock split will likely have the following federal income tax effects:

(i)            Except as explained in (v) below, no income gain or loss will be recognized by a stockholder on the surrender of the old shares or receipt of the certificate representing post-split new shares.

(ii)        Except as explained in (v) below, the tax basis of the new shares will equal the tax basis of the old shares exchanged therefore.

(iii)    Except as explained in (v) below, the holding period of the new shares will include the holding period of the old shares if such old shares were held as capital assets.

(iv)      The conversion of the old shares into the new shares will produce no taxable income or gain or loss to the Company.

(v)          The federal income tax treatment of the receipt of the one additional share in lieu of any fractional interests by a stockholder is not clear and may result in tax liability not material in amount in view of the low value of such fractional interest.

The Company’s opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

The state and local tax consequences of a reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides. Stockholders are encouraged to consult their own tax advisors with respect to the federal, state and local tax consequences of the reverse stock split.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL
Unless Marked to the Contrary, Proxies Will Be Voted For Approval

PROPOSAL FIVE
TO RATIFY THE APPOINTMENT OF AMPER, POLITZINER & MATTIA, P.C. AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2007

Amper, Politziner & Mattia, P.C. independent certified public accountants, has been selected by the board of directors as the Company’s independent auditor for the current fiscal year. A representative of Amper, Politziner & Mattia, P.C. is expected to be present at the special meeting, and will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL
Unless Marked to the Contrary, Proxies Will Be Voted “For” Approval.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Statements in this Management’s Discussion and Analysis concerning the Company’s outlook or future economic performance; anticipated profitability, gross billings, commissions and fees, expenses or other financial items; and, statements concerning assumptions made or exceptions to any future events, conditions, performance or other matters constitute forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, (1) that there can be no assurance that the Company will grow and/or manage its growth profitably, (2) risks associated with reliance on governmental regulations, (3) competition, (4) the Company’s results have fluctuated in the past and are expected to fluctuate in the future, (5) the loss of services of key individuals which could have a material adverse effect on the Company’s business, financial condition or operating results, and (6) risks associated with operating in emerging countries.

OVERVIEW

WorldWater & Power Corp. is a solar engineering and project management company with unique, high-powered solar electric technology and expertise, providing alternative energy solutions to a wide variety of customers, primarily in domestic markets. Until 2002, WorldWater’s business was focused exclusively on providing developing countries with water and power solutions. Since then, the Company has placed increasing emphasis on domestic markets, principally in California, New Jersey, and surrounding states, and is addressing the needs of residential, commercial and industrial customers, in both the public and private sectors. The Company will continue to selectively submit proposals to various foreign governments in need of solving critical water supply and energy problems using the Company’s proprietary solar technology.

With significantly rising energy prices and related shortages, along with significant state and federal incentives, and utility company rebate programs, domestic markets have emerged as the Company’s highest priority. WorldWater is uniquely positioned to deliver a wide range of product and service offerings, from solar-powered equipment and installations, both fixed and mobile, to large-scale, turnkey solar energy and water system solutions, specializing in variable frequency drive (VFD) applications that deliver high customer value. The foundation and enabler for these offerings is WorldWater’s substantial technical expertise and proprietary solar technology, including its AquaMax™ System, AquaDrive™ Controller, AquaMeter™ Water Meter, and soon to be introduced, Mobile MaxPure™.

The Company continues to move from an entrepreneurial operating mode to that of a fast growth company. In this connection, significant effort is being made towards the development of policies, procedures and processes to bring greater efficiency and effectiveness to all areas of the business, with particular emphasis on the technical, commercial and financial evaluation of prospective projects and the successful execution and profitability of awarded contracts.

The Company will continue work to develop innovative new products to meet customer needs, especially using new technology to clearly differentiate from current/competitive products.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of condensed consolidated financial statements in accordance with U.S. generally accepted accounting principles requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of these condensed consolidated financial statements:

REVENUE RECOGNITION

The Company derives revenue primarily from fixed-price contracts through which the Company provides engineering, design, and procurement services, materials and equipment, and construction / installation services. Revenue is also generated through the sale of solar-related equipment and, to a lesser extent, from consulting projects and government-funded grants.

Contract revenues are recorded when there is persuasive evidence that a binding contractual arrangement exists, the price is fixed and determinable, the Company has commenced work on the project, and collectibility is reasonably assured.

Contract revenues are recognized using the percentage of completion method. The percentage of completion is calculated by dividing the direct labor and other direct costs incurred by the total estimated direct cost of the project. Contract value is defined as the total value of the contract, plus the value of approved change orders. Estimates of costs to complete are reviewed periodically and modified as required. Provisions are made for the full amount of anticipated losses, on a contract-by-contract basis. These loss provisions are established in the period in which the losses are first determined. Changes in estimates are also reflected in the period they become known.

Revenues from equipment sales containing acceptance provisions are recognized upon customer acceptance. Cash payments received in advance of product or service revenue are recorded as customer deposits.

Revenues from consulting projects are recognized as services are rendered. Grant revenues are recognized when received, or if based on entitlement periods, when entitlement occurs.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of its customers were to deteriorate, such that their ability to make payments was impaired, additional allowances could be required.

SHARE-BASED COMPENSATION

On January 1, 2006, the Company adopted SFAS No. 123R, “Share-Based Payment,” which requires all companies to measure and recognize compensation expense at fair value for all stock-based payments to employees and directors. SFAS No. 123R is being applied on the modified prospective basis. Prior to the adoption of SFAS No. 123R, the Company accounted for its stock-based compensation plans for employees and directors under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations, and accordingly, the Company recognized no compensation expense related to the stock-based plans for grants to employees or directors. Grants to consultants under the plans were recorded under SFAS No. 123.

Under the modified prospective approach, SFAS No. 123R applies to new grants of options and awards of stock as well as to grants of options that were outstanding on January 1, 2006 and that may subsequently be repurchased, cancelled or materially modified. Under the modified prospective approach, compensation cost recognized for the year ended December 31, 2006 includes compensation cost for all share-based payments granted prior to, but not yet vested on, January 1, 2006, based on fair value as of the prior grant-date and estimated in accordance with the provisions of SFAS No. 123R. Prior periods were not required to be restated to reflect the impact of adopting the new standard.

ACCOUNTING FOR INCOME TAXES

The Company is required to estimate its income taxes in each of the jurisdictions in which it operates as part of its condensed consolidated financial statements. This involves estimating the actual current tax in addition to assessing temporary differences resulting from differing treatments for tax and financial accounting purposes. These differences together with net operating loss carry forwards and tax credits may be recorded as deferred tax assets or liabilities on the balance sheet. A judgment must then be made of the likelihood that any deferred tax assets will be recovered from future taxable income. To the extent that the Company determines that it is more likely than not that deferred tax assets will not be utilized, a valuation allowance is established. Taxable income in future periods significantly different from that projected may cause adjustments to the valuation allowance that could materially increase or decrease future income tax expense. As of March 31, 2007 and December 31, 2006, an allowance equal to 100% of the deferred tax asset was recorded.

RESULTS OF OPERATIONS—QUARTER ENDED MARCH 31, 2007 (Amounts are rounded to the nearest thousand)

Contract Revenue.   Contract revenue for the quarter ended March 31, 2007 amounted to $949,000, and represents 100% of the Company’s revenue. Residential projects account for $252,000 of contract revenue. All contract revenue was generated by domestic projects. The Company had contract revenue of $1,898,000 in the quarter ended March 31, 2006.

Grant Revenue.   The Company recognized no grant revenue in the first quarter of 2007. The company recognized $59,000 in the first quarter 2006 from the U.S. Trade and Development Agency (USTDA). The USTDA grant was specific to a pilot project for water supply in Sri Lanka. This project is designed to assess solar technology methods to provide safe, sustainable water supplies to people in six villages near the tsunami-ravaged southern coast of Sri Lanka.

Cost of Contract Revenue.   Cost of contract revenue consists primarily of third party construction and installation expense, materials and supplies required for construction and component equipment, including solar panels, solar array, inverters, variable speed drives and meters.

Cost of Grant Revenue.   Cost associated with grant revenue consists primarily of third party subcontracted costs incurred for consulting expenses and prototype costs. The Company expenses internal research, engineering and development costs, as incurred. See Research and Development expense below.

Gross Profit (Loss) on Contracts.   The Company generated gross profit on contracts totaling $199,000 or 21%, as compared to the first quarter 2006, which generated a gross profit of $102,000 or 5%. The company attributes its significant rise in gross profit margin partly to its evolution from an entrepreneurial to a fast growth company. Better overall efficiencies, bid processes, and trained staff have also supported the increased job margins.

Gross Profit (Loss) on Grants.   No gross profit was recognized in the first quarter 2007. In the first quarter 2006 a gross profit of $29,000 was recorded, in conjunction with the USTDA grant.

Marketing, General and Administrative Expenses.   Marketing, general and administrative expenses (MG&A) for the quarter ended March 31, 2007, amount to $2,300,000, compared to $1,951,000 in the first quarter 2006, an increase of $349,000 or 15%. The year to year variances primarily made up of increases from the first quarter 2006 to 2007 in the following categories; Salary and wages are up $46,000 due to increased headcount, legal fees are up $170,000, insurance is up $42,000 due to a one-time workers compensation surcharge, and general insurance is up $41,000 due to additional staff and increased coverages necessary for high dollar bid proposals. There were an additional $50,000 of variances spread out over a series of accounts.

Research and Development Expense.   Research and development expense consists primarily of salary expense for internal personnel, and related personnel costs, as well as prototype costs incurred to improve the design of the Company’s installations, and expand the Company’s product line. Research and development are critical to the Company’s strategic objectives of enhancing its technology to meet the requirements of its targeted customers. The Company expects to maintain, if not increase, its current level of expenditure for research and development on a going-forward basis. Research and development expenses incurred in the quarter ended March 31, 2007 were $47,478, a decrease of $41,255 over the first quarter of 2006. This decrease is due primarily to the reclass of expenses to Inventory of finished MOBIL MAX™ units, a transportable solar-powered water purification system.

Loss from Operations.   In the quarter ended March 31, 2007, the Company incurred a loss from operations of $2,148,000, an increase of $240,000 or 11% over the $1,908,000 loss during the same period in 2006. The increased loss is primarily due to increases in MG&A Expenses of $349,000, offset by lower R&D costs of $41,000, and increased gross margin of $68,000.

Warrant Exercise Inducement Fees.   There was no recorded expense in the first quarter 2007 as compared to $992,000 in the same period 2006.

Interest Expense.   Interest expense was $29,000 for the quarter ended March 31, 2007, a decrease of $492,000 or 94% for the same period in 2006. This reflects a significant decrease in outstanding debt from first quarter 2006 to 2007.

Interest Income.   Interest income was $47,000 for the quarter ended March 31, 2007, an increase of $43,000 for the same period in 2006. This income reflects the positive effect of our cash raise in the fourth quarter 2006.

Net Loss.   In the quarter ended March 31, 2007, the Company incurred a net loss of $2,130,000 decrease of $1,446,000 or 40% over the $3,576,000 loss for the comparable quarter in 2006. The decreased loss is primarily due to the increased loss from operations of $239,000, offset by decreases in Warrant Inducement Fees of $992,000, Interest Expense of $492,000, Debt Sourcing Fees of $158,000, and an increase in Interest Income of $43,000.

Accretion of Preferred Stock Dividends.   In the quarter ended March 31, 2007, the Company recorded an increase in the amount of $11,250 compared to $0 in the first quarter of 2006.

HISTORICAL CASH FLOW ANALYSIS

The “Historical Cash Flows Analysis” section discusses consolidated cash flow from operations, investing activities and financing activities. Amounts have been rounded to the nearest thousand.

Cash Flows from Operating Activities

	Quarter ended March 31,
	2007	2006
Net Cash Used in Operating Activities	$2,780,000	$1,641,000

In the first quarter of 2007, the Company had an increase in net cash used in operating activities of $1,138,768 in a period when the Company had a decrease in net loss of $1,434,286. An analysis of the increased loss is above in the RESULTS OF OPERATIONS discussion. An increase in non-cash charges in 2007 offset the increased net loss and increases in the Company’s working capital during the first quarter of 2007. Below is a reconciliation of the increase in net cash used in operating activities.

Increases (decreases) in non-cash charges:
Beneficial conversion feature on convertible notes	$(992,000)
Stock based employee compensation cost	(152,000)
Amortization of interest expense	(420,000)
Amortization of loan origination costs	(158,000)
Issuance of stock for services	(5,000)
Issuance of options and warrants for services	(28,000)
Amortization of deferred compensation	(8,000)
Issuance of stock in lieu of interest	19,000
Depreciation and amortization	6,000
(1,738,000)
Changes in timing of cash receipts and disbursements related to working capital items	(835,000)
2,573,000
Change in net loss-2007 compared to 2006	1,434,000
Increase in net cash used in operating activities	$1,139,000

Cash Flows from Investing Activities

	Quarter ended March 31,
	2007	2006
Net Cash Used in Investing Activities	$(176,000)	$(33,000)

In the quarters ended March 31, 2007 and 2006, investing activities included the purchase of office equipment including computers and furniture for the increased workforce.

Cash Flows from Financing Activities

	Quarter ended March 31,
	2007	2006
Net Cash Provided By Financing Activities	$182,000	$1,738,000

In the quarters ended March 31, 2007 and 2006, the Company financed its operations principally through the issuance of common stock as the result of private sales and the exercise of warrants and stock options.

The Company accounts for transactions with non-employees, in which financing, goods or services are the consideration received for the issuance of equity warrant instruments under the fair value method. The fair value of warrants issued is calculated using the Black-Scholes pricing model. There were no new warrants issued in the first quarter of 2007. All warrants are exercisable.

In the quarter ended March 31, 2007, the Company raised $9,000 through the exercise of 44,666 warrants at an average price of $.20 per share.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2007, our current ratio was 3.59 compared to 2.87 at December 31, 2006. As of March 31, 2007, we had $8,890,657 of working capital compared to working capital of $10,553,807 as of December 31, 2006. Cash and cash equivalents were $2,997,487 as of March 31, 2007, as compared to $5,801,852 as of December 31, 2006.

The Company has historically financed operations and met capital expenditures requirements primarily through sales of capital stock and solar system equipment sales. Management plans to continue to raise funds through the sale of capital stock, and forecasts increased revenues.

We believe that our existing cash balance together with our other existing financial resources, including anticipated additional capital raises in 2007, and revenues from sales of our solar systems, will be sufficient to meet our operating and capital requirements beyond the first quarter of 2008. In light of our recent private placements of approximately $13.5 million of our convertible preferred stock in November 2006 and $5.0 million worth of common stock in April 2007, we believe that we shall have the necessary financing to meet our operating and capital requirements, at a minimum, into 2008.

As of March 31, 2007
Number of authorized common shares:	275,000,000
Less common shares outstanding:	152,043,300
Less potential issuable common shares:
Warrants	24,698,207
Debt conversion rights	1,676,692
Stock options	18,689,781
Stock purchase agreement rights	1,511,946
Preferred stock conversion rights	51,462,759
98,039,385
Available common shares to be issued:	24,917,315

The investment of the remaining $4.5 million second tranche (the “Tranche B Closing”) will be consummated subject to the execution of a definitive strategic agreement between the Parties and certain other conditions set forth in the Investment Agreement. The Parties currently expect the execution of the definitive strategic agreement and the Tranche B Closing to occur before the end of 2007. At the Tranche B Closing, WorldWater will issue to EMCORE (i) Series D Redeemable Preferred shares convertible into 11,250,000 shares of common stock and warrants to purchase Redeemable Preferred Shares convertible into 1,812,500 shares of common stock.

RISKS AND UNCERTAINTIES

Fixed-price Contracts

The Company utilizes fixed-price contracts which result in business risk, such as:

•       uncertainty in estimating the technical aspects and effort involved to accomplish the work within the contract scope and schedule;

•       labor availability and productivity;

•       supplier and subcontractor pricing and performance; and

•       availability and pricing of components (particularly solar modules).

Intellectual Property Rights

The Company relies on a variety of intellectual property rights in the performance of its product and service delivery to its customers. The Company may not be able to preserve these intellectual property rights in the future and these rights could be invalidated, circumvented or challenged. In addition, the laws of some foreign countries in which our equipment may be sold do not protect intellectual property rights to the same extent of the United States. Failure to protect the Company’s proprietary information and successfully defend challenges or infringement proceedings against the Company could materially and adversely affect the Company’s competitive position.

Technological Developments

The market for our equipment and services is characterized by continual technological developments to provide better and more reliable performance and services. If the Company is not able to design, develop, and produce commercially competitive products and complete installation in a timely manner in response to changes in technology, the business and revenues could be materially and adversely affected.

Similarly, if the Company’s proprietary technologies and equipment become obsolete, it may no longer be competitive and its business and revenues could be materially and adversely affected.

Technical Personnel

The engineering services provided by the Company are complex and highly engineered and often must be performed in harsh conditions. The Company’s success depends on its ability to employ and retain technical personnel with the ability to design, utilize and enhance these products and services. In addition, our ability to expand our operations depends in part on our ability to increase our skilled labor force. The demand for skilled workers is high and the supply is limited. A significant increase in wages paid by competing employers could result in a reduction of our skilled labor force and/or increases in wage rates that we must pay. If either of these events were to occur, our cost structure could increase, our margins decrease and our growth potential could be impaired.

Government Incentives

The competitiveness of our technology and equipment is very much dependent upon governmental and utility rebates and incentives. If these rebates and incentives were to be materially reduced or eliminated, the Company’s business and revenues could be materially and adversely affected.

Effective Internal Controls

Effective internal controls are necessary for the Company to provide reliable financial reports. In addition, Section 404 of the Sarbanes-Oxley Act of 2002 requires the Company to evaluate and report on its internal controls over financial reporting and have its independent auditors annually attest to its evaluation, as well as issue their own opinion on the Company’s internal controls over financial reporting, beginning with our Annual Report on Form 10-K for the year ending December 31, 2007.

The Company is preparing for compliance with Section 404 by strengthening, assessing and testing its system of internal controls to provide the basis for its report. The process of strengthening its internal controls and complying with Section 404 is expensive and time-consuming, and requires significant management attention. The Company cannot be certain that these measures will ensure that it will maintain adequate controls over its financial processes and reporting in the future. Furthermore, as the Company grows its business, its internal controls will become more complex and will require significantly more resources to ensure its internal controls remain effective.

In February 2007, the Company engaged RSM McGladrey, who will perform a Sarbanes-Oxley Act Consulting engagement designed to assist the Company in its efforts to comply with SOX Section 404, “Management’s Assessment of Internal Control.”  The engagement was designed with the understanding that should the Company meet the criteria for an “accelerated filer”, the Company’s external auditor will also be required to attest to management’s report on internal controls over financial reporting in the fiscal year ending December 31, 2007.

In March 2007, the Company engaged Microstrategies, Inc. to provide an improved IT, financial reporting, and ERP system to enhance efficiencies and financial and operating controls as it works to implement Sarbanes-Oxley requirements and procedures.

As of June 30, 2007, the Company became an accelerated filer for SEC reporting purposes, beginning with our December 31, 2007 10-K.

Foreign Operations

The Company operates in various countries that are subject to risks peculiar to each country. With respect to any particular country, these risks may include:

•       expropriation and nationalization of our assets (including intellectual property) in that country;

•       political and economic instability;

•       social unrest, acts of terrorism, force majeure, war or other armed conflict;

•       inflation;

•       currency fluctuations, devaluations and conversion restrictions;

•       confiscatory taxation or other adverse tax policies;

•       governmental activities that limit or disrupt markets, restrict payments or limit the movement of funds;

•       governmental activities that may result in the deprivation of contract rights; and

•       trade restrictions and economic embargoes imposed by the United States and other countries.

There was no grant revenue recognized in the first quarter of 2007. Unsettled political conditions, social unrest, acts of terrorism, force majeure, war or other armed conflict, exploitation or other governmental actions, inflation, exchange controls or currency devaluation may result in increased business risk in these regions.

Financing

The Company does not know whether it will be able to raise additional financing or financing on terms favorable to it. If adequate funds are not available or are not available on acceptable terms, the Company’s ability to fund current operations or otherwise respond to competitive pressures will be significantly limited.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This Statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will become effective for us beginning with the first quarter of 2008. We have not yet determined the impact of the adoption of SFAS No. 159 on our financial statements and footnote disclosures.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which is effective for the Company on January 1, 2008. The Statement defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The Statement codifies the definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The Company is still determining the impact of this FASB, but does not expect it to have a material effect on the Company’s consolidated financial statements.

In September 2006, the SEC staff issued Staff Accounting Bulletin (SAB) Topic 1N (SAB No. 108), “Financial Statements—Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which is effective for calendar year companies as of December 31, 2006. SAB No. 108 provides guidance on how prior-year misstatements should be taken into consideration when quantifying misstatements in current-year financial statements for purposes of determining whether the financial statements are materially misstated. Under this guidance, companies should take into account both the effect of a misstatement on the current-year balance sheet as well as the impact upon the current-year income statement in assessing the materiality of a current-year misstatement. Once a current-year misstatement has been quantified, the guidance in SAB Topic 1M, “Financial Statements—Materiality,” (SAB No. 99) will be applied to determine whether the misstatement is material. The adoption of this Statement has not had a material effect on the Company’s consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109”. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Interpretation is effective for fiscal years beginning after December 15, 2006. The Company does not believe that its historical or expected tax reporting positions, which considered before application of the valuation allowance, will have a material impact on its consolidated financial statements. As of January 1, 2007, the Interpretation was implemented with no material impact recognized.

SELECTED FINANCIAL DATA

The operating results data presented below for the fiscal years ended December 31, 2006, 2005, and 2004 and the balance sheet data at December 31, 2006, 2005, and 2004 have been derived from the Company’s 10-KSB for the years ended December 31, 2006 and 2005, incorporated by reference in this filing.

	Year Ended December 31,
Operating Results Data	2006	2005	2004
Revenue	$17,333,681	$2,031,480	$5,837,224
Gross Profit (Loss)	2,719,587	(485,336)	(149,085)
Loss From Operations	(5,257,298)	(5,075,285)	(6,087,358)
Loss Applicable To Common Stock	(11,427,614)	(10,213,938)	(8,056,694)
Net Loss Per Basic & Diluted Share Attributable To Common Stock	$(.08)	$(0.11)	$(0.12)

	As of December 31,
Balance Sheet Data	2006	2005	2004
Cash and Cash Equivalents	$5,801,852	$810,792	$38,852
Working Capital Surplus (Deficit)	10,553,807	(1,282,316)	(2,324,752)
Total Assets	17,268,146	2,664,404	1,790,868
Long term obligations—less current portion	103,986	3,088,797	2,026,589
Redeemable Preferred Stock	12,884,388	—	—
Stockholders’ Deficiency	(1,623,724)	(3,881,759)	(4,273,641)

RESULTS OF OPERATIONS (amounts are rounded to the nearest thousand)

Contract Revenue.   Contract revenue for 2006 amounts to $17,117,000, and represents 99% of the Company’s revenue. Revenue of $17,117,000, or 100% of the total contract revenue, was generated by domestic commercial and residential projects.

Commercial projects account for $16,585,000 or 96% of domestic contract revenue, and is made up of 23 projects. Revenue was generated from nine commercial projects in California, nine in New Jersey, three in Delaware, and one in Texas.

Residential projects account for $532,000 or 3% of domestic contract revenue; $532,000 from 10 California projects, $0 revenue from New Jersey projects.

Grant Revenue.   The Company recognized grant revenue of $217,000 in 2006. This is composed of $192,000 from the U.S. Trade and Development Agency (USTDA) and $25,000 from the New Jersey Board of Public Utilities (NJBPU). The USTDA grant is in connection with a pilot project for water supply in Sri Lanka. This project is designed to assess solar technology methods to provide safe, sustainable water supplies to people in six villages near the tsunami-ravaged southern coast of Sri Lanka. The NJBPU grant is for research in the development of cost effective, grid-tied motor drives for photovoltaic applications.

Cost of Contract Revenue.   Cost of contract revenue consists primarily of third party construction and installation expense, materials and supplies required for construction and component equipment, including the solar panels, solar array, inverters, variable speed drives and meters.

Cost of Grant Revenue.   Cost associated with grant revenue consists primarily of third party subcontracted costs incurred for consulting expenses and prototype costs. The Company expenses internal research, engineering and development costs, as incurred. See Research and Development expense below.

Gross Profit (Loss) on Contracts.   The Company generated gross profits on contracts totaling $2,705,000. Gross profits totaling $3,463,000 were attributable to 27 projects. Gross profits were offset by $99,000 in gross losses generated by four projects. Gross profits are also offset by warranty reserves and other expenses not allocated to individual contracts totaling $659,000.

Gross Profit (Loss) on Grants.   Gross profit of $14,000 was earned in connection with the Company’s grant revenue; A gross loss of $9,000 from the USTDA grant, and a gross profit of $25,000 from the NJBPU grant.

Marketing, General and Administrative Expenses.   Marketing, general and administrative expenses amount to $7,775,000 in 2006, and consist primarily of salaries and related personnel costs, travel, professional fees, including legal and accounting, rent, insurance, and other sales and marketing expenses.

Debt Sourcing Fees and Commissions.   The Company historically has financed its operations through a combination of convertible debt, convertible preferred stock, and equity. To date, the increased working capital required to support the Company’s rapid revenue growth have been a net user of cash, and this is expected to continue through the end of 2007.

Research and Development Expense.   Research and development expense consists primarily of salary expense for internal personnel, and related personnel costs, as well as prototype costs incurred to improve the design of the Company’s installations, and expand the Company’s product line. Research and development are critical to the Company’s strategic objectives of enhancing its technology to meet the requirements of its targeted customers. The Company expects to maintain, if not increase, its current level of expenditure for research and development on a going-forward basis.

COMPARISON OF YEARS ENDED DECEMBER 31, 2006 AND 2005 (amounts are rounded to the nearest thousand)

Contract Revenue.   Contract revenue for the year ended December 31, 2006 was $17,117,000, an increase of $15,199,000, or 792%, from $1,918,000 for 2005. Three projects represented $10,378,000 or 60% of the contract revenue in 2006. One of the projects was completed in 2006, while two were greater than 95% complete at year end, and were completed in the first quarter of 2007.

Grant Revenue.   Grant revenue for the year ended December 31, 2006 was $217,000, an increase of $104,000, or 92% from $113,000 for 2005. The fluctuation is a reflection of the timing of grant awards and completion of associated tasks/milestones called for under the grants. Grant revenue is expected to be an immaterial portion of the Company’s revenue stream going forward into 2007.

Cost of Contract Revenue.   The cost of contract revenue for the year ended December 31, 2006 was $14,411,000, an increase of $11,966,000 or 489% from $2,445,000 in 2005. The increase in cost of contract revenue is principally the result of higher volume in 2006 (revenue is up 792%).

Cost of Grant Revenue.   The cost of grant revenue for the year ended December 31, 2006 was $203,000, an increase of $132,000 from $71,000 in 2005.

Gross Profit (Loss) on Contracts.   The Company generated a gross profit on contracts in 2006. The gross profit of $2,705,00 in 2006, represents an increase of $3,232,000, versus the gross loss of $527,000 in 2005. Gross profits totaling $3,463,000 were attributable to 27 projects. Gross profits were offset by $99,000 in gross losses generated by four projects. Gross profits are also offset by warranty reserves and other expenses not allocated to individual contracts totaling $659,000. The Company attributes its significant rise in gross profit partly to its evolution from an entrepreneurial to a fast growth company. Better overall efficiencies, bid processes, and trained staff have also supported the increased job margins.

Gross Profit (Loss) from Grants.   The Company generated gross profit of $14,000 from grants in 2006, versus a gross profit of $42,000 in 2005. Gross profit is made up of a gross loss of $9,000 from the USTDA grant, and a gross profit of $25,000 from the NJBPU grant.

Marketing, General and Administrative.   Marketing, general and administrative expenses for the year ended December 31, 2006 were $7,775,000, an increase of $3,327,000 or 75%, from $4,448,000 for 2005. The $3,327,000 increase includes increases in salaries and benefits of $1,450,000 and stock option expense of $1,124,000 associated with increased headcount in 2006. The number of full-time employees increased from 33 as of December 31, 2005 to 45 as of December 31, 2006. The increases were also associated with the September 2005 acquisition of Quantum Energy Group. The increases were also a result of increases in professional fees totaling $657,000 made up of increased costs for legal, consulting and investor relations.

Research and Development Expenses.   Research and development expenses incurred in the year ended December 31, 2006 were $202,000, an increase of $60,000 or 42% from $142,000 in 2005. The increase is a result of MOBIL MAX. The Company has continued to develop its intellectual property as evidenced by the filing of two patent applications in 2006.

Loss from Operations.   In the year ended December 31, 2006 the Company incurred a loss from operations of $5,257,000, a decrease of $182,000 or 4% from $5,075,000 in 2005.

Debt Sourcing Fees and Commissions.   Fees and commission expenses incurred to raise debt funding in the year ended December 31, 2006 were $284,000, a decrease of $158,000 or 64% from $442,000 in 2005.

Beneficial Conversion Interest/Warrant Exercise Inducement Fees.   This expense is a non-cash charge incurred as a result of the market price of the Company’s common stock on the date of issuance of convertible notes being higher than the conversion price of the convertible notes being issued. In the year ended December 31, 2006, the Company incurred $1,588,000 of beneficial conversion interest associated with the issuing of convertible notes. In 2005, the Company incurred beneficial conversion interest of $3,073,000. The decrease is attributable to a decrease in the amount of convertible debt issued in 2006 of $1,489,000 over the amount raised in 2005, and the variance in the market price of the Company’s common stock on the various issuance dates in the two years.

On November 29, 2006, the Company recorded a beneficial conversion on preferred stock dividends which needed to be recognized on the preferred shares of 48,928,570 and warrants of 505,044. After calculating the intrinsic value, in conjunction with utilizing the Black Scholes method, an adjustment of $3,184,642 was recorded as a preferred stock dividend.

Interest Expense.   Interest expense was $1,233,000 in the year ended December 31, 2006, a decrease of $559,000 or 31% from $1,792,000 in 2005. This reflects the decrease in average convertible debt outstanding during 2006 compared to 2005.

Income Taxes.   The Company recognized an income tax benefit of $0 and $201,000 for the years ended December 31, 2006 and 2005, respectively. The Company participates in the State of New Jersey’s Corporation Business Tax Benefit Certificate Transfer Program (the “Program”), which allows certain high technology and biotechnology companies to sell unused New Jersey net operating loss carryovers and research and development tax credits to other New Jersey corporate taxpayers.

HISTORICAL CASH FLOW ANALYSIS

The “Historical Cash Flows Analysis” section discusses consolidated cash flow from operations, investing activities and financing activities. Amounts have been rounded to the nearest thousand.

Cash Flows from Operating Activities

	Year ended December 31,
	2006	2005
Net Cash Used in Operating Activities	$10,385,000	$4,305,000

In 2006, the Company had an increase in net cash used in operating activities of $6,080,000 in a period when the Company had a decrease in net loss of $1,971,000. An analysis of the decreased loss is above in the RESULTS OF OPERATIONS and COMPARISON OF YEARS ENDED DECEMBER 31, 2006 and 2005. The increase in net cash used in operating activities in 2006, a period when the Company’s net loss decreased, is attributable to changes in non-cash charges and from the timing of cash receipts and disbursements related to working capital items in 2006 shown below.

Increases (decreases) in non-cash charges:
Beneficial conversion feature of convertible notes	$(1,484,000)
Issuance of stock for service	16,000
Depreciation and amortization	(37,000)
Issuance of warrants as inducement for warrants exercise	53,000
Stock-based employee compensation cost	1,124,000
Amortization of interest expense	(513,000)
Issuance of options and warrants for services	70,000
Amortization of intangibles and loan origination costs	(168,000)
Amortization of deferred compensation	15,000
Issuance of stock in lieu of interest	(302,000)
(1,226,000)
Changes in timing of cash receipts and disbursements related to working capital items	(6,825,000)
(8,051,000)
Change in net loss—2006 compared to 2005	1,971,000
Increase in net cash used in operating activities	$(6,080,000)

Cash Flows from Investing Activities

	Year ended December 31,
	2006	2005
Net Cash Used in Investing Activities	$966,000	$36,000

In 2006 and 2005, investing activities included the purchase of office equipment including computers for the increased workforce.

Cash Flows from Financing Activities

	Year ended December 31,
	2006	2005
Net Cash Provided By Financing Activities	$16,323,000	$5,045,000

In 2006, the Company issued 21,422,223 shares of 10% convertible debentures maturing in 2007 and 2008 generating net proceeds of $3,792,500. In addition, 18,819,948 shares of common stock were issued upon the exercise of warrants and stock options, raising $3,287,642. In conjunction with the issuance of the convertible debentures, in 2006 the Company issued four-year warrants for the purchase of up to 17,731,387 shares of the Company’s common stock, at an average exercise price of $0.19 per share, which are exercisable at any time. These capital infusions were reduced by the repayment of $2,965,021 in long-term debt and the incurrence of $284,138 in loan origination costs.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2006, our current ratio was 2.87 compared to 0.63 at December 31, 2005. As of December 31, 2006, we had $10,553,807 of working capital compared to a working capital deficit of $1,282,316 as of December 31, 2005. Cash and cash equivalents were $5,801,852 as of December 31, 2006, as compared to $810,792 as of December 31, 2005.

The Company has historically financed operations and met capital expenditures requirements primarily through sales of capital stock and solar system equipment sales. Management plans to continue to raise funds through the sale of capital and forecasts increased revenues.

We believe that our existing cash balance together with our other existing financial resources, including anticipated additional capital raises in 2007, and revenues from sales of our solar systems, will be sufficient to meet our operating and capital requirements beyond the first quarter of 2008. In light of our recent private placement of approximately $13.5 million worth of our convertible preferred stock in November 2006, we believe that we shall have the necessary financing to meet our operating and capital requirements, at a minimum, into 2008.

Below is a table showing the potential issuable shares and available authorized common to be issued as of December 31, 2006.

As of December 31, 2006
Number of authorized common shares:	275,000,000
Less common shares outstanding:	149,359,052
Less potential issuable common shares:
Warrants	24,792,873
Debt conversion rights	2,910,360
Stock options	20,270,623
Stock purchase agreement rights	1,542,000
Preferred stock conversion rights	51,462,759
100,978,615
Available common shares to be issued:	24,662,333

COMMITMENTS AND GUARANTEES

The Company’s commitments as of December 31, 2006, for the years 2007 through 2011 and thereafter as summarized below:

	2007	2008	2009	2010	2011	Thereafter	Total
	(Amount rounded in thousands)
Long-tem debt maturities (face amount)	$360,897	$200,000	$—	$38,456	$—	$—	$599,353
Employment obligations	585,000	585,000	585,000	250,000	250,000	—	2,255,000
Renewable energy credit guarantee obligations	98,710	64,701	64,701	64,701	55,329	1,412	349,554
Operating lease payments	240,576	321,900	285,900	267,900	267,900	937,650	2,321,826
Repayment of grant	35,000	—	—	—	—	—	35,000
Total	$1,320,183	$1,171,601	$935,601	$621,157	$573,229	$939,062	$5,560,733

INCOME TAXES

As of December 31, 2006, the Company had federal and state net operating loss carryforwards totaling approximately $34,073,100 and $16,145,500, respectively, available to reduce future taxable income and tax liabilities which expire at various dates between 2007 and 2026. In addition, as of December 31, 2006, the Company had federal research and development tax credit carryforwards of approximately $180,600 available to reduce future taxable income and tax liabilities which expire at various dates between 2026. Under provisions of the Internal Revenue Code, substantial changes in the Company’s ownership may limit the amount of net operating loss carryforwards and research and development credit carryforwards, which can be used in future years.

PROPOSED ACQUISITION

In June 2006, the Company announced that it has entered into a letter of intent with ENTECH, Inc. of Keller, TX (‘ENTECH’), to acquire all the outstanding stock of ENTECH upon completion of the necessary due diligence and after obtaining appropriate financing. ENTECH, a private company formed in 1983, is a developer and manufacturer of advanced concentrating solar photovoltaic and thermal technologies for terrestrial and space power applications. ENTECH has developed concentrator solar power systems, supplied solar power for space missions for NASA, and installed ground-based concentrating solar systems in North America.

With the combined technologies of the Company and ENTECH, we believe our solar systems will be capable of generating and delivering electrical and thermal energy on site at prices competitive to retail prices without relying on government sponsored rebates. ENTECH’s patented concentrator technology allows for the installation of large solar “farms” with greatly reduced requirements for solar cell materials (silicon or multi-junction). Due to the advantages of ENTECH’s concentrator, significantly lessor amount of silicon used in flat plate solar modules is required by current ENTECH modules to generate the same electrical power. Consequently, the ENTECH technology greatly lessens the impact of the silicon material shortage currently constricting flat plate solar panel supply. ENTECH concentrators utilize a two-axis tracker to follow the sun’s position throughout the day, maximizing energy production.

ENTECH’s technology can produce photovoltaic electricity, or thermal energy (heat) for commercial uses such as for heating and/or air conditioning. When applied in a combined fashion for onsite power applications, the cost to the customer can be significantly less for electricity generated and for BTU of heat provided versus separate competing systems currently on the market while being competitive with current retail energy prices.

It is the Company’s intention to purchase ENTECH through a newly-formed subsidiary.

As a proposed subsidiary of the Company, ENTECH will maintain its identity, location, and business operations in both terrestrial and space solar energy. The Company anticipates that ENTECH will continue to perform its contract work for NASA, the U.S. Department of Defense, and other customers, as well as its internal R&D programs leading to improved future products.

To obtain the exclusive opportunity through December 31, 2006 to conduct due diligence, the Company made a $500,000 non-refundable payment to ENTECH to be used for operating and working capital requirements of ENTECH. Additional due diligence fees of $290,769 were recorded on the balance sheet as of December 31, 2006. and along with the $500,000 payment to ENTECH, resulting in a capitalized amount of $790,769 as a balance sheet asset on December 31, 2006, classified as deferred cost on proposed acquisition. Should this acquisition not be completed in 2007, the capitalized amount will be expensed in that year.

On May 25, 2007, we entered into a letter of intent to acquire ENTECH. The letter of intent was subsequently amended on August 1, 2007 to extend the date by which the proposed merger must be completed. The Company and ENTECH are negotiating the terms and conditions of definitive documentation and there is no assurance whether or when, or on what terms, definitive documentation will be entered into. Under the terms of the letter of intent, WorldWater will pay the following consideration to ENTECH stockholders:

•  $5.0 million in cash,

•       shares of common stock of WorldWater, we estimate that WorldWater will issue approximately 19.6 million shares as stock consideration. If the average trading price of our common stock for the 10 full consecutive days ending 5 days prior to the date definitive documentation is signed is less than $0.61 per share, we will issue that number of shares of WorldWater stock equal to $12 million divided by the average trading price during that period. The Company operates in industries where securities values may be volatile and the exact number of shares to be issued as stock consideration will not be determined until definitive documentation is executed. Based on the closing price of shares of WorldWater common stock of $1.52 per share on June 29, 2007, the market value of the aggregate stock consideration to be issued in the merger would be approximately $29,901,639.

•       earn-out consideration of up to $5.0 million in cash, the terms of which have not yet been finalized, and

•       we will cause to be paid $1.3 million of ENTECH’s liabilities at closing.

In addition to the consideration to be paid to ENTECH’s stockholders, WorldWater will provide $5.0 million of working capital to ENTECH at the closing.

The Company and ENTECH are negotiating the terms and conditions of definitive documentation. The terms of the transaction, as set forth in the letter of intent, would result in the Company recording Intangible Assets and Goodwill totaling approximately $35.8 million in the quarter ending September 30, 2007 using the assumptions set forth below. At the closing the stockholders of Entech will receive $5.0 million in cash to be raised through the sale of 3,289,474 shares of the Company’s common stock at the assumed $1.52 per share closing price on June 29, 2007 and 19,672,131 million shares of the Company’s common stock valued at $ 29.9 million assuming the same $1.52 closing price of the Company’s shares on June 29, 2007. Also included in the total purchase price is $0.9 million of standstill fee and acquisition expenses. In addition to the transactions purchase price, the Company will provide $5.0 million of working capital to Entech; this cash will be funded through the sale of an additional 3,289,474 shares of the Company’s common stock at the same aforementioned assumed price of $1.52 per share.

MANAGEMENT OF WORLDWATER

The following table sets forth the names, ages and positions of the executive officers and directors of the Company as of March 9, 2007. Their respective backgrounds are described following the table:

NAME	AGE	POSITION WITH THE COMPANY
Quentin T. Kelly	72	Chairman, Chief Executive Officer
Dr. Frank W. Smith	48	Executive Vice President, Chief Operating Officer
Larry L. Crawford	58	Executive Vice President, Chief Financial Officer
Dr. Anand Rangarajan	57	Executive Vice President, Chief Technology Officer
Douglas L. Washington	59	Executive Vice President, Sales
James S. Brown	50	Executive Vice President, Project Finance
Joseph Cygler	71	Director
Dr. Hong Hou	42	Director
Reuben F. Richards, Jr.	51	Director
Lange Schermerhorn	65	Director
Dr. Davinder Sethi	58	Director
Harrison Wellford	66	Director

Quentin T. Kelly founded WorldWater, Inc. in 1984 as a consulting and R&D company and has been Chairman since that time. Mr. Kelly also served as CEO from 1984 to January 2006, and resumed his role as CEO in January 2007. Mr. Kelly was previously Director of Information Services and Assistant to the President of Westinghouse Electric Corporation from 1965 to 1971, and subsequently became President of Kelly-Jordan Enterprises, Inc., a leisure products company from 1971 to 1975, and then President of Pressurized Products, Inc., manufacturers and international marketers of specialized water systems and products, from 1976 to 1984. Mr. Kelly is an alumnus of Kenyon College and holds three U.S. patents relating to water systems. He has many years of experience in business relating to water and power needs in the U.S. and the developing world. He has worked on water supply and solar power projects in the U.S. and with more than a dozen governments and private contractors throughout the world. Mr. Kelly’s term as director expires in 2009.

Dr. Frank W. Smith joined the Company as Chief Operating Officer in February 2007. He previously served as Vice President of Strategy and Business Development at EMCORE Corporation in 2006, where he identified target acquisitions, managed the due diligence process, and provided strategic direction for the company. From 2004 to 2005, he was an Operations Director at JDS Uniphase, where he managed several business units between 1999 and 2004, before which he was a Program Manager at Lockheed Martin. He was also a Manager at MIT’s Lincoln Labs and has accumulated five patents under his name as well as having published nearly two dozen articles. Dr. Smith graduated with a B.S. in Engineering & Applied Science from Yale University and completed a Masters and Ph.D. in Electrical Engineering & Computer Science from MIT, with a minor in Business Administration from MIT’s Sloan School of Business.

Mr. Larry Crawford, Executive Vice President and Chief Financial Officer, joined the Company in July 2006.  Prior to joining the Company, Mr. Crawford served as Chief Financial Officer and Executive Vice President of Escala Group, Inc. from 2001 to 2006. Mr. Crawford served as Chief Financial Officer of Arzee Holdings, Inc. from 1996 to 2001 and as Vice President of Finance and Chief Financial Officer of Talon, Inc., a subsidiary of Coats Viyella plc from 1987 to 1996. Mr. Crawford is a certified public accountant and received his B.A. from Pennsylvania State University and his M.B.A. from the Lubin School of Business of Pace University.

Dr. Anand Rangarajan, Executive Vice President and Chief Technology Officer, has been employed by the Company since 1998. He is a solar and water pump specialist with over 20 years experience in all aspects of the solar electric business and has pioneered the development of several proprietary solar water pumping systems, products and markets. His systems have been installed in over 20 countries. He holds a Ph.D. in Engineering from the University of Wisconsin.

Douglas L. Washington, Executive Vice President, Marketing and International Operations, has been employed by the Company since 2004. He has worked at Johnson & Johnson for 18 years, where he served as Worldwide Director of New Business Development, Consumer Sector, and Director of Business Development, Advanced Materials Company, developing business opportunities with a variety of governmental, educational and other research institutions in the United States and in countries in Asia, Africa and elsewhere. He attended the University of Texas, and has had professional training at the Kellogg School of Business and the Wharton School of Business, and has been a private consultant, specializing in biotechnology and consumer water programs.

James S. Brown, Executive Vice President, Project Finance, joined the Company in May 2004. Mr. Brown has extensive financial experience in the energy industry. From August 2002 until May 2004, Mr. Brown served as an independent financial consultant. From October 1999 until August 2002, he was Director of Structured Finance, Americas, for Energy Wholesale Operations in Houston, Texas. Prior to that, Mr. Brown served as a Project Finance Director for El Paso Energy International. Mr. Brown has also held executive finance positions with Westmoreland Energy Inc. and AMVEST Corporation. Mr. Brown graduated from Georgetown University with a degree in Accounting and holds an MBA from Texas A&M University.

Joseph Cygler has been a Director of the Company since January 1997, and a former Vice President of Marketing and Executive Vice-President. He has been Chief Executive Officer of the CE&O Group, an organization assisting companies in operations management, since 1986. Previously he was an executive at Kepner-Tregoe, Inc., an international business consulting firm, from 1976 to 1986, an executive with Honeywell Information Systems from 1964 to 1976, and a marketing representative with International Business Machines from 1961 to 1964. Mr. Cygler has a BS in Engineering from the U.S. Military Academy at West Point. Mr. Cygler’s term as director expires in 2009.

Dr. Hong Hou has been a Director of the Company since January 2007.  Dr. Hou is also a member of the board of directors of EMCORE where he has served in a variety of leadership roles since 1998. He currently is President, Chief Operating Officer of EMCORE Corp.  He co-started EMCORE’s Photovoltaics Division, and subsequently managed the Fiber Optics Division.  He was Executive Vice President of Business Development and Product Strategy before becoming Vice President and General Manager of EMCORE’s Ortel Division.  From 1995 to 1998 he was a Principal Member of the Technical Staff at Sandia National Laboratories, a Department of Energy weapons research laboratory managed by Lockheed Martin.  Prior to that, he served with AT&T Bell Laboratories, engaging in research on high-speed optoelectronic devices.  He holds a Ph.D. in electrical engineering from the University of California at San Diego.  He has published over 150 journal articles and holds seven U.S. patents. Pursuant to the terms of the Investment Agreement between the Company and EMCORE (see “Certain Relationships and Related Transactions—EMCORE Investment in the Company” below), EMCORE is entitled to nominate two directors to the Board. Mr. Hou is one such director. Mr. Hou’s term as director expires in 2008.

Reuben F. Richards, Jr. has been a Director of the Company since January 2007.  Mr. Richards, who joined EMCORE Corporation in October 1995 as its President and Chief Operating Officer, and has been Chief Executive Officer since December 1996.  Mr. Richards has been a director of EMCORE since May 1995.  From December 1993 to December 1995, he has been a member and President of Jesup & Lamont Merchant Partners.  From 1991-1993, Mr. Richards was a principal with Hauser, Richards & Co., a firm engaged in corporate restructuring and management turnarounds.  From 1986 to 1991, Mr. Richards was a Director at Prudential-Bache Capital Funding in its Investment Banking Division.  Mr. Richards has

served on the Boards of the University of New Mexico School of Engineering, Sandia National Laboratories External Review Panel and was a member of the board of directors of GELcore, EMCORE’s joint venture with General Electric. Pursuant to the terms of the Investment Agreement between the Company and EMCORE (see “Certain Relationships and Related Transactions—EMCORE Investment in the Company” below), EMCORE is entitled to nominate two directors to the Board. Mr. Richards is one such director.

Lange Schermerhorn has served as a Director of the Company since 2001. She is a retired U.S. Ambassador to Djibouti, is an economist who has spent 30 years in the Foreign Service and has covered the globe as a senior foreign officer in such places as Brussels, where she was Deputy Chief of Mission, with specific emphasis on economics relating to NATO and EU. Ms. Schermerhorn has also had significant Foreign Service experience in Sri Lanka, Vietnam, Tehran, London and Washington D.C. Ms. Schermerhorn’s education and related experience include Mt. Holyoke College (B.A. 1961), Harvard Business School, and National War College.

Dr. Davinder Sethi has served as a Director of the Company since 2000. He has been an independent advisor in the fields of information technology and finance for more than five years. He has served as Chairman and Chief Executive Officer of iPing, Inc., and was a Director and Senior Advisor to Barclays de Zoete Wedd. In addition, Dr. Sethi spent seven years at Bell Laboratories in operations research and communications network planning and seven years in corporate finance at AT&T. Dr. Sethi holds a Ph.D. and M.S. in Operations Research, Economics and Statistics from the University of California, Berkeley, and is a graduate of the Executive Management Program at Penn State. Dr. Sethi’s term as director expires in 2008.

W. Harrison Wellford, Esq. became a Director of the Company in January 2007 and has served as the Company’s legal counsel for energy matters.  He is a recently retired partner from the firm of Latham & Watkins LLP, where he practiced in the areas of energy, mergers and acquisitions, and project finance law from 1991 to 2006. He currently serves as either a board member or advisor to several private companies in the energy field. Mr. Wellford served as the Executive Associate Director of the President’s Office of Management and Budget from 1977 to 1981. He also has held several senior management positions in Presidential transitions since 1976. In the 1980’s Mr. Wellford was a leading advocate for the creation of the competitive power industry and a founder of the largest trade association for independent power companies. Mr. Wellford earned his B.A. from Davidson College, his M.A. from Cambridge University, his Ph.D. in Government from Harvard University and his J.D. from Georgetown University.

MEETING ATTENDANCE

The business of the Company is managed under the direction of the board. The board meets during the Company’s fiscal year to review significant developments affecting the Company and to act on matters requiring board approval. The board held nine meetings and acted by unanimous written consent numerous times during the fiscal year ended December 31, 2006. All of the directors attended the meetings held during the year. While the Company has no policy with regard to board members’ attendance at our annual meetings of stockholders, all of our incumbent directors attended the 2006 annual meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors has a standing Audit Committee and a standing Compensation Committee. The Audit Committee and Compensation Committee met following the end of each of the fiscal quarters in 2006 and 2005.

The Audit Committee of the Company’s Board is comprised of Mr. Cygler, Dr. Sethi and Ms. Schermerhorn, all of whom are independent as defined by the listing standards of NASDAQ. The board has determined that Davinder Sethi is an audit committee financial expert within the meaning of regulations adopted by the SEC as a result of his accounting and related financial management expertise and experience. The main function of the Audit Committee is to ensure that effective accounting policies are implemented and that internal controls are in place to deter fraud, anticipate financial risks and promote accurate and timely disclosure of financial and other material information to the public markets, the board and stockholders. The Audit Committee also reviews and recommends to the board approval of the annual financial statements and provides a forum, independent of management, where the Company’s auditors can communicate any issues of concern. In performing all of these functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors, which, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.

The Audit Committee has adopted a formal, written charter, which has been approved by the full board and which specifies the scope of the Audit Committee’s responsibilities, and how it should carry them out. The complete text of the Audit Committee Charter is available on the Company’s website at www.worldwater.com, and is included as Appendix A to this proxy statement.

Mr. Cygler, Dr. Sethi and Ms. Schermerhorn comprise the Compensation Committee. The Compensation Committee makes recommendations to the board regarding the executive and employee compensation programs of our company. Committee  makes  recommendations  to  the  board  regarding  the executive  and  employee  compensation  programs  of  our  company. A copy of the Compensation Committee’s report is attached to this proxy statement as APPENDIX B.

Nominations for Directors

The Company does not have a standing nominating committee or a charter with respect to the nominating process. The board is of the view that such a committee is unnecessary given the relatively small number of directors elected each year and the fact that all directors are considered by and recommended to the Company’s stockholders by the full board, which is comprised of a majority of independent directors. To date, all director nominees that have been recommended to the stockholders have been identified by current directors or management or have been designated pursuant to the Investment Agreement between the Company and EMCORE (see “Certain Relationships and Related Transactions—EMCORE Investment in the Company” below).  The Company has never engaged a third party to identify director candidates. The board will consider any director candidate proposed in good faith by a stockholder of the Company. Stockholders wishing to communicate with the board regarding recommendations for director nominees should follow the procedure described in “Communication with the Board and its Committees” below. The board will evaluate all director candidates, whether submitted by directors, executive officers, or stockholders based on their financial literacy, business acumen and experience, independence, and willingness, ability and availability for service.

Communication with the Board and its Committees

Any stockholder may communicate with the board by directing correspondence to the board, any of its committees or one or more individual members, in care of the corporate secretary, at WorldWater & Power Corp., Pennington Business Park, 55 Route 31 South, Pennington, New Jersey 08534.  Communications concerning potential director nominees submitted by any of our stockholders should include the director candidate’s name, credentials, contact information and his or her consent to be considered as a candidate. The stockholder must also include his or her contact information and a statement of his or her share ownership, as well as any other information required by the Company’s Bylaws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of the shares of the registrant’s common stock owned as of December 31, 2006 by all persons known to the registrant who own more than 5% of the outstanding number of such shares, by all directors of the registrant, and by all officers and directors of the registrant as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(1)		Percent of Class
CAMOFI Master LDC	9,431,900	(2)	6.0%
C/O Centrecourt Asset Management 30 Third Avenue, 14th Floor New York, NY 10022
EMCORE Corporation	53,979,009	(3)	26.7%
145 Belmont Drive Somerset, New Jersey 08873
Quentin T. Kelly *	5,164,975	(4)	3.4%
James S. Farrin *	1,250,000	(5)	0.8%
Dr. Anand Rangarajan *	1,114,000	(6)	0.7%
Larry L. Crawford *	600,000	(7)	0.4%
James S. Brown *	1,000,000	(8)	0.7%
Joseph Cygler *	934,300	(9)	0.6%
Dr. Davinder Sethi *	670,100	(10)	0.4%
Lange Schermerhorn *	300,000	(11)	0.2%
All Directors and Officers as a group (8 persons)	11,033,275		6.8%

*                    All officers and directors may be contacted at the Company’s address: WorldWater & Power Corp., Pennington Business Park, 55 Route 31 South, Pennington, New Jersey 08534.

       (1) For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days of December 31, 2006. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within such a date is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except community property laws, the Company believes, based on information supplied by such persons, that the persons named in this table have sole voting and investment power with respect to all shares of common stock which they beneficially own.

       (2) This amount includes 6,250,000 shares issuable upon the exercise of warrants and 3,181,900 shares of Common Stock owned as of December 31, 2006.

       (3) This amount includes preferred stock convertible into 48,928,571 shares of common stock and warrants to purchase 5,050,438 shares of common stock as of December 31, 2006, representing the securities obtained under the first of two tranches contemplated under the terms of an Investment Agreement, dated November 29, 2006, between the Company and EMCORE Corporation.

       (4) This amount includes 606,060 shares owned by Mrs. Quentin T. Kelly, CFK Limited Partnership and QTK Limited Partnership which were formed for the benefit of Mr. Kelly’s children, and options and warrants to purchase 1,974,975 shares as of December 31, 2006.

       (5) This amount includes options and warrants to purchase 1,250,000 shares as of December 31, 2006.

       (6) This amount represents options to purchase 1,114,000 shares as of December 31, 2006.

       (7) This amount represents options to purchase 600,000 shares as of December 31, 2006.

       (8) This amount includes 53,570 shares of common stock and 946,430 options to purchase shares as of December 31, 2006.

       (9) This amount includes 280,000 shares of common stock and 654,300 options to purchase shares as of December 31, 2006.

(10) This amount represents 662,600 options and 7,500 warrants to purchase shares of common stock as of December 31, 2006.

(11)   This amount represents options to purchase 300,000 shares as of December 31, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of 1934, as amended, requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. The Company believes that all filings required to be made by the Reporting Persons during and with respect to the fiscal years ended December 31, 2006 and 2005 were made on a timely basis.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table summarizes the compensation paid to the persons who held the position of Chief Executive Officer and Chief Financial Officer during fiscal years 2005 and 2006 and our other three most highly compensated executive officers at the end of fiscal years 2005 and 2006. The determination of our most highly compensated executive officers is based on total compensation for fiscal years 2005 and 2006 as calculated in the “Summary Compensation Table” shown below.

SUMMARY COMPENSATION TABLE

							Non-Equity	Nonqualified
				Stock	Option		Incentive Plan	Deferred	All Other
Name & Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)	Awards ($)		Compensation ($)	Compensation Earnings ($)	Compensation ($)		Total ($)
Quentin T. Kelly	2005	170,000	—	—	37,200	(2)	—	—	58,000	(1)	265,200
Chairman & CEO	2006	160,000	50,000	—	—		—	—	58,000	(1)	268,000
Larry Crawford	2005	—	—	—	—		—	—	—		—
EVP, CFO	2006	71,423	11,093	—	102,000	(3)	—	—	—		184,516
Dr. Anand Rangarajan	2005	121,250	7,230	—	—		—	—	9,000	(5)	137,480
EVP, CTO	2006	123,738	17,748	—	—		—	—	9,000	(5)	150,486
James S. Brown	2005	150,000	—	—	—		—	—	—		150,000
EVP, Project Finance	2006	131,625	16,269	—	—		—	—	—		147,894
James S. Farrin	2005	—	—	—	—		—	—	—		—
Former CEO	2006	80,045	73,950	—	223,915	(4)	—	—	—		377,910

(1)             Represents the premium paid for a life insurance policy, the beneficiary of which is Mr. Kelly’s wife ($46,000) plus use of the Company vehicle ($12,000).

(2)             120,000 options granted 12/31/2005 at exercise price at date of grant; options vest over one-year.   FASB 123R expense for 2005 and 2006 was $0 and $37,200, respectively.

(3)             600,000 options granted 7/10/2006 in connection with employment contract; options were granted at the market price at date of grant.  No options vested during the year ended December 31, 2006.  100,000 options vested on 1/10/2007; the remainder vest monthly through 7/10/2009.  FASB 123R expense for 2006 was $0.00.

(4)             1,000,000 options were granted 1/23/2006 in connection with employment contract.  200,000 options vested at contract execution with the remainder vesting in twelve monthly installments through 1/23/2007.  FASB 123R expense for 2006 was $208,987.

(5)             Represents $9,000 for Company provided vehicle.

EQUITY COMPENSATION PLAN INFORMATION

The following table contains information regarding the Company’s Equity Compensation Plans as of December 31, 2006:

(C)
	(A)	(B)	Number of Securities Remaining
	Number of Securities to be	Weighted Average	Available for Future Issuance
	Issued Upon Exercise of	Exercise Price of	Under Equity Compensation Plans
	Outstanding Warrants,	Outstanding Warrants,	(excluding Securities Reflected
Plan Category	Options and Rights	Options and Rights	in Column (A))
Equity compensation plans approved by security holders (1)	13,358,231	$0.27	0
Equity compensation plans not approved by security holders	—	—
Total	13,358,231	$0.27	0

(1)             The approved plan is the Amended 1999 WorldWater Corp. Incentive Stock Option Plan.

OPTION GRANTS FOR YEAR ENDED DECEMBER 31, 2006
(INDIVIDUAL GRANTS IN FISCAL YEAR)

	Number of	Percent of Total
	Securities	Options Granted	Exercise Price	Expiration
Name	Underlying Options	to Employees	Per Share(1)	Date
Larry L. Crawford	600,000	20%	$0.27	7/9/2016
James S. Farrin	1,000,000	30%	0.38	1/22/2016
Joseph Cygler	50,000	2%	0.26	6/13/2016
Lange Schermerhorn	50,000	2%	0.26	6/13/2016
Dr. Davinder Sethi	50,000	2%	0.26	6/13/2016

(1)          All grants of options have been made with exercise prices equal to fair value at date of grant. The amounts shown represent an average share price for the shares indicated.

Aggregated Option Exercises
For Fiscal Year Ended December 31, 2006
And Year-End Option Values(1)

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-
	Shares		Options at Fiscal Year-		Money Options at
	Acquired on		End (#)(2)		Fiscal Year-End ($)(3)
Name	Exercise	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Quentin T. Kelly	0	0	1,947,975	0	394,614	0
James S. Farrin	0	0	933,333	66,667	9,333	667
Larry L. Crawford	0	0	0	600,000	0	72,000
Dr. Anand Rangarajan	0	0	864,000	250,000	124,120	27,500
James S. Brown	17,856	(595)	696,430	250,000	51,607	27,500

(1)           No stock appreciation rights are held by the named Executive Officer.

(2)           The total number of unexercised options held as of December 31, 2006, separated between those options that were exercisable and those options that were not exercisable on that date.

(3)           For all unexercised options held as of December 31, 2006, the aggregate dollar value of the excess of the market value of the stock underlying those options over the exercise price of those unexercised options. As required, the price used to calculate these figures was the closing sale price of the common stock at year’s end, which was $0.39 per share on December 31, 2006.

DIRECTOR COMPENSATION

During fiscal year 2006, each non-employee director received $1,000 for each committee meeting held other than in conjunction with a board meeting, other than the Chairs of the Audit and Compensation committees who each received $2,000 and $1,500 per meeting. Each non-employee director also received option grants to purchase 100,000 shares of the Company’s common stock in fiscal year 2006. Directors who are employees of WorldWater do not receive any compensation for their service as directors.

The following table sets forth information regarding compensation paid to current and former non-employee directors of the Company for fiscal year 2006.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)		Total ($)
Joseph Cygler	$10,000	$14,000	(5)	$24,000
Dr. Hong Hou(4)	$0	$0		$0
Reuben F. Richards, Jr.(4)	$0	$0		$0
Lange Schermerhorn	$8,000	$14,000	(5)	$22,000
Dr. Davinder Sethi	$12,000	$14,000	(5)	$26,000
W. Harrison Wellford(4)	$0	$0		$0

(1)          Includes fees earned in fiscal year 2007.

(2)          The options vest and become exercisable on the date of the grant. The amounts shown do not reflect compensation actually received by each director. The amounts shown represent expense recognized in the Company’s fiscal year 2007 consolidated financial statements in accordance with FAS 123(R), excluding any impact of assumed forfeiture rates.

(3)          As of April 1, 2007, each director then in office or former director had the following number of options outstanding: Joseph Cygler, 754,300; Dr. Hong Hou, 100,000; Reuben F. Richards, Jr., 100,000; Lange Schermerhorn, 400,000; Dr. Davinder Sethi, 712,600; and W. Harrison Wellford, 100,000.

(4)   Messers Hou, Richards, and Wellford were approved as directors of the Company on January 17, 2007.

(5)   50,000 shares option grant for services, at a price of $0.22 per share, was issued on September 8, 2006. 50,000 shares option grant for services, at a price of $0.26 per share, was issued on June 14, 2006. The Black-Scholes method was utilized to determine the Company expense.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company had outstanding notes payable owed to directors, officers and employees of the Company as of December 31, 2006 and 2005 as follows:

	2006	2005
Directors	$3,000	$3,000
Officers and employees	—	32,748
Total	3,000	35,748
Less current maturities	(3,000)	(35,748)
Total long term note payable, related party	$—	$—

Notes payable to directors, officers and employees are due on demand and accrue interest at 10% per annum. The interest paid by the Company on such notes was $300 in 2006.

EMCORE Investment in the Company

On November 29, 2006, the Company entered into three agreements with EMCORE, involving EMCORE’s agreement to purchase up to 26.5% of WorldWater on a fully-diluted basis in exchange for $18 million: an Investment Agreement (the “Investment Agreement”), a Registration Rights Agreement (the “Registration Right Agreement”) and a Letter Agreement (the “Letter Agreement”, and together with the Investment Agreement and Registration Rights Agreement, the “Agreements”). The boards of directors of EMCORE and WorldWater each approved the Agreements.

Pursuant to the Investment Agreement, EMCORE agreed to invest up to $18.0 million (the “Investment”) in return for (i) six million, five hundred and twenty-three thousand, eight hundred and ten (6,523,810) shares of Series D Convertible Preferred Stock of WorldWater, par value $0.01 per share (the “Series D Stock”) and (ii) six hundred and sixty-eight thousand, one hundred and thirty-nine (668,139) warrants to purchase six hundred and sixty-eight thousand, one hundred and thirty-nine (668,139) shares of Series D Stock (the “Warrants”). The Series D Stock and Warrants to be received by EMCORE are equivalent to an approximately thirty-one percent (31%) equity ownership in WorldWater, or approximately twenty-six and half percent (26.5%) on a fully diluted basis.

On November 29, 2006, EMCORE invested $13.5 million in the Company, representing the first tranche of its $18 million investment, in return for which WorldWater issued to EMCORE (i) four million, eight hundred and ninety two thousand, eight hundred and fifty seven (4,892,857) shares of Series D Convertible Preferred Stock (convertible into common stock at a price of $0.276) and (ii) five hundred and five thousand and forty-four (505,044) warrants (the “Tranche A Warrants”) to purchase five hundred and five thousand and forty-four (505,044) shares of Series D Convertible Preferred Stock at a conversion price of $0.32 per share.

The investment of the remaining $4.5 million second tranche (the “Tranche B Closing”) will be consummated subject to the execution of a definitive strategic agreement between the Parties and certain other conditions set forth in the Investment Agreement. The Parties currently expect the execution of the definitive strategic agreement and the Tranche B Closing to occur before the end of the year. At the Tranche B Closing, WorldWater will issue to EMCORE (i) an additional one million, six hundred and thirty thousand, nine hundred and fifty-three (1,630,953) shares of Series D Convertible Preferred Stock and (ii) one hundred and sixty-three thousand and ninety-five (163,095) warrants to purchase one hundred and sixty-three thousand and ninety-five (163,095) shares of Series D Stock. In the Investment Agreement, the Company and EMCORE made customary representations, warranties and covenants and the Company agreed to indemnify EMCORE against certain potential losses incurred in connection with its investment in the Company. Pursuant to the terms of the Investment Agreement, EMCORE has been granted the following rights, among others: (i) the right to participate pro-rata in future financings and equity issuances by the Company; (ii) certain rights to obtain information regarding the financial results, financial performance, business and operations of WorldWater; and (iii) the right to nominate and appoint two individuals to WorldWater’s Board of Directors.

The Series D Stock has the designations, preferences and rights set forth in the certificate of designation filed with the Secretary of State for the State of Delaware on November 29, 2006 (the “Certificate of Designation”). Pursuant to the Certificate of Designation, holders of Series D Stock have the following rights, among others: (i) the sole right and discretion to convert their shares of Series D Stock at any time and from time to time into such number of fully paid and non-assessable shares of common stock, par value $0.001, of WorldWater initially equal to such number of shares of Series D Stock multiplied by ten, subject to certain adjustments as more fully set forth in the Certificate of Designation including weighted average anti-dilution rights, (ii) the right to vote together with the holders of Common Stock as a single class on all matters submitted for a vote of holders of common stock, (iii) for so long as the beneficial ownership by the holders of Series D Stock (on a fully-diluted basis) does not fall below ten percent (10%) of the then outstanding shares of common stock, the exclusive right to elect two members of the board of directors of WorldWater, (iv) for so long as the beneficial ownership by the holders of Series D Stock (on a fully-diluted basis) is between five percent (5%) and ten percent (10%) of the then outstanding shares of common stock, the exclusive right to elect one member of the board of directors of WorldWater, (v) certain liquidation preferences as detailed in the Certificate of Designation and (vi) the right to receive dividends in an amount equal to the amount of dividends that such holder would have received had the holder converted its shares of Series D Stock into shares of common stock as of the date immediately prior to the record date for such dividend.

Other Related Party Transactions

The Company leased office and laboratory facilities from the Chairman of the Company. Lease payments to the Chairman were $18,000 and $36,000 in 2006 and 2005, respectively, plus utilities and maintenance. This lease was terminated as of June 30, 2006.

Report of the Audit Committee*

The Audit Committee has reviewed and discussed with the Company’s management and Amper, Politziner & Mattia PC, the Company’s independent public accountants, the audited financial statements of the Company for the fiscal year ended December 31, 2006.

The Audit Committee has discussed with Amper, Politziner & Mattia the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from Amper, Politziner & Mattia required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the independence of Amper, Politziner & Mattia with that firm.

Based on the aforementioned review and discussions with management and the Company’s auditors, and subject to the limitations on the role and responsibilities of the Audit Committee as described in “Committees of the Board of Directors” above, the Audit Committee recommended to the board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

This report has been submitted by the Audit Committee.

Davinder Sethi (Chairman)

Joseph Cygler

Lange Schermerhorn

*                    The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before, or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

INDEPENDENT PUBLIC ACCOUNTANTS

Audit Fees

The aggregate fees billed to us by the independent auditors, Amper, Politziner &  Mattia P.C., for professional services rendered in connection with our Quarterly Reports on Form 10-QSB and for the audits of our financial statements included in this Annual Report on Form 10-KSB for the years ended December 31, 2006 and 2005 were $110,000 and $87,500, respectively.

Audit Related Fees

The aggregate fees billed to us by Amper, Politziner & Mattia, P.C. for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements that are not already reported in the paragraph immediately above totaled approximately $64,700 and $22,500 for the years ended December 31, 2006 and 2005, respectively. The 2006 costs are primarily related to services provided in connection with the audits and due diligence for our review of a possible acquisition of ENTECH Corporation.

Tax Fees

There were no tax fees billed by our independent auditors during 2006 and 2005.

All Other Fees

There were no other fees billed by our independent auditors during the last two fiscal years for products and or services.

The Audit Committee approves all audit and permissible non-audit services prior to such services being provided by Amper, Politziner & Mattia. The Audit Committee, or one or more of its designated members that have been granted authority by the Audit Committee, meets to approve each audit or non-audit service prior to the engagement of Amper, Politziner & Mattia for such service. Each such service approved by one or more of the authorized and designated members of the Audit Committee is presented to the entire Audit Committee at a subsequent meeting, subject to the de minimis exception for non-audit services.

STOCKHOLDER PROPOSALS

Stockholder proposals may be submitted for inclusion in the Company’s proxy statement for next year’s annual meeting provided that the written proposal is received by the Company no later than December 11, 2007. These proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Similarly, in order for a stockholder proposal to be raised from the floor during next year’s annual meeting, written notice must be received by the Company no later than February 24, 2008.

CODE OF ETHICS

We have adopted a written Code of Ethics that applies to all of our directors, officers and employees. A copy of our Code of Ethics is available on our website at www.worldwater.com and print copies are available to any stockholder that requests a copy by writing to the Corporate Secretary, WorldWater & Power Corp., Pennington Business Park, 55 Route 31 South, Pennington, NJ 08534. Any amendment to the Code of Ethics or any waiver of the Code of Ethics will be disclosed on our website at www.worldwater.com promptly following the date of such amendment or waiver.

PERSONS MAKING THE SOLICITATION

The enclosed proxy is solicited on behalf of the board of directors of the Company. The cost of soliciting proxies in the accompanying form will be paid by the Company. We have retained Georgeson Shareholder Communications, Inc. to assist us in the solicitation of proxies in connection with the Special Meeting at an anticipated cost of $15,000 plus expenses. Officers of the Company may solicit proxies by mail, telephone or telegraph. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the common stock.

OTHER MATTERS

The board of directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following information is incorporated by reference from the Company's annual Report on Form 10-KSB for the fiscal years ended December 31, 2005 and 2006, a copy of which has been sent to the stockholders:

(a)   Financial Statements

(i)    Independent Auditors Report.

(ii)   Consolidated Balance Sheets as of December 31, 2004, 2005 and 2006.

(iii)  Consolidated Statement of Operations for the years ended December 31, 2004, 2005 and 2006.

(iv)  Consolidated Statement of Stockholders' Equity for the years ended December 31, 2004, 2005 and 2006.

(v)    Consolidated Statement of Cash Flow for the years ended December 31, 2004, 2005 and 2006.

(vi)  Notes to Consolidated Financial Statements.

(vii) 10-Q for the quarter ended March 31, 2007.

(b)   Management's Discussion and Analysis of Financial Condition and Results of Operations.

Also incorporated by reference herein are the Company's Forms 8-K filed on January 23, 2007, February 9, 2007, April 13, 2007, April 17, 2007, May 7, 2007, May 10, 2007 and May 30, 2007.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained herein which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-KSB. REQUESTS SHOULD BE DIRECTED TO THE ATTENTION OF LARRY CRAWFORD, WORLDWATER & POWER CORP., PENNINGTON BUSINESS PARK, 55 ROUTE 31 SOUTH, PENNINGTON, NEW JERSEY 08534.

By Order of the Board of Directors,
/s/ QUENTIN T. KELLY
Quentin T. Kelly,
Chairman

August   , 2007

81

ENTECH, INC.

For The Fifty-Two Week Periods Ended
September 24, 2006 and September 25, 2005

Report of Independent Registered Public Accounting Firm

To the Stockholders
Entech, Inc.

We have audited the accompanying balance sheets of Entech, Inc. as of September 24, 2006 and September 25, 2005, and the related statements of operations, and cash flows for each of the fifty-two week periods then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Entech, Inc. as of September 24, 2006 and September 25, 2005, and the results of its operations and its cash flows for the fifty-two week periods then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going-concern. As discussed in Note 1 to the financial statements, the Company has suffered a loss from operations during the fifty-two week period ended September 24, 2006 and anticipates a loss during its 2007 fiscal reporting period, and has an accumulated deficit which raises substantial doubt about its ability to continue as a going-concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ AMPER, POLITZINER & MATTIA, P.C.
December 18, 2006
Edison, New Jersey

ENTECH, INC.
Balance Sheets

	September 24,	September 25,
	2006	2005
Assets
Current assets
Cash and cash equivalents	$740,324	$502,584
Accounts receivable	26,501	352,368
Cost in excess of billings	14,026	—
Employee advances and other receivables	2,699	1,494
Total current assets	783,550	856,446
Property and equipment, net	4,922	2,857
Total assets	$788,472	$859,303
Liabilities and Stockholders’ Deficiency
Current liabilities
Accounts payable	$22,018	$238,305
Accrued compensation	284,615	238,214
Accrued rent—stockholders	—	380,948
Accrued other	20,313	49,831
Billings in excess of cost	—	121,459
Stand Still Fee	500,000	—
Current portion of long-term debt—stockholders	20,000	190,000
Total current liabilities	846,946	1,218,757
Long-term liabilities
Long-term debt—stockholders	857,712	280,000
Accrued interest—stockholders	23,529	194,094
Total liabilities	1,728,187	1,692,851
Commitments and contingencies	—	—
Stockholders’ deficiency
Common stock, $.01 par value, 1,000,000 shares authorized; 122,425 shares issued and outstanding	1,224	1,224
Additional paid-in capital	2,703,223	2,703,223
Accumulated deficit	(3,644,162)	(3,537,995)
Total stockholders’ deficiency	(939,715)	(833,548)
Total Liabilities and Stockholders’ Deficiency	$788,472	$859,303

See accompanying notes to financial statements

ENTECH, INC.
Statements of Operations and Accumulated Deficit

	Fifty-Two Week Periods Ended
	September 24,	September 25,
	2006	2005
Sales	$1,135,069	$1,652,396
Cost of sales	633,415	936,853
Gross profit	501,654	715,543
General and administrative expenses	556,988	372,878
Operating income (loss)	(55,334)	342,665
Other income (expense)
Interest income	10,319	198
Interest expense	(61,152)	(65,940)
Total other income (expense)	(50,833)	(65,742)
Income (loss) before provision for income taxes	(106,167)	276,923
Provision for income taxes	—	—
Net income (loss)	(106,167)	276,923
Accumulated deficit—beginning of period	(3,537,995)	(3,814,918)
Accumulated deficit—end of period	$(3,644,162)	$(3,537,995)

See accompanying notes to financial statements

ENTECH, INC.
Statements of Cash Flows

	Fifty-Two Week Periods Ended
	September 24,	September 25,
	2006	2005
Cash flows from operating activities
Net income (loss)	$(106,167)	$276,923
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,594	3,239
(Increase) decrease in operating assets:
Accounts receivable	325,867	(352,368)
Cost in excess of billings	(14,026)	—
Employee advances and other receivables	(1,205)	—
Increase (decrease) in operating liabilities
Accounts payable	(216,287)	238,032
Accrued liabilities	16,883	87,640
Billings in excess of cost	(121,459)	121,459
Net cash provided by (used in) operating activities	(113,800)	374,925
Cash flows from investing activities
Purchases of property and equipment	(4,659)	—
Cash flows from financing activities
Proceeds from stand-still fee	500,000	—
Borrowings under long-term debt—stockholders	61,151	126,995
Payments under long-term debt—stockholders	(204,952)	(40,000)
Net cash provided by financing activities	356,199	86,995
Net increase in cash and cash equivalents	237,740	461,920
Cash and cash equivalents—beginning of period	502,584	40,664
Cash and cash equivalents—end of period	$740,324	$502,584

Supplemental disclosure of non-cash financing activities

The Company converted $225,175 of accrued interest and rent into long-term debt during 2006.

See accompanying notes to financial statements

ENTECH, INC.
Notes to Financial Statements

Note 1—Liquidity

These financials are presented on the basis that the Company will continue as a going-concern. The going-concern concept contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The Company has suffered a loss from operations during the fifty-two week period ended September 24, 2006 and anticipates a loss during its 2007 fiscal reporting period, and has an accumulated deficit that raises substantial doubt about the Company’s ability to continue as a going-concern. The Company has historically financed operations and met capital expenditures requirements primarily through loans from stockholders and, to a lesser extent, the design and development of solar electric power application revenue. Management continues to raise capital through borrowings of debt. In addition, management is continuing to market its products domestically. However, there can be no assurances that the Company will be successful in these efforts. The financial statements do not include any adjustments that might result from the outcome of this going-concern uncertainty.

The Company needs additional financing to execute its business plan to enhance its Intellectual property rights, respond to competitive pressures, and develop complementary businesses or necessary technologies. The Company does not know whether it will be able to raise additional financing on favorable financing terms. If adequate funds are not available or are not available on acceptable terms, the Company’s ability to fund its operations and expand sales distribution network, or otherwise respond to competitive pressures will be significantly limited.

Note 2—Organization and Operations

The Company is engaged in the design, development and manufacture of photovoltaic concentrator systems for both space and terrestrial solar electric power applications. The Company is headquartered in Keller, Texas.

Fiscal Year

The Company’s fiscal year ends on the last Sunday in September. Fiscal 2006 consisted of the fifty-two weeks ended September 24, 2006 and fiscal 2005 consisted of the fifty-two weeks ended September 25, 2005.

Note 3—Summary Of Significant Accounting Policies

Revenue Recognition

The Company recognizes revenue on a fixed fee basis and recognized on the basis of the estimated percentage of completion. Each fixed fee contract has different terms, milestones and deliverables. The milestones and deliverables primarily relate to the work to be performed and the timing of the billing. At the end of each reporting period an assessment of revenue recognized on the percentage of completion milestones achieved criteria is made. If it becomes apparent that estimated costs will be exceeded or required milestones or deliverables will not have been obtained, an adjustment to revenue and/or costs will be made. The cumulative effect of revisions in estimated revenues and costs are recognized in the period in which the facts that give rise to the impact of any revisions become known.

Cost of sales on the Statements of Operations and Accumulated Deficit in this report are comprised of direct labor, indirect labor, and overhead costs associated with the Company’s contracts.

ENTECH, INC.
Notes to Financial Statements (Continued)

Note 3—Summary Of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The estimated useful lives are 5 years for machinery and equipment, and furniture and fixtures. Maintenance and repairs are charged to expense as incurred. Renewals and betterments which extend the useful lives of the assets are capitalized. The cost and accumulated depreciation related to assets sold or retired are removed from the accounts, and any gain or loss is reflected in operations.

Concentrations of Credit Risk

The Company may at times maintain cash balances in bank accounts in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC).

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Concentrations of credit risk with respect to trade accounts receivable are limited due to the number of customers comprising the Company’s customer base.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” which requires the use of the “liability method” of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the period in which the differences are expected to reverse. Valuation allowances are established, if necessary, to reduce deferred tax assets to an amount that will more likely than not be realized.

Allowance for Doubtful Accounts

Customer bad debts are charged to current operations under the allowance method of accounting. No allowance for bad debts is deemed necessary for accounts receivable as of September 24, 2006 and September 25, 2005 based on management’s assessment of the credit history of customers having outstanding balances and its current relationships with them.

Use of Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from those estimates.

ENTECH, INC.
Notes to Financial Statements (Continued)

Note 3—Summary Of Significant Accounting Policies (Continued)

Fair Value of Financial Instruments

The carrying value of accounts receivable, accounts payable and accrued expenses approximate their respective fair values due to their short maturities.

Note 4—Property and Equipment

Property and equipment at September 24, 2006 and September 25, 2005 consists of the following:

	September 24,	September 25,
	2006	2005
Machinery and equipment	$70,670	$34,461
Furniture and fixtures	108,709	28,257
	179,379	62,718
Less accumulated depreciation	(174,457)	(59,861)
Net property and equipment	$4,922	$2,857

Depreciation expense on property and equipment during the fifty-two week periods ended September 24, 2006 and September 25, 2005 were approximately $2,600 and $3,200, respectively.

Note 5—Long-Term Debt—Stockholders

As of September 24, 2006 and September 25, 2005 long-term debt consisted of the following:

	2006	2005
Note payable to a stockholder, payable in monthly principal installments of $5,000, interest at 6.5% is deferred until maturity, January 2007, unsecured.	$20,000	$80,000
Note payable to a stockholder, payable in full, along with accrued interest at 6.5%, in October 2005, unsecured. Note was paid in full in October 2005.	—	130,000
Notes payable to a stockholder, payable in full, along with deferred interest at 8.5%, on dates ranging from July 2005 through October 2005, unsecured. During 2006 these notes and all accrued interest and accrued rent were rolled into the note below (due May 2011).	—	260,000
Note payable to a stockholder, payable in full, along with accrued interest at 8.0%, May, 2011, unsecured.	735,276	—
Note payable to a stockholder, payable in full, June 2009, interest at 9.25% (prime rate plus 1.0%) due monthly, unsecured.	122,436	—
Total Long-Term Debt	877,712	470,000
Less: Current portion of long-term debt	20,000	190,000
Long-Term Debt, net of current portion	$857,712	$280,000

ENTECH, INC.
Notes to Financial Statements (Continued)

Note 5—Long-Term Debt—Stockholders (Continued)

Maturities of notes payable over subsequent years are as follows:

2007	$20,000
2008	—
2009	122,436
2010	—
2011	735,276
Total Long-Term Debt	$877,712

Note 6—Employee Benefit Plan

The Company has a 401(k) Profit Sharing Plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement upon meeting length of service requirements. Employees can elect to defer the maximum allowable by law under I.R.C. Section 402(g) to the Plan. The Company makes discretionary matching contributions. The Company made $17,481 and $18,870 in discretionary matching contributions for the fifty-two week periods ended September 24, 2006 and September 25, 2005, respectively.

Note 7—Income Taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Deferred taxes at September 24, 2006 and September 25, 2005 were as follows:

	2006	2005
Net operating loss carryforward	$999,196	$946,672
Deferred interest	12,835	73,745
Accrued vacation payable	96,769	80,993
Gross deferred tax asset	1,108,800	1,101,410
Valuation allowance	(1,108,800)	(1,101,410)
Net deferred tax asset	$—	$—

Under provisions of the Internal Revenue Code, substantial changes in the Company’s ownership may limit the amount of net operating loss carryforwards, which can be used in future years. The Company has net operating loss carryforwards of approximately $2,900,000 for federal purposes that expire at various times through 2026.

ENTECH, INC.
Notes to Financial Statements (Continued)

Note 8—Major Customer

During fiscal 2006 and 2005, the Company had one major customer. Sales to this customer were approximately 79% and 84% of total sales for the fifty-two week periods ended September 24, 2006 and September 25, 2005, respectively.

Note 9—Contingencies

From time to time, the Company may be subject to certain claims and legal actions arising in the ordinary course of business.

Note 10—Leases

Non-Cancelable Operating Leases

The Company is committed under a three-year non-cancelable operating lease with certain stockholders, expiring July 1, 2009, for the Company’s headquarters. Under the lease, the Company is responsible for payment of its share of utilities and other operating expenses related to the property. Monthly payments under the current leases are approximately $4,500. Rent expense for each of the fifty-two week periods ended September 24, 2006 and September 25, 2005 was $54,000.

The following is a schedule by years of approximate future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of September 24, 2006:

For the Years Ending
2007	$54,000
2008	54,000
2009	40,500
$148,500

Note 11—Stand Still Fee

On June 30, 2006 a letter of intent was entered into for the proposed acquisition of all of the outstanding stock of the Company. In relation to this agreement the Company received a $500,000 stand still fee to secure negotiating rights for a period of six months.

ENTECH, INC.
CONTENTS
MARCH 25, 2007

ENTECH, INC.
Balance Sheet
March 25, 2007
(UNAUDITED)

ASSETS
Current Assets
Cash and cash equivelants	$321,456
Accounts receivable	140,000
Employee Advances	2,059
Total Current Assets	463,515
Property and Equipment, Net	4,161
Total Assets	$467,676
LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities
Accounts payable	$83,360
Accrued compensation	297,726
Accrued other	27,568
Total Current Liabilities	408,654
Long-Term Liabilities
Long-term debt—stockholders	857,712
Accrued interest—stockholders	52,860
Total Liabilities	1,319,226
Commitments and contingencies	—
Stockholder’s Deficiency
Common Stock, $.01 par value, 1,000,000 shares authorized; 122,425 shares issued and outstanding	1,224
Additional paid-in capital	2,703,223
Accumulated Deficit	(3,555,997)
Total Stockholders’ Deficit	(851,550)
Total Liabilities and Stockholders’ Deficiency	$467,676

See notes to financial statements

ENTECH, INC.
Statements of Operations
(UNAUDITED)

	For the Three Months Ended
	March 25, 2007	March 26, 2006
Sales	$149,021	$531,754
Cost of Sales	112,255	260,487
Gross Profit	36,766	271,267
General and Administrative Expenses	236,168	175,141
Operating Income (Loss)	(199,402)	96,126
Other Income (Expense)
Interest income	3,158	1,349
Interest expense	(16,450)	(13,828)
Total Other Income (Expense)	(13,292)	(12,479)
Income (Loss) Before Provision for Taxes	(212,694)	83,647
Provision for Income Taxes	—	—
Net Income (Loss)	$(212,694)	$83,647

See notes to financial statements

ENTECH, INC.
Statements of Cash Flows
(UNAUDITED)

	For the Three Months Ended
	March 25,	March 26,
	2007	2006
Cash flows from operating activities
Net income (loss)	$(212,694)	$83,647
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	454	734
(Increase) decrease in operating assets:
Accounts receivable	(130,000)	(128,276)
Cost in excess of billings	102,765	32,560
Employee advances and other receivables	(795)	(246)
Increase (decrease) in operating liabilities
Accounts payable	27,296	114,617
Accrued liabilities	(5,240)	4,227
Billings in excess of cost	—	—
Net cash provided by (used in) operating activities	(218,214)	107,263
Cash flows from investing activities
Purchases of property and equipment	—	(4,047)
Cash flows from financing activities
Borrowings under long-term debt—stockholders	4,298	13,828
Payments under long-term debt—stockholders	—	(15,000)
Net cash provided by (used in) financing activities	4,298	(1,172)
Net increase in cash and cash equivalents	(213,916)	102,044
Cash and cash equivalents—beginning of period	535,372	437,118
Cash and cash equivalents—end of period	$321,456	$539,162

See notes to financial statements

ENTECH, INC
NOTES TO BALANCE SHEET
MARCH 25, 2007

NOTE 1—LIQUIDITY

These financial statements are presented on the basis that the Company will continue as a going-concern. The going-concern concept contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. The Company has suffered a loss from operations during the three month period ended March 25, 2007 and has an accumulated deficit that raises a substantial doubt about the Company’s ability to continue as a going-concern.. The Company has historically financed operations and met capital expenditures requirements primarily through loans from stockholders and, to a lesser extent, the design and development of solar electric power application revenue. Management continues to raise capital through borrowings of debt. In addition, management is continuing to market its products domestically. However, there can be no assurances that the Company will be successful in these efforts. The financial statements do not include any adjustments that might result from the outcome of this going-concern uncertainty.

The Company needs additional financing to execute its business plan to enhance its Intellectual property rights, respond to competitive pressures, and develop complementary businesses or necessary technologies. The Company does not know whether it will be able to raise additional financing on favorable financing terms. If adequate funds are not available or are not available on acceptable terms, the Company’s ability to fund its operations and expand its sales distribution network, or otherwise respond to competitive pressures will be significantly limited.

NOTE 2—ORGANIZATION AND OPERATIONS

The Company is engaged in the design, development and manufacture of photovoltaic concentrator systems for both space and terrestrial solar electric power applications. The Company is headquartered in Keller, Texas.

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

The Company recognizes revenue on a fixed fee basis and recognized on the basis of the estimated percentage of completion. Each fixed fee contract has different terms, milestone and deliverables. The milestones and deliverables primarily relate to the work to be performed and the timing of the billing. At the end of each reporting period an assessment of revenue recognized on the percentage of completion milestones achieved criteria is made. If it becomes apparent that estimated costs will be exceeded or required milestones or deliverables will not have been obtained, an adjustment to revenue and/or costs will be made. The cumulative effect of revisions in estimated revenues and costs are recognized in the period in which the facts that give rise to the impact of any revisions become known.

Cost of sales is comprised of direct labor, indirect labor and overhead costs associated with the Company’s contracts.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

ENTECH, INC
NOTES TO BALANCE SHEET (Continued)
MARCH 25, 2007

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. The estimated useful lives are 5 years for machinery and equipment, and furniture and fixtures. Maintenance and repairs are charged to expense as incurred. Renewals and betterments which extend the useful lives of the assets are capitalized. The cost and accumulated depreciation related to assets sold or retired are removed from the accounts, and any gain or loss is reflected in operations.

CONCENTRATIONS OF CREDIT RISK

The Company may at times maintain cash balances in bank accounts in excess of the amounts insured by the Federal Deposit Insurance Corporation (FDIC). Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Concentrations of credit risk with respect to trade accounts receivable are limited due to the number of customers comprising the Company’s customer base.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” which requires the use of the “liability method” of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, if necessary, to reduce deferred tax assets to an amount that will more likely than not be realized.

ALLOWANCE FOR UNCOLLECTABLE ACCOUNTS

Customer bad debts are charged to current operations under the allowance method of accounting. No allowance for bad debts is deemed necessary for accounts receivable as of March 25, 2007 based on management’s assessment of the credit history of customers having outstanding balances and its current relationships with them.

USE OF ESTIMATES

Management uses estimates and assumptions in preparing this financial statement in accordance with U.S. generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of accounts receivable, accounts payable and accrued expenses approximate their respective fair values due to their short maturities.

ENTECH, INC
NOTES TO BALANCE SHEET (Continued)
MARCH 25, 2007

NOTE 4—LONG-TERM DEBT—STOCKHOLDERS’

As of March 25, 2007 long-term debt consisted of the following:

Note payable to a stockholder, payable in full, along with deferred interest at 8.0%, in May, 2011, unsecured.	$735,276
Note payable to a stockholder, payable in full in June 2009, interest at prime plus 1.0% due monthly, unsecured.	122,436
Total Long-Term Debt	$857,712

Maturities of notes payable over subsequent years are as follows:

2008	$—
2009	—
2010	122,436
2011	—
2012	735,276
Total Long-Term Debt	$857,712

NOTE 5—EMPLOYEE BENEFIT PLAN

The Company has a 401(k) Profit Sharing Plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement upon meeting length of service requirements. Employees can elect to defer the maximum allowable by law under I.R.C. Section 402(g) to the Plan. The Company makes discretionary matching contributions.

NOTE 6—FEDERAL INCOME TAXES

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Deferred tax assets at March 25, 2007 amounted to approximately $1.1 million, with a 100% valuation allowance against it, were substantially attributable to federal net operating losses.

Under provisions of the Internal Revenue Code, substantial changes in the Company’s ownership may limit the amount of net operating loss carryforwards, which can be used in future years. The Company has net operating loss carryforwards of approximately $2,800,000 for federal purposes that expire at various times through 2026.

ENTECH, INC
NOTES TO BALANCE SHEET (Continued)
MARCH 25, 2007

NOTE 7—MAJOR CUSTOMER

During the period ended March 25, 2007, the Company had one major customer, sales to which exceeded 84% of the Company’s total sales. This customer also accounted for 88% of the Company’s accounts receivable at March 25, 2007.

NOTE 8—COMMITMENT AND CONTINGENCIES

The Company leases its office facilities from a related party under an operating lease expiring June 1, 2009 with monthly payments of approximately $4,500.

From time to time, the Company may be subject to certain claims and legal actions arising in the ordinary course of business.

NOTE 9—POTENTIAL SALE

On May 25, 2007 a letter of intent was entered into for the proposed acquisition of all of the outstanding stock of the Company from the stockholders by an unrelated third party. In relation to this agreement, as subsequently amended, the stockholders received a $500,000 “break-up fee” to secure negotiating rights until October 15, 2007.

APPENDIX A

AUDIT COMMITTEE CHARTER
WORLDWATER & POWER CORP.

PURPOSE

The primary purpose of the Audit Committee (the “COMMITTEE”) is to assist the Board of Directors (“BOARD”) in fulfilling its responsibilities to oversee management’s conduct of the Company’s financial reporting process, including oversight of the following:

1.                The financial reports and other financial information provided by the Company to any governmental or regulatory body, and the public or others.

2.                The Company’s system of internal accounting and financial controls.

3.                The annual independent audit of the Company’s financial statement.

4.                The Company’s interim financial statements and communications associated with this information.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it shall have full and direct access to the independent auditors as well as anyone in the Company. The Board and the Audit Committee are to represent the Company’s stockholders. Accordingly, the independent auditors are accountable to the Board and the Audit Committee.

MEMBERSHIP

The Committee shall be comprised of not less than two members of the Board. The members will be appointed annually by the Board. Only independent directors will serve on the Committee. An independent director is free of any relationship that could influence his or her judgment as a Committee member. An independent director may not be associated with a major vendor to, or customer of, the Company.

All members of the Committee must be financially literate or become so within a reasonable period of time after appointment to the Committee. In addition, at least one member will have accounting or related financial management expertise.

GENERAL RESPONSIBILITIES

In performing its oversight responsibilities, the Committee shall do the following:

1.                The Committee provides open avenues of communication between the independent accountant and the Board of Directors.

2.                The Committee must report Committee actions to the full Board of Directors and may make appropriate recommendations.

3.                The Committee has the power to conduct or authorize investigations into matters within the Committee’s scope of responsibilities. The Committee is authorized to retain independent counsel, accountants or others it needs to assist in an investigation.

4.                The Committee meets in conjunction with each regularly schedule meeting of the Board of Directors, or more frequently as circumstances require.

5.                The Committee may ask members of management or others to attend the meeting and is authorized to receive all pertinent information from management.

6.                The Committee will do whatever else the law, the Company’s charter or bylaws or the Board of Directors require.

KEY RESPONSIBILITIES FOR ENGAGING INDEPENDENT ACCOUNTANTS

1.                The Committee will select the independent accountants for company audits, subject to approval by the Board of Directors. The Committee also will review and set any fees paid to the independent accountants and review and approve dismissal of the independent accountants.

2.                The Committee will confirm and assure the independence of the independent accountant, including a review of management consulting services provided by the independent accountant and the fees paid for them.

3.                The Committee will consider, in consultation with the independent accountant the audit scope and procedural plans made by them.

4.                The Committee will listen to management and the primary independent auditor if either thinks there might be a need to engage additional auditors. The Committee will decide whether to engage an additional firm and, if so, which one.

5.                Review with the independent accountants all communications required by appropriate regulatory entities.

RESPONSIBILITIES FOR REVIEWING THE ANNUAL EXTERNAL AUDIT AND THE  QUARTERLY AND ANNUAL FINANCIAL STATEMENTS

1.                The Committee will ascertain that the independent accountant views the Board of Directors as its client, that it will be available to the full Board of Directors at least annually and that it will provide the Committee with a timely analysis of significant financial reporting issues.

2.                The Committee will ask management and the independent accountant about significant risks and exposures and will assess management’s steps to minimize them.

3.                The Committee will review the following with the independent accountant:

a.                  The adequacy of the Company’s internal controls, including computerized information system controls and security.

b.                 Any significant findings and recommendations made by the independent accountant with management’s responses to them.

4.                Shortly after the annual examination is completed, the Committee will review the following with management and the independent accountant:

a.                  The Company’s annual financial statements and related footnotes.

b.                 The independent accountant’s audit of and report on the financial statements.

c.                  The auditor’s qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosures and how aggressive (or conservative) the accounting principles and underlying estimates are.

d.                 Any serious difficulties or disputes with management encountered during the course of the audit.

e.                  Anything else about the audit procedures of findings that GAAS requires the auditors to discuss with the Committee.

5.                The Committee will review annual filings with the SEC and other published documents containing the company’s financial statements and will consider whether the information in the filings is consistent with the information in the financial statements.

6.                The Committee will review the interim financial reports with management and the independent accountant before those interim reports are released to the public or filed with the SEC or other regulators.

BUSINESS CONDUCT

1.                Review and update the Committee’s charter annually.

2.                Review policies and procedures covering officers’ expense accounts and perquisites, including their use of corporate assets and consider the results of any review of those areas by the independent accountant.

3.                Review with the Company’s general counsel and others any legal, tax, or regulatory matters that may have a material effect on the organization’s operational or financial statements, compliance policies and programs and reports from regulators.

4.                Meet with the independent accountant and management in separate executive sessions to discuss any matters that these groups believes should be discussed privately with the Committee.

5.                Review transactions with the Company in which the Directors or Officers of the Company have an interest.

The Audit Committee serves in an oversight capacity and as such does not determine or provide opinions on the completeness, accuracy or adherence to generally accepted accounting principles of the Company’s financial statements.

AUDIT COMMITTEE’S REPORT FOR 2006

The Audit Committee of the Board of Directors, comprised of two independent directors, held four meetings during the year. The Audit Committee met with the independent public accountants and management to assure that all were carrying out their respective responsibilities. The Committee reviewed the performance and fees of the independent public accountants prior to recommending their appointment, and met with them to discuss the scope and results of their audit work, including the adequacy of internal controls and the quality of the financial reporting.

The Committee discussed with the independent public accountants their judgments regarding the quality and acceptability of the Company’s accounting principles, the clarity of its disclosures and the degree of aggressiveness or conservatism of its accounting principles and the underlying estimates. The Committee discussed with and received a letter from the independent public accountants confirming their independence. The independent public accountant had full access to the Committee, including regular meetings without management present. Additionally, the Committee reviewed and discussed the audited financial statements with management and recommended to the Board of Directors that these financial statements be included in the Company’s Form 10-KSB filing with the Securities and Exchange Commission.

The foregoing audit committee report shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any past or future filing under the securities act or the exchange act, except to the extent the company specifically incorporates it by reference into such filing.

AUDIT COMMITTEE
Dr. Davinder Sethi
Joseph Cygler
Lange Schermerhorn

APPENDIX B

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

The compensation of our executive officers is determined by the Compensation Committee of our board on an annual basis. Our Compensation Committee considers all elements of compensation in making its determinations.

With respect to those executive officers who do not serve on our board, our Compensation Committee also considers the recommendations of our Chairman of the Board and Chief Executive Officer. The principal elements of compensation for our executive officers are base salary, cash bonuses and stock incentives and stock options.

We have previously relied and intend to continue to rely heavily on stock options to provide incentive compensation to our executive officers and other key employees and to align their interests with those of our stockholders. In that regard, stock options were granted to all of our officers (other than the chief executive officer) during the year. All of these options are exercisable at fair market value.

The Compensation Committee does not have a written charter.

SUBMITTED BY

COMPENSATION COMMITTEE

Davinder Sethi, Lange Schermerhorn and Joseph Cygler

B-1

APPENDIX C

May 25, 2007

ENTECH, Inc.
Attention: Chairman
1077 Chisolm Trail
Keller, Texas  76248

Gentlemen:

WorldWater & Power Corp., a Delaware corporation (the “Company”), has had discussions with ENTECH, Inc., a Delaware corporation (the “Target”), regarding the acquisition of the Target though a merger of the Target with and into a wholly-owned subsidiary of the Company (“Merger Corp.” and, together with the Company, the “Purchaser”). This letter (this “Letter of Intent”) outlines the terms of the acquisition that will serve as a basis for a definitive agreement evidencing such acquisition (the “Transaction”).

I.                   Non-Binding Provisions

The following provisions of this Section I are understood by the Company and the Target to only serve as a basis for proceeding to negotiate a binding and definitive agreement with respect to the Transaction, and they are not binding or enforceable obligations of the parties hereto.

1.    Structure.   The Target, Merger Corp. and the Company intend that the Transaction be structured as a merger (the “Merger”) of the Target with and into Merger Corp., in accordance with the Delaware General Corporation Law, with Merger Corp. to be the surviving entity. For federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

2.    Principal Business Terms.   The principal business terms of the Transaction are set forth on Schedule A hereto.

3.    Definitive Agreement; Closing.   The objective of this Letter of Intent is the execution and consummation of a formal and definitive agreement and plan of merger (the “Definitive Agreement”) prepared by the Company’s counsel reflecting the foregoing provisions and including other terms and provisions that are customary in transactions of this type. The Definitive Agreement will contain, among other things, provisions reflecting the terms on Schedule A hereto, customary and appropriate representations, warranties and covenants of the parties, closing conditions and other matters mutually agreeable to all parties. The conditions to the parties’ obligation to close shall include, without limitation, the following:

(a)    Approval of appropriate regulatory agencies;

(b)   Execution and delivery of mutually agreeable employment agreements between Merger Corp. and each of Walter J. Hesse, Mark J. O’Neill, Robert R. Walters, and A.J. McDanal (collectively, the “Founders”) and between Merger Corp. and Don Spears; and

(c)    The Company shall have amended its Certificate of Incorporation to increase its authorized capital to 400,000,000 shares of common stock, $.001 par value per share (“Common Stock”).

The Purchaser wishes to consummate the proposed transaction as soon as feasible and has already instructed its counsel to prepare the Definitive Agreement in accordance with the foregoing. It is anticipated that closing of the Transaction will take place on July 16, 2007, or as soon as reasonably possible after the execution of the Definitive Agreement.

4.    Escrow.   The Purchaser shall withhold from the consideration payable to the Target’s stockholders pursuant to the Definitive Agreement cash in an amount equal to $147,000 and shares of Common Stock having a value, as of the closing, of $353,000 (such cash and shares being referred to herein as the “Hold-Back Amount”). The Hold-Back Amount shall be held pursuant to the terms of an escrow agreement (the “Escrow Agreement”) with an escrow agent (the “Escrow Agent”) mutually agreeable to the Target and the Purchaser, for a period of one year after the closing. The Hold-Back Amount may be released to the Company to satisfy indemnity obligations of the Target pursuant to the Definitive Agreement, or to the Founders, acting collectively as representatives of the stockholders of the Target (in such capacity, the “Stockholders Representatives”). The cash portion of the Hold-Back Amount shall be invested in such instruments as the Company and the Stockholders Representatives mutually agree, and all money earned as a result of such investments will become part of the Hold-Back Amount and will be subject to the Escrow Agreement.

5.    Conduct of Business Before Closing.   During the period before the closing, the Target shall conduct its operations in the ordinary and usual course of business, consistent with past and current practices, and shall use its best efforts to maintain and preserve intact its business organization and goodwill, to retain the services of its key officers and employees and to maintain satisfactory relationships with all persons having business relationships with the Target. The Target shall not (a) declare, pay, or set aside for payment any dividend or distribution with respect to its capital stock or (b) make any loan or advance to any shareholder, officer, director or employee or (c) redeem, purchase or otherwise acquire or sell or grant any of its capital stock for securities or any right to acquire such capital stock or securities or (d) increase the compensation of, or pay or accrue any bonus to, any employee other than in accordance with past established practices.

II.              Binding Provisions

The following provisions of this Section II are understood by the Company and the Target to constitute the legally binding and enforceable agreement of the Company and the Target.

1.    Access.   During the period before the closing of the Transaction, the Target shall afford to the Purchaser and its officers, employees, accountants, counsel and other authorized representatives full access to and the right to inspect, review and make copies, as appropriate, of the Target’s assets, properties, books, contracts, commitments and records, view its physical properties and communicate with key employees and customers and suppliers of the Target on a basis reasonably satisfactory to the Purchaser. The Target will furnish or use its best efforts to cause its representatives to furnish promptly to the Purchaser such additional financial and operating data and other documents and information related to the business and properties of Target as the Purchaser or its representatives may from time to time reasonably request.

2.    Exclusivity.   In consideration of the Purchaser’s commitment to expend significant time, effort and expense to consummate the Transaction, from and after the date of this Letter of Intent, the Target agrees not to solicit or respond favorably to any solicitation from, or otherwise enter into negotiations or reach any agreement with, any person or entity other than the Company regarding the merger or consolidation of the Target, the sale of any or all of the assets of the Target or the sale of any of the capital stock of the Target before the earlier of (a) the execution and delivery of the Definitive Agreement or (b) August 31, 2007.

3.    Break-Up Fee.   Upon full execution of this Letter of Intent, the Company will deliver $500,000 in cash to Hallett & Perrin, P.C., counsel to the Target, and held by such firm in its trust account for the benefit of the Target’s stockholders (the “Break-Up Fee”). If the Merger is consummated on or before August 31, 2007, the Break-Up Fee will be applied to, and constitute a portion of, the consideration paid to the Target’s stockholders in connection with the Transaction. If the Merger is not consummated on or before August 31, 2007 for any reason other than a breach by the Target of its obligations under the Definitive Agreement or its breach of Section II.2. of this Letter of Intent, the Break-Up Fee will be released to the Target for distribution to the Stockholders.

[remainder of page intentionally left blank]

If the foregoing proposal is satisfactory to you, please so indicate by signing this Letter of Intent or a counterpart in the space provided below and returning it to the address listed above. If you have not signed and returned this Letter of Intent on or before 5:00 pm, EST, Thursday, May 24, 2007, this Letter of Intent shall expire and be of no further force and effect.

Very truly yours,
WORLDWATER & POWER CORP.
By:	/s/ QUENTIN T. KELLY
Chairman and CEO

AGREED AND ACCEPTED:
ENTECH, INC.
By:	/s/ ROBERT R. WALTERS
Robert R. Walters
Vice President of Corporate Business
Development and Marketing

SCHEDULE A

Principal Business Terms

The Definitive Agreement will contain the following terms and such other terms as the parties may mutually agree.

1.    Consideration.   The consideration payable to the Target’s stockholders (“Stockholders”), pursuant to the Definitive Agreement shall consist of:

(a)    $5,000,000 in cash, of which (i) $147,000 shall be withheld as part of the Hold-Back Amount and (ii) $500,000 will be satisfied by the release of the Break-Up Fee to the Stockholders.

(b)   That number of shares of the Company’s Common Stock (the “Shares”) having a value at the closing of the Transaction (the “Closing”) of $12,000,000, with such value to be based on the lower of (i) $.61 per share or (ii) the average of the per share closing prices of the Common Stock for the 10 full consecutive trading days ending 5 days prior to the date the Definitive Agreement is signed. Shares having a value of $353,000 as determined above shall be withheld as part of the Hold-Back Amount.

(c)    Up to an additional $5,000,000 in cash consideration (the “Earn-Out Consideration”) shall be payable by the Purchaser to the Stockholders. The Earn-Out Consideration shall be computed as an agreed-upon percentage of revenues of the Target’s business (as conducted by the Merger Corp.) following the Merger. The obligation to pay the Earn-Out Consideration shall survive until such time as the full amount of the Earn-Out Consideration has been paid.

2.    Payment of Liabilities at Closing.   At the Closing, the Purchaser will cause to be paid the following liabilities of the Target; provided that that aggregate amount of such payments by the Purchaser shall not exceed $1,500,000:

(a)    Principal amount, together with all unpaid interest on, the Target’s promissory note to Don Sable, II (estimated to be approximately $805,000 at July 8, 2007);

(b)   Principal amount, together with all unpaid interest on, the Target’s promissory note to the owners of the Target’s office building (estimated to be approximately $123,000 at July 8, 2007); and

(c)    Accrued paid time off (PTO) to the Target’s employees via Administaff (estimated to be approximately $284,000 at July 8, 2007).

3.    Purchase Price Adjustment.   If the Target’s aggregate liabilities excluding Permitted Liabilities (defined below) exceed $1,800,000 on the date of Closing (the “Closing Date”), the consideration payable by the Purchaser shall be adjusted post-closing by the amount of such excess. The term “Permitted Liabilities” shall mean liabilities that (a) were incurred with the consent of the Company, or (b) arise in connection with the sale of the Target’s products or the execution of a contract, purchase order or other agreement providing for the sale of the Target’s products or engineering, design and research services, or (c) arise in the ordinary course of the Target’s business as it is presently conducted, in each case, including those liabilities that are set forth on a schedule to the Definitive Agreement. The adjustment, if any, shall be based on the liabilities (less Permitted Liabilities) set forth in a Closing balance sheet to be prepared by the Purchaser within 60 days of the Closing Date, and shall be paid to the Purchaser out of the Hold-Back Amount in proportional amounts of cash and Common Stock.

4.    Registration of Shares.   At Closing, the Purchaser shall enter into a registration rights agreement with the Stockholders Representatives, pursuant to which the Purchaser shall covenant to cause a shelf registration statement covering the resale of the Shares by the Stockholders to be filed and declared effective as soon as practicable following the Closing and to cause such registration statement to remain effective for a mutually agreeable term. In addition, such agreement shall provide for one demand registration right and unlimited piggy-back registration rights for the Stockholders as a group.

5.    Indemnification.   The obligation of the Stockholders to indemnify the Purchaser for breaches of representations, warranties, covenants or other obligations of the Target contained in the Definitive Agreement shall be satisfied solely out of the Hold-Back Amount, and the maximum liability of the Stockholders with respect to such obligation shall not exceed $500,000 in the aggregate.

6.    Employment.   Immediately after Closing, Merger Corp. will be renamed ENTECH, Inc., and continue the Target’s ongoing business at the Target’s present location with the Target’s present benefits plan as administered by Administaff. The employment agreements between Merger Corp. and each of the Founders and Don Spears (each of the Founders and Don Spears being referred to as an “Employee”), shall:

(a)    have three-year terms;

(b)   provide that the nondisclosure, noncompetition and nonsolicitation provisions (“Restrictive Covenants”) contained therein will survive for not more than two years following any termination of employment pursuant to such agreements;

(c)    provide that the Restrictive Covenants shall automatically lapse upon any breach of such employment agreements by Merger Corp;

(d)   provide that in the event of termination of employment by Merger Corp. without cause (as defined therein) or by an Employee with good reason (as defined therein), such Employee will continue to receive compensation thereunder for the then remaining term of his agreement;

(e)    provide for the granting of incentive stock options to the Founders in mutually agreeable amounts;

(f)    provide for the payment to the Founders of $4,000,000 in aggregate incentive compensation, such amount to be allocated among the Founders as mutually agreed and to be computed as an agreed-upon percentage of revenues of the business of the Target (as conducted by Merger Corp.) following the Merger. The obligation to pay such incentive compensation shall survive, as to each Founder, until the earlier of such time as he has received the entire amount allocable to him or until his employment has been terminated (other than a termination of employment without cause or for good reason, in which case his right to receive such incentive compensation shall survive); and

(e)    contain such other terms as may be mutually agreeable.

The Restrictive Covenants in an employment agreement for any Employee shall supersede any corresponding or comparable covenants contained in the Definitive Agreement that are applicable to such Employee and, in the event of a termination of the Restrictive Covenants as to such Employee, such corresponding or comparable covenants contained in the Definitive Agreement shall automatically terminate, insofar as they apply to such person.

7.    Working Capital.   Promptly following Closing, the Company will provide to Merger Corp., as successor to the Target’s business, not less than $5,000,000 in cash as working capital for the purpose of commencing the manufacture of the Target’s solar concentrator systems.

APPENDIX D

WORLDWATER & POWER CORP.
FIFTH AMENDMENT AND RESTATEMENT OF
1999 INCENTIVE STOCK OPTION PLAN

ARTICLE I
Establishment, Purpose, and Duration

1.1   Establishment of the Plan.   WorldWater & Power Corp., a Delaware corporation (the “Company”), hereby establishes an incentive compensation plan for the Company and its subsidiaries to be known as the “Fifth Amendment and Restatement of 1999 Incentive Stock Plan”, as set forth in this document. Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in Section 2.1 herein. The Plan permits the grant of Incentive Stock Options, Non-qualified Stock Options and Restricted Stock.

The Plan was adopted by the Board of Directors of the Company on April 30, 1999, and became effective on June 17, 1999 (the “Effective Date’’). The Plan was amended in June 2001, in June 2003, in June 2004, in September 2006 and in July 2007.

1.2   Purpose of the Plan.   The purpose of the Plan is to promote the success of the Company and its subsidiaries by providing incentives to Key Employees that will promote the identification of their personal interest with the long-term financial success of the Company and with growth in shareholder value. The Plan is designed to provide flexibility to the Company including its subsidiaries, in its ability to motivate, attract, and retain the services of Key Employees upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.

1.3   Duration of the Plan.   The Plan shall commence on the Effective Date, as described in Section 1.1 herein, and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article XI herein, until June 16, 2009, at which time it shall terminate except with respect to Awards made prior to, and outstanding on, that date which shall remain valid in accordance with their terms.

ARTICLE II
Definitions

2.1   Definitions.   Except as otherwise defined in the Plan, the following terms shall have the meanings set forth below:

a.      “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

b.      “Agreement” means a written agreement implementing the grant of each Award signed by an authorized officer of the Company and by the Participant.

c.      “Award” means, individually or collectively, a grant under this Plan of Incentive Stock Options, Non-qualified Stock Options and Restricted Stock.

d.      “Award Date” or “Grant Date” means the date on which an Award is made by the Committee under this Plan.

e.      “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

f.       “Board” or “Board of Directors” means the Board of Directors of the Company, unless otherwise indicated.

g.      “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(i)    any Person (other than the Company, any Subsidiary, a trustee or other fiduciary holding securities under any employee benefit plan of the Company, or its Subsidiaries), who or which, together with all Affiliates and Associates of such Person, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or (ii) if, at any time after the Effective Date, the composition of the Board of Directors of the Company shall change such that a majority of the Board of the Company shall no longer consist of Continuing Directors; or (iii) if at any time, (1) the Company shall consolidate with, or merge with, any other Person and the Company shall not be the continuing or surviving corporation, (2) any Person shall consolidate with or merge with the Company, and the Company shall be the continuing or surviving corporation and, in connection therewith, all or part of the outstanding Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (3) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a subsidiary of any other Person, or (4) the Company shall sell or otherwise transfer 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons.

h.      “Code” means the Internal Revenue Code of 1986, as amended from time to time.

i.       “Committee” means the Board of Directors of the Company or committee established by the Board to administer the Plan  pursuant to Article III herein, all of the members of which shall be “non-employee directors” as defined in Rule 16b-3, as amended, under the Exchange Act or any similar or successor rule. There shall be no fewer than two, nor more than five, members on the Committee. Unless otherwise determined by the Board of Directors of the Company, the Compensation Committee shall constitute the Committee.

j.       “Company” means WorldWater & Power Corp., or any successor thereto as provided in Article XIII herein.

k.      “Continuing Director” means an individual who was a member of the Board of Directors of the Company on the Effective Date or whose subsequent nomination for election or re-election to the Board of Directors of the Company was recommended or approved by the affirmative vote of two-thirds of the Continuing Directors then in office.

l.       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

m.    “Fair Market Value” of a Share means the fair market value as determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose.

n.      “Incentive Stock Option” or “ISO” means an option to purchase Stock, granted under Article VI herein, which is designated as an incentive stock option and is intended to meet the requirements of Section 422A of the Code.

o.      “Key Employee” means an officer or other key employee of the Company or its Subsidiaries, who, in the opinion of the Committee, can contribute significantly to the growth and profitability of, or perform services of major importance to, the Company and its Subsidiaries.

p.      “Non-qualified Stock Option” or “NQSO” means an option to purchase Stock, granted under Article VI herein, which is not intended to be an Incentive Stock Option.

q.      “Option” means an Incentive Stock Option or a Non-qualified Stock Option.

r.      “Participant” means a Key Employee who is granted an Award under the Plan.

s.      “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is restricted, pursuant to Article VIII herein.

t.       “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

u.      “Plan” means the Amended WorldWater Corp. 1999 Incentive Stock Plan, as described and as hereafter from time to time amended.

v.      “Related Option” means an Option with respect to which a Stock Appreciation Right has been granted.

w.     “Restricted Stock” means an Award of Stock granted to a Participant pursuant to Article VII herein.

x.      “Stock” or “Shares” means the common stock of the Company.

y.      “Subsidiary” shall mean a corporation at least 50% of the total combined voting power of all classes of stock of which is owned by the Company, either directly or through one or more of its Subsidiaries.

ARTICLE III
Administration

3.1   The Committee.   Except as otherwise reserved for consideration and approval by the Board of Directors, the Plan shall be administered by the Committee which shall have all powers necessary or desirable for such administration.

(a)   Subject to the provisions of the Plan, the Committee shall have the following plenary powers: (i) to establish, amend or waive rules or regulations for the Plan’s administration; (ii) except in those instances in which a dispute arises, to construe and interpret the Agreements and the Plan; and (iii) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

(b)   (1)   Subject to the provisions of the Plan, the Committee shall have the following qualified powers that shall be subject to approval, amendment and modification by the Board of Directors: (i) to determine the terms and conditions upon which the Awards may be made and exercised; (ii) to determine all terms and provisions of each Agreement, which need not be identical; (iii) to construe and interpret the Agreements and the Plan in the event of a dispute between the Participant and the Committee; and (iv) to accelerate the exercisability of any Award or the termination of any Period of Restriction.

(2)   In approving the Committee’s determinations or other recommendations under (b)(1), the Board of Directors may make such amendments, modifications or qualifications as it deems in the best interest of the Company, and the Board shall provide specific instructions to the Committee for implementation of the same.

(3)   In its sole discretion, the Board of Directors may waive by resolution one or more of its approval rights under (b)(1) and authorize the Committee to proceed without seeking further approvals either on a case by case basis or permanently until further notice from the Board. Such waiver shall be communicated in writing to the Committee which shall maintain a permanent record of such waiver(s).

(c)   The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee, except as otherwise stated in paragraph 3.1(b).

3.2   Selection of Participants.   The Committee shall have the authority to grant Awards under the Plan, from time to time, to such Key Employees as may be selected by it. Each Award shall be evidenced by an Agreement.

3.3   Decisions Binding.   All determinations and decisions made by the Board or the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding.

3.4   Rule 16b-3 Requirements.   Notwithstanding any other provision of the Plan, the Board or the Committee may impose such conditions on any Award, and amend the Plan in any such respects, as may be required to satisfy the requirements of Rule 16b-3, as amended (or any successor or similar rule), under the Exchange Act.

3.5   Indemnification of Committee.   In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted or made hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company and its Subsidiaries.

3.6   Certain Determinations.   In connection with the Committee’s good faith determination of “Fair Market Value” as required herein, the Committee may, as guidance, take into consideration the book value of the Common Stock of the Company, the relationship between the traded price and book value of shares for financial institutions of similar size and similar operating results to the Company and its subsidiary bank, any reasonably recent trades of the Common Stock of the Company brought to the attention of the Committee and such additional relevant information as the Committee in its judgment deems necessary. In its sole discretion, the Committee may, but is not obligated to, consult with and/or engage an investment banker or other appropriate advisor to advise the Committee in connection with its good faith determination of “Fair Market Value” herein.

ARTICLE IV
Stock Subject to the Plan

4.1   Number of Shares.   Subject to adjustment as provided in Section 4.3 herein, the maximum aggregate number of Shares that may be issued pursuant to Awards made under the Plan shall not exceed 50,000,000.  No more than one-third of the aggregate number of such Shares shall be issued in connection with Restricted Stock Awards. Except as provided in Sections 4.2 herein, the issuance of Shares in connection with the exercise of, or as other payment for Awards, under the Plan shall reduce the number of Shares available for future Awards under the Plan.

4.2   Lapsed Awards or Forfeited Shares.   If any Award granted under this Plan (for which no material benefits of ownership have been received, including dividends) terminates, expires, or lapses for any reason other than by virtue of exercise of the Award, or if Shares issued pursuant to Awards (for which no material benefits of ownership have been received, including dividends) are forfeited, any Stock subject to such Award again shall be available for the grant of an Award under the Plan.

4.3   Capital Adjustments.   The number and class of Shares subject to each outstanding Award, the Option Price and the aggregate number and class of Shares for which Awards thereafter may be made shall be subject to such adjustment, if any, as the Committee in its sole discretion deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Company.

ARTICLE V
Eligibility

Persons eligible to participate in the Plan include all employees of the Company and its Subsidiaries who, in the opinion of the Committee, are Key Employees, and directors and consultants.

ARTICLE VI
Stock Options

6.1   Grant of Options.   Subject to the terms and provisions of the Plan, Options may be granted to Key Employees at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Shares subject to Options granted to each Participant, provided, however, that the aggregate Fair Market Value (determined at the time the Award is made) of Shares with respect to which any Participant may first exercise ISOs granted under the Plan during any calendar year may not exceed $100,000 or such amount as shall be specified in Section 422A of the Code and rules and regulation thereunder.

6.2   Option Agreement.   Each Option grant shall be evidenced by an Agreement that shall specify the type of Option granted, the Option Price (as hereinafter defined), the duration of the Option, the number of Shares to which the Option pertains, any conditions imposed upon the exercisability of Options in the event of retirement, death, disability or other termination of employment, and such other provisions as the Committee shall determine. The Agreement shall specify whether the Option is intended to be an Incentive Stock Option within the meaning of Section 422A of the Code, or Nonqualified Stock Option not intended to be within the provisions of Section 422A of the Code.

6.3   Option Price.   The exercise price per share of Stock covered by an Option (“Option Price”) shall be determined by the Committee subject to the following limitations. The Option Price shall not be less than 100% of the Fair Market Value of such Stock on the Grant Date. An ISO granted to an employee who, at the time of grant, owns (within the meaning of Section 425(d) of the Code) Stock possessing more than 10% of the total combined voting power of all classes of Stock of the Company, shall have an Option Price which is at least equal to 110% of the Fair Market Value of the Stock.

6.4   Duration of Options.   Each Option shall expire at such time as the Committee shall determine at the time of grant provided, however, that no ISO shall be exercisable later than the tenth (10th) anniversary date of its Award Date.

6.5   Exercisability.   Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine, which need not be the same for all Participants. No Option, however, shall be exercisable until the expiration of at least six months after the Award Date, except that such limitation shall not apply in the case of death or disability of the Participant.

6.6   Method of Exercise.   Options shall be exercised by the delivery of a written notice to the Company in the form prescribed by the Committee setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price shall be payable to the Company in full either in cash, by delivery of Shares of Stock valued at Fair Market Value at the time of exercise, delivery of a promissory note (in the Committee’s discretion) or by a combination of the foregoing. As soon as practicable, after receipt of written notice and payment, the Company shall deliver to the Participant, stock certificates in an appropriate amount based upon the number of Options exercised, issued in the Participant’s name. No Participant who is awarded Options shall have rights as a shareholder until the date of exercise of the Options.

6.7   Restrictions on Stock Transferability.   The Committee shall impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under the applicable Federal securities law, under the requirements of the

National Association of Securities Dealers, Inc. or any stock exchange upon which such Shares are then listed and under any blue sky or state securities laws applicable to such Shares.

6.8   Nontransferability of Options.   No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

ARTICLE VII
Restricted Stock

7.1   Grant of Restricted Stock.   Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant shares of Restricted Stock under the Plan to such Participants and in such amounts as it shall determine. Participants receiving Restricted Stock Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services.

7.2   Restricted Stock Agreement.   Each Restricted Stock grant shall be evidenced by an Agreement that shall specify the Period of Restriction, the number of Restricted Stock Shares granted, and such other provisions as the Committee shall determine.

7.3   Transferability.   Except as provided in this Article VII and subject to the limitation in the next sentence, the Shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the termination of the applicable Period of Restriction or upon earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the Agreement. No shares of Restricted Stock shall be sold until the expiration of at least six months after the Award Date, except that such limitation shall not apply in the case of death or disability of the Participant. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant or his guardian or legal representative.

7.4   Other Restrictions.   The Committee shall impose such other restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

7.5   Certificate Legend.   In addition to any legends placed on certificates pursuant to Section 7.4 herein, each certificate representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

“The sale or other transfer of the Shares of Stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the 1999 Incentive Stock Plan of WorldWater Corp., in the rules and administrative procedures adopted pursuant to such Plan, and in an Agreement dated June 16, 1999. A copy of the Plan, such rules and procedures, and such Restricted Stock Agreement may be obtained from the Secretary of WorldWater & Power Corp.”

7.6   Removal of Restrictions.   Except as otherwise provided in this Article, Shares of Restricted Stock covered by each Restricted Stock Award made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction. Once the Shares are released from the restrictions, the Participant shall be entitled to have the legend required by Section 7.5 herein removed from his Stock certificate.

7.7   Voting Rights.   During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

7.8   Dividends and Other Distributions.   During the Period of Restriction, Participants holding shares of Restricted Stock granted hereunder shall be entitled to receive all dividends and other distributions paid with respect to those shares while they are so held. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability as the Shares of Restricted Stock with respect to which they were distributed.

7.9   Termination of Employment Due to Retirement.   Unless otherwise provided in the Agreement, in the event that a Participant terminates his employment with the Company or one of its Subsidiaries because of normal retirement (as defined in the rules of the Company in effect at the time), any remaining Period of Restriction applicable to the Restricted Stock Shares pursuant to Section 7.3 herein shall automatically terminate and, except as otherwise provided in Section 7.4 herein the Shares of Restricted Stock shall thereby be free of restrictions and freely transferable. Unless otherwise provided in the Agreement, in the event that a Participant terminates his employment with the Company because of early retirement (as defined in the rules of the Company in effect at the time), the Committee, in its sole discretion, may waive the restrictions remaining on any or all Shares of Restricted Stock pursuant to Section 7.3 herein and add such new restrictions to those Shares of Restricted Stock as it deems appropriate.

7.10   Termination of Employment Due to Death or Disability.   In the event a Participant’s employment is terminated because of death or disability during the Period of Restriction, any remaining Period of Restriction applicable to the Restricted Stock pursuant to Section 7.3 herein shall automatically terminate and, except as otherwise provided in Section 7.4 herein the shares of Restricted Stock shall thereby be free of restrictions and fully transferable.

7.11   Termination of Employment for Other Reasons.   Unless otherwise provided in the Agreement, in the event that a Participant terminates his employment with the Company for any reason other than for death, disability, or retirement, as set forth in Sections 7.9 and 7.10 herein, during the Period of Restriction, then any shares of Restricted Stock still subject to restrictions as of the date of such termination shall automatically be forfeited and returned to the Company.

ARTICLE VIII
Change in Control

In the event of a Change in Control of the Company, the Committee, as constituted before such Change in Control, in its sole discretion may, as to any outstanding Award, either at the time the Award is made or any time thereafter, take any one or more of the following actions: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such Award so that such Award may be exercised or realized in full on or before a date initially fixed by the Committee; (ii) provide for the purchase or settlement of any such Award by the Company, upon a Participant’s request, for an amount of cash equal to the amount which could have been obtained upon the exercise of such Award or realization of such Participant’s rights had such Award been currently exercisable or payable; (iii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iv) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation in such Change in Control.

ARTICLE IX
Modification, Extension and Renewals of Awards

Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Awards, or, if authorized by the Board, accept the surrender of outstanding Awards (to the extent not yet exercised) granted under the Plan and authorize the granting of new Awards pursuant to the Plan in substitution therefor, and the substituted Awards may specify a lower exercise price than the surrendered Awards, a longer term than the surrendered Awards or may contain any other provisions that are authorized by the Plan. The Committee may also modify the terms of any outstanding Agreement. Notwithstanding the foregoing, however, no modification of an Award, shall, without the consent of the Participant, adversely affect the rights or obligations of the Participant.

ARTICLE X
Amendment, Modification and Termination of the Plan

10.1   Amendment, Modification and Termination.   At any time and from time to time, the Board may terminate, amend, or modify the Plan. Such amendment or modification may be without shareholder approval except to the extent that such approval is required by the Code, pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or system on which the Stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto or under any other applicable laws, rules or regulations.

10.2   Awards Previously Granted.   No termination, amendment or modification of the Plan other than pursuant to Section 4.3 herein shall in any manner adversely affect any Award theretofore granted under the Plan, without the written consent of the Participant.

ARTICLE XI
Withholding

11.1   Tax Withholding.   The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, State and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of this Plan.

11.2   Stock Withholding.   With respect to withholding required upon the exercise of Nonqualified Stock Options, or upon the lapse of restrictions on Restricted Stock, or upon the occurrence of any other similar taxable event, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares of Stock having a Fair Market Value equal to the amount required to be withheld. The value of the Shares to be withheld shall be based on Fair Market Value of the Shares on the date that the amount of tax to be withheld is to be determined. All elections shall be irrevocable and be made in writing, signed by the Participant on forms approved by the Committee in advance of the day that the transaction becomes taxable.

ARTICLE XII
Successors

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE XIII
General

13.1   Requirements of Law.   The granting of Awards and the issuance of Shares of Stock under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or self regulatory organizations (i.e. exchanges) as may be required.

13.2   Effect of Plan.   The establishment of the Plan shall not confer upon any Key Employee any legal or equitable right against the Company, a Subsidiary or the Committee, except as expressly provided in the Plan. The Plan does not constitute an inducement or consideration for the employment of any Key Employee, nor is it a contract between the Company or any of its Subsidiaries and any Key Employee. Participation in the Plan shall not give any Key Employee any right to be retained in the service of the Company or any of its Subsidiaries.

13.3   Creditors.   The interests of any Participant under the Plan or any Agreement are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.

13.4   Governing Law.   The Plan, and all Agreements hereunder, shall be governed, construed and administered in accordance with and governed by the laws of the State of Nevada and the intention of the Company is that ISOs granted under the Plan qualify as such under Section 422A of the Code.

13.5   Severability.   In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

[FRONT OF PROXY CARD]

WORLDWATER & POWER CORP.
 BOARD OF DIRECTORS PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS AT
2:00 P.M.,                     , 2007

The undersigned stockholder of WorldWater & Power Corp. (the “COMPANY”) hereby appoints Quentin T. Kelly and Larry Crawford, or either of them, as proxies, each with full powers of substitution, to vote the shares of the undersigned at the above-stated Special Meeting and at any adjournment(s) thereof:

1.	TO APPROVE THE RE-ELECTION OF THE FOLLOWING NOMINEE FOR CLASS 1 DIRECTOR: LANGE SCHERMERHORN

☐ FOR the nominee listed above ☐ WITHHOLD authority to vote for the nominee listed above

2.	TO APPROVE THE ELECTION OF THE FOLLOWING NOMINEE FOR CLASS 1 DIRECTOR: REUBEN F. RICHARDS, JR.

☐ FOR the nominee listed above ☐ WITHHOLD authority to vote for the nominee listed above

3.	TO APPROVE THE ELECTION OF THE FOLLOWING NOMINEE FOR CLASS 1 DIRECTOR:
W. HARRISON WELLFORD, ESQ.

☐ FOR the nominee listed above ☐ WITHHOLD authority to vote for the nominee listed above

4.	TO APPROVE THE PROPOSED AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 275,000,000 TO 400,000,000:

☐ FOR ☐ AGAINST ☐ ABSTAIN

5.	TO APPROVE THE PROPOSED FIFTH AMENDMENT AND RESTATEMENT OF THE 1999 INCENTIVE STOCK OPTION PLAN:

☐ FOR ☐ AGAINST ☐ ABSTAIN

6.

TO APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY WITHOUT FURTHER APPROVAL FROM OUR STOCKHOLDERS:

☐ FOR ☐ AGAINST ☐ ABSTAIN

7.	TO APPROVE THE PROPOSED SELECTION OF AMPER, POLITZINER & MATTIA, P.C. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR 2007:

☐ FOR ☐ AGAINST ☐ ABSTAIN

8.	ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING; HEREBY REVOKING ANY PROXY OR PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED:

☐ FOR ☐ AGAINST ☐ ABSTAIN

(Please sign on the reverse side)

[BACK OF PROXY CARD]

(Continued from reverse side)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEMS (1), (2), (3), (4), (5), (6), and (7) THIS PROXY WILL BE VOTED “FOR” SUCH ITEMS. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (8). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

Receipt herewith of the Company’s Notice of Meeting and Proxy Statement, dated on or about                    , 2007, is hereby acknowledged.

Dated:	, 2007

(Signature of Stockholder(s))

(Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)

PLEASE SIGN, DATE AND MAIL TODAY.